UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

ARROW INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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ARROW INTERNATIONAL, INC.
2400 Bernville Road
Reading, Pennsylvania 19605

August 24, 2007

Dear Arrow Shareholders:

It is our pleasure to invite you to the Arrow International, Inc. 2007 Annual Meeting of Shareholders to be held on September 20, 2007, at 2:00 p.m., Eastern Time at the Philadelphia Marriott Downtown, 1201 Market Street, Philadelphia, PA 19107.

At the annual meeting, you will be asked to adopt the previously announced merger agreement pursuant to which Teleflex Incorporated has agreed to acquire Arrow International, Inc. in an all cash transaction valued at approximately $2 billion. The proposed transaction and merger agreement, which were unanimously approved by both companies’ boards of directors on July 20, 2007, provide for a cash payment to Arrow shareholders of $45.50 per share without interest for each outstanding share of their Arrow stock, representing a premium to shareholders of approximately 20 percent over Arrow’s closing share price on July 20, 2007, and a premium of approximately 38.6% over the closing price of our common stock on May 8, 2007, the last full trading day before the announcement of the Company’s decision to explore strategic alternatives.

This transaction and its value to Arrow shareholders reflect the great confidence Teleflex has in Arrow’s products, businesses, and people, and the excellent long-term potential of the combined company. We believe Teleflex is an excellent fit for Arrow and will enhance Teleflex’s ability to further support health provider customers around the world.

The Arrow board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

In addition, you are being asked at the annual meeting to elect seven directors to serve until the earlier of the consummation of the merger, or until their respective successors are duly elected and qualified. You are also being asked to approve adjournment or postponement of our 2007 Annual Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement. Further, you are being asked to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent accounting firm for the fiscal year ending August 31, 2007, and consider and vote upon a shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors.

YOUR VOTE IS VERY IMPORTANT regardless of the number of shares you own.

The Arrow board of directors unanimously recommends that you vote “FOR” the election of each Arrow nominee for director. The current board of directors initiated the process that led to the merger agreement with Teleflex, and while we expect the merger to be consummated on the first business day following satisfaction or waiver of the conditions to the merger, we believe this board should be reelected to manage any events which may arise following the 2007 Annual Meeting and prior to the consummation of the merger.

The Arrow board of directors unanimously recommends that you vote “FOR” ratification of the selection by the audit committee of the independent registered public accounting firm, and “FOR” the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies and “AGAINST” the shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors.

The accompanying notice of annual meeting and proxy statement provide additional information regarding the matters to be voted on at the annual meeting. Please read these materials carefully.

The matters to be voted on at the annual meeting, other than the election of the nominees for director, each require the affirmative vote of a majority of the votes cast by all shareholders present in person or by proxy at the annual meeting who are entitled to vote (assuming a quorum is present). The election of the nominees for director will be determined by a plurality of the votes cast by shareholders present in person or by proxy at the annual meeting who are entitled to vote (assuming a quorum is present).

Whether or not you plan to attend the annual meeting, once you have read the accompanying materials, please take the time to vote, sign, date and promptly return the enclosed WHITE proxy card in the enclosed postage-paid envelope.

Voting by proxy now will not affect your right to vote your Arrow shares in person if you choose to attend the annual meeting in person.

Note: If your shares are held by your bank, brokerage firm or other nominee, you must provide them instructions on how to vote on your behalf or they will be unable to vote your shares. Your broker, bank, or nominee will include a voting instruction card with this proxy statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your WHITE proxy card to your nominee and contact the person responsible for your account to ensure that a WHITE proxy card is voted on your behalf.

Remember, YOUR VOTE IS VERY IMPORTANT regardless of the number of shares you own.

If you have any questions or would like assistance in voting your shares of Arrow common stock, please call Morrow & Co., which is assisting the Company, toll-free at 1-800-662-5200.

Thank you for your continued support.

Very truly yours,

/s/ Philip B. Fleck
Philip B. Fleck
President and Chief Executive Officer

/s/ R. James Macaleer
R. James Macaleer
Chairman of the Board of Directors

THIS PROXY STATEMENT IS DATED AUGUST 24, 2007
AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT AUGUST 24, 2007.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be held on September 20, 2007
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
THE PARTIES TO THE MERGER
THE 2007 ANNUAL MEETING
PROPOSAL NO. 1: ADOPTION OF THE MERGER AGREEMENT
THE MERGER AGREEMENT
NO RIGHTS OF APPRAISAL OR DISSENTERS RIGHTS
PROPOSAL NO. 2: ELECTION OF DIRECTORS
PROPOSAL NO. 3: RATIFICATION OF SELECTION BY THE AUDIT COMMITTEE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 4: SHAREHOLDER PROPOSAL TO AMEND THE COMPANY’S BY-LAWS TO PROVIDE AN AGE LIMIT FOR DIRECTORS OF THE COMPANY
PROPOSAL NO. 5 : ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING
OTHER MATTERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
PENSION PLAN TABLE
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT
STOCK PRICE PERFORMANCE
CERTAIN TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ADDITIONAL INFORMATION
IMPORTANT

ARROW INTERNATIONAL, INC.
2400 Bernville Road
Reading, Pennsylvania 19605

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on September 20, 2007

To Our Shareholders:

The annual meeting of shareholders of Arrow International, Inc. (“Arrow,” “we” or the “Company”) will be held at the Philadelphia Marriott Downtown, 1201 Market Street, Philadelphia, PA 19107, on September 20, 2007, at 2:00 p.m., Eastern Time, for the following purposes:

(1) To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 20, 2007, among Teleflex Incorporated, AM Sub Inc. and Arrow International, Inc.;

(2) To elect seven directors to serve until the earlier of the consummation of the merger or until their respective successors are duly elected and qualified;

(3) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent accounting firm for the fiscal year ending August 31, 2007;

(4) To consider and vote upon a shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors of Arrow;

(5) To approve adjournment or postponement of our 2007 annual meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement; and

(6) To transact such other business, if any, as may properly come before the annual meeting or any adjournments thereof.

Only holders of record of our common stock as of the close of business on August 7, 2007 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. Please vote by marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Your vote is important, regardless of the number of shares of Arrow common stock you own. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed WHITE proxy card and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your WHITE proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, in favor of each of our nominees for director, in favor of the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, against the shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors of Arrow, in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of the board of directors on any other matters properly brought before the meeting for a vote.

If the annual meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened annual meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting.

The Arrow board of directors has unanimously determined that the merger agreement and the proposed merger are in the best interests of the Company and its shareholders and recommends that you vote “FOR” the adoption of the merger agreement. In addition, the Arrow board of directors unanimously recommends that you vote “FOR” the election of each of our nominees for director as proposed herein, “FOR” ratification of the selection by the audit committee of the independent registered public accounting firm, “AGAINST” the shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors of Arrow, and “FOR” the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

If you have any questions or would like assistance in voting your shares of Arrow common stock, please call Morrow & Co., which is assisting the Company, toll-free at 1-800-662-5200.

*** CAUTION ***

THE COMPANY HAS RECEIVED A NOTICE FROM THE ROBERT L. MCNEIL, JR. 1983 TRUST (THE “MCNEIL TRUST”) FOR THE NOMINATION OF ROBERT J. CAMPBELL, PAUL D. CHAPMAN, ROBERT W. CRUICKSHANK, ELEANOR F. DOAR, PAUL W. EARLE, GREGORY PLATT AND RICHARD T. NINER TO THE COMPANY’S BOARD OF DIRECTORS AT THE ANNUAL MEETING. IN ADDITION, IF PROPERLY PRESENTED, YOU WILL BE ASKED TO VOTE ON A SHAREHOLDER PROPOSAL FROM THE MCNEIL TRUST TO AMEND THE BY-LAWS OF THE COMPANY TO INSTITUTE AN AGE LIMIT ON MEMBERS OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS DOES NOT BELIEVE THAT EITHER THE NOMINATION OF THE MCNEIL TRUST’S NOMINEES NOR THE PASSAGE OF A UNIFORM AGE LIMIT FOR THE BOARD OF DIRECTORS IS IN THE BEST INTERESTS OF SHAREHOLDERS. THE BOARD URGES YOU TO VOTE AGAINST THE BY-LAW PROPOSAL AND NOT SIGN ANY PROXY CARDS SENT TO YOU BY THE MCNEIL TRUST. IF YOU HAVE PREVIOUSLY SIGNED A BLUE PROXY CARD SENT TO YOU BY THE MCNEIL TRUST, YOU CAN REVOKE IT BY MARKING, SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By Order of the Board of Directors,

/s/  John C. Long

John C. Long
Corporate Secretary of Arrow International, Inc.

August 24, 2007
Reading, Pennsylvania

SUMMARY TERM SHEET

The following summary highlights the material terms of the transaction described in this proxy statement. It may not contain all of the information that may be important in your consideration of the proposed merger. Accordingly, we encourage you to carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary term sheet includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (Page 13)

Arrow International, Inc. is a publicly traded Pennsylvania corporation, which we sometimes refer to in this proxy statement as we, the Company, or Arrow, and develops, manufactures and markets a broad range of clinically advanced, disposable catheters, heart assist devices and related products for critical and cardiac care.

Teleflex Incorporated is a publicly traded Delaware corporation, which we sometimes refer to in this proxy statement as Teleflex or Parent, and a diversified industrial company specializing in the design, manufacture and distribution of specialty-engineered products.

AM Sub Inc., which we sometimes refer to in this proxy statement as Sub, is a Pennsylvania corporation and a wholly owned subsidiary of Parent.

Whenever we refer to the merger agreement in this proxy statement, we are referring to the Agreement and Plan of Merger, dated as of July 20, 2007, among Arrow, Sub and Parent attached as Annex A to this proxy statement, and incorporated herein by reference, as the merger agreement may be amended from time to time. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

The Annual Meeting (Page 14)

Time, Place, Date and Purpose (page 14)

The annual meeting will be held on September 20, 2007, starting at 2:00 p.m., Eastern Time, at the Philadelphia Marriott Downtown, 1201 Market Street, Philadelphia, PA 19107.

At the annual meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Sub will be merged with and into Arrow, with Arrow continuing as the surviving corporation. Immediately following the merger, Arrow, as the surviving corporation, will become a privately held company, wholly owned by Parent. Parent will continue to be publicly traded. In addition, you will be asked to consider and vote upon the election of directors, ratification of the selection by the audit committee of the independent registered public accounting firm, the shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors of Arrow, and the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies.

Record Date; Shares Outstanding and Entitled to Vote; Quorum (Page 14)

Each holder of record of shares of Arrow common stock will have the right to one vote for each such share of common stock held. Only holders of shares of Arrow common stock of record at the close of business on August 7, 2007, the record date for the annual meeting, are entitled to notice of and to vote at the meeting. On the record date, 46,007,344 shares of Arrow common stock were outstanding and entitled to vote. The holders of a majority of the outstanding shares of Arrow’s common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the annual meeting.

Required Vote (Page 15)

Adoption of the merger agreement, ratification of the selection by the audit committee of the independent registered public accounting firm, the shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors of Arrow, and the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies each requires the affirmative vote of a majority of the votes cast by all shareholders present in person or by proxy at the annual meeting who are entitled to vote thereon. The director nominees will be elected by a plurality of the votes cast at the annual meeting.

Share Ownership of Directors and Executive Officers (Page 80)

As of the record date, the directors and current executive officers of Arrow beneficially owned in the aggregate (excluding options) approximately 16% of the outstanding shares of Arrow common stock.

Voting and Proxies (Page 15)

Any shareholder of record of the Company entitled to vote may submit a proxy by returning the enclosed WHITE proxy card by mail, or may vote in person by appearing at the annual meeting. If you intend to submit your proxy by mail it must be received by the Company prior to the commencement of the annual meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be included amongst the votes counted with respect to the adoption of the merger agreement.

Revocability of Proxy (Page 15)

If you have previously signed and returned a BLUE proxy card mailed to you by the McNeil Trust, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any BLUE McNeil Trust proxy card already sent by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided. Any shareholder of record of Arrow who executes and returns a proxy card may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with Arrow’s Secretary, prior to the vote at the annual meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy relating to the same shares such that the Company’s Secretary has actual receipt prior to the vote at the annual meeting; or

•	attending the annual meeting and voting in person by ballot.

Simply attending the annual meeting will not constitute revocation of a proxy. You must also vote your shares at the annual meeting. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

When the Merger Will be Completed (Page 10)

We are working to complete the merger as soon as possible. We expect that the merger will be consummated on the first business day following satisfaction or waiver of all the conditions thereto or at such time as the parties to the merger otherwise agree. We currently anticipate completing the merger in the second half of calendar year 2007, subject to adoption of the merger agreement by the Company’s shareholders and the satisfaction of the other closing conditions.

Recommendations of Arrow’s Special Committee and Arrow’s Board of Directors (Page 23)

On April 24, 2007, Arrow’s board of directors established a special committee, consisting of 5 independent directors, and empowered it to, among other things, solicit indications of interest from third parties and/or examine and evaluate any strategic alternatives, including indications of interest, available to Arrow and examine and evaluate the merits, including, without limitation, the fairness to the shareholders of Arrow, of any sale, merger, buy-out, tender offer, self-tender, recapitalization, spin-off or similar transaction relating to Arrow and, if appropriate, make a recommendation to Arrow’s board of directors with respect to any such proposal. The special committee unanimously recommended that the board of directors approve and adopt the merger agreement, and that the board of directors submit the merger agreement to the Arrow shareholders for their approval.

The board of directors, acting upon the unanimous recommendation of the special committee, unanimously:

•	determined that the merger agreement, the merger and the transactions contemplated thereby are in the best interests of Arrow and its shareholders;

•	adopted the merger agreement and the transactions contemplated thereby, including the merger; and

•	recommended the Arrow shareholders vote “FOR” the adoption of the merger agreement.

For the factors considered by the special committee and our board of directors in reaching their respective recommendations with respect to the merger agreement and the merger, see “Proposal No. 1: Adoption of the Merger Agreement — Reasons for the Merger.”

Opinion of Arrow’s Financial Advisor (Page 23 and Annex B)

The board of directors received a written opinion, dated July 20, 2007, from its financial advisor, Lazard Frères & Co. LLC, which we refer to as Lazard, to the effect that, as of the date of its opinion and subject to the matters described in its opinion, the $45.50 per share in cash consideration to be paid to the holders of Arrow’s common stock in the merger was fair to such holders from a financial point of view.

Lazard’s written opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Arrow or the underlying business decision by Arrow to engage in the merger, and is not intended to and does not constitute a recommendation to any holder of Arrow common stock as to how such holder should vote with respect to the merger or any matter relating thereto. We encourage you to read the opinion, which is attached as Annex B, and the section “The Merger — Opinion of Arrow’s Financial Advisor” carefully and in their entirety.

Treatment of Outstanding Options (Page 33)

If the merger is completed, unless otherwise agreed between a holder and Parent, all outstanding options to purchase shares of Arrow common stock not exercised prior to the merger will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of Arrow common stock underlying the options multiplied by the amount (if any) by which $45.50 exceeds the option exercise price, without interest and less any applicable withholding taxes.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 29)

In considering the proposed merger, you should be aware that some Arrow shareholders, directors, officers and employees may have interests in the merger that may be different from, or in addition to, your interests as an Arrow shareholder generally, including:

•	accelerated vesting and cash-out of in-the-money stock options held by directors, officers and employees of Arrow, all as provided by the pre-existing terms of such options and awards under (i) the Arrow International, Inc. 1999 Stock Incentive Plan, which was approved by Arrow shareholders at a special meeting on June 19, 2000, and amended with the approval of Arrow’s board of directors on October 27, 2004, (ii) the Arrow International, Inc. Directors Stock Incentive Plan, which was approved by Arrow shareholders at the annual meeting held on January 17 1996, amended with the approval of Arrow’s shareholders at the annual meeting of held on January 19, 2000, and (iii) the Arrow International, Inc. 2006 Directors Stock Incentive Plan, which was approved by Arrow shareholders at the annual meeting held on January 18, 2006, in each case unless otherwise agreed between a holder and Parent;

•	in the case of Carl W. Staples, John C. Long, Frederick J. Hirt and Kenneth E. Imler, potential change of control payments in connection with the merger and severance payments and/or benefits in the event of certain terminations of employment in connection with the merger;

•	in the case of 33 of our officers and other key employees, potential change of control payments in connection with the merger and severance payments in the event of certain terminations of employment in connection with the merger; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by Parent and the surviving corporation to current and former directors, officers and employees of Arrow and its subsidiaries.

These arrangements are more fully described under “Proposal No. 1: Adoption of the Merger Agreement — Interests of the Company’s Directors and Executive Officers in the Merger.”

The special committee and Arrow’s board of directors were aware of these interests and considered them, among other matters, prior to providing their respective recommendations with respect to the merger agreement.

Material United States Federal Income Tax Consequences (Page 33)

The merger will generally be a taxable transaction to you. For U.S. federal income tax purposes, you will generally recognize gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in the shares you surrender. You should consult your own tax advisor for a full understanding of how the merger will affect you.

Regulatory Approvals That Must be Obtained (Page 35)

The merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The parties filed their respective notification and report forms with the Federal Trade Commission, which we refer to in this proxy statement as the FTC, and the Antitrust Division of the U.S. Department of Justice, which we refer to in this proxy statement as the Antitrust Division, under the HSR Act on August 8, 2007. If Parent and Arrow do not receive a written request for additional information, the waiting period with respect to the HSR Act will expire at 11:59 p.m. on September 7, 2007, if not terminated earlier. The parties have requested early termination of the waiting period.

The parties also derive revenues in a number of other jurisdictions where merger control filings or approvals may be required or advisable in connection with the completion of the merger. The parties are currently in the process of reviewing where merger control filings or approvals may be required or desirable and will make filings in such jurisdictions. See “Proposal No. 1: Adoption of the Merger Agreement — Regulatory Approvals.”

Procedure for Receiving Merger Consideration

Promptly after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other shareholders of the Company. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed WHITE proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Agreement Not to Solicit Other Offers (Page 43)

The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us or our subsidiaries and our board of directors’ ability to change or withdraw its recommendation of the merger agreement. Notwithstanding these restrictions, under circumstances specified in the merger agreement, we may respond to certain unsolicited competing proposals or terminate the merger agreement and enter into an agreement with respect to a superior competing proposal, each under the specific circumstances set forth in the merger agreement. Our board of directors may also withdraw its recommendation of the merger agreement if it concludes that doing otherwise would be inconsistent with the board of directors’ exercise of its fiduciary duties. See “The Merger Agreement — Agreement Not to Solicit Other Offers,” “The Merger Agreement — Termination,” and “The Merger Agreement — Termination Fees and Expenses.”

Conditions to Closing (Page 47)

We will complete the merger only if the conditions set forth in the merger agreement are satisfied or waived. These conditions include, among others:

•	the adoption of the merger agreement by the required vote of Arrow shareholders;

•	the expiration or early termination of any applicable waiting period under the HSR Act, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other judgment issued by any federal or state court of competent jurisdiction in effect enjoining or otherwise prohibiting the consummation of the merger;

•	the representations and warranties of Arrow and those of Parent and Sub being true and correct, subject to materiality or material adverse effect qualifications;

•	Arrow’s and Parent’s and Sub’s performance, in all material respects, of their respective covenants and agreements in the merger agreement, except with respect to certain covenants where failure to perform would not have a material adverse effect; and

•	absence of a change, effect, event or occurrence or state of facts that, individually or in the aggregate, has had or would have a material adverse effect.

At any time before the merger, to the extent legally allowed, our board of directors may waive compliance with any of the conditions contained in the merger agreement without the approval of the Company’s shareholders and Parent may waive compliance with any of the conditions contained in the merger agreement. As of the date of this proxy statement, neither Arrow nor Parent expects that any condition will be waived.

Termination of the Merger Agreement (Page 48)

Either Arrow or Parent may terminate the merger agreement at any time prior to the effective time of the merger, whether prior to or after Arrow shareholders adopt the merger agreement:

•	if the merger has not been completed by January 31, 2008, so long as the party seeking to terminate has not breached its obligations under the merger agreement, failed to act in good faith or failed to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement, such failure or breach being the cause of or having resulted in the failure of the merger to consummate on or before such date;

•	if any temporary restraining order, preliminary or permanent injunction or other judgment issued by any federal or state court of competent jurisdiction, which enjoins or otherwise prohibits the consummation of the merger, becomes final and nonappealable, so long as the party seeking to terminate has used reasonable best efforts to have the injunction or restraint lifted; or

•	if the merger agreement has been submitted to our shareholders for adoption and the required vote has not been obtained.

Arrow may also terminate the merger agreement if:

•	Parent has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement and such breach or failure would result in the failure of the related closing condition and cannot be cured by January 31, 2008, so long as we are not in material breach of our representations, warranties, covenants or other agreements in the merger agreement; or

•	prior to the receipt of the shareholder vote, our board of directors has received a superior proposal and enters into a definitive agreement implementing the superior proposal, provided we have complied with our obligations under the merger agreement described under “The Merger Agreement — Agreement Not to Solicit Other Offers,” “The Merger Agreement — Termination,” and “The Merger Agreement — Termination Fees and Expenses.”

Parent may also terminate the merger agreement if:

•	we have breached or failed to perform any of our representations, warranties, covenants or agreements in the merger agreement and such breach or failure would result in the failure of the related closing condition and cannot be cured by January 31, 2008, so long as Parent is not in material breach of its representations, warranties, covenants or other agreements in the merger agreement; or

•	our board of directors withdraws, modifies, qualifies or publicly proposes to withdraw or modify in a manner adverse to Parent or Sub, its recommendation of the merger agreement, or adopts or recommends, or proposes publicly to adopt or recommend, any alternative takeover proposal.

Additionally, Arrow and Parent may terminate the merger agreement by mutual written consent at any time prior to the effective time of the merger, whether prior to or after our shareholders adopt the merger agreement.

Termination Fees and Expenses (Page 48)

If the merger agreement is terminated under certain specified circumstances:

•	we may be obligated to pay a termination fee of $69 million to Parent; or

•	we may be obligated to pay all reasonable and documented out-of-pocket expenses incurred by Parent or Sub in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum of $5 million, which would be credited against the $69 million termination fee if it became payable.

Financing (Page 36)

Parent has delivered to us a copy of an executed commitment letter from lending institutions who have committed to provide up to $2.55 billion of senior credit facilities. Parent intends to use these facilities to finance the merger, to refinance Parent’s existing senior credit facility and to pay certain fees incurred by Parent in connection with the merger and the senior credit facilities. The closing of the senior credit facilities is subject to customary closing conditions.

Market Price of Arrow’s Stock (Page 10)

Our shares of common stock are quoted on The NASDAQ Stock Market, which we refer to as the NASDAQ, under the symbol “ARRO.” On July 20, 2007, which was the last full trading day before we announced the merger, the closing per share sales price, as reported on the NASDAQ, was $37.79. On August 23, 2007, the last trading day before the date of this proxy statement, the closing per share sales price, as reported on the NASDAQ was $44.49.

No Rights of Appraisal or Dissenters Rights (Page 50)

Under Pennsylvania law, you do not have appraisal or similar dissenters rights in connection with the merger, any transaction contemplated by the merger agreement or any other matter described in this proxy statement. If the merger agreement is adopted and the merger is completed, shareholders who voted against the adoption of the merger agreement will be treated the same as shareholders who voted for the adoption of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration described in “Effects of the Merger” in this Summary Term Sheet.

Effects of the Merger (Page 37)

If the merger is completed, you will receive $45.50 per share in cash, without interest, for each of the shares of Arrow common stock you own at that time. As a result of the merger, Arrow’s shareholders will no longer have a direct or indirect equity interest in Arrow; Arrow common stock will no longer be listed on the NASDAQ; and the registration of Arrow common stock under Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, will be terminated.

Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting, under which the assets and liabilities of the corporation not surviving a merger are, as of the effective date of the merger, recorded at their respective fair market values and added to those of the surviving corporation.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the annual meeting. These questions and answers may not address all questions that may be important to you as a shareholder of Arrow. You should still carefully read this entire proxy statement, including each of the annexes. In this proxy statement, the terms “Arrow,” “Company,” “we,” “our,” “ours,” and “us” refer to Arrow International, Inc. and its subsidiaries.

The Annual Meeting

Q.	Why am I receiving these materials?

A.	You are receiving this proxy statement and proxy card because you owned shares of Arrow common stock as of August 7, 2007, the record date for the 2007 annual meeting. Arrow’s board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the annual meeting of Arrow’s shareholders.

Q.	Where and when is the annual meeting?

A.	The annual meeting will take place at the Philadelphia Marriott Downtown, 1201 Market Street, Philadelphia, PA 19107, on September 20, 2007, at 2:00 p.m., Eastern Time.

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the annual meeting?

A.	You will be asked to vote on the following proposals:

• to adopt the merger agreement;

• to elect seven directors to serve on our board of directors;

• to ratify the selection by the audit committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2007;

• to consider and vote on a shareholder proposal to amend the Company’s by-laws to provide an age limit for directors of the Company;

• to approve the adjournment or postponement of the meeting, if necessary or appropriate, to permit the further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement; and

• to act on other matters and transact such other business, as may properly come before the meeting.

Q.	How does the Company’s board of directors recommend that I vote?

A.	Our board of directors recommends that you vote:

• “FOR” the proposal to adopt the merger agreement;

• “FOR” each of our nominees for director;

• “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2007;

• “AGAINST” adoption of a shareholder proposal to amend the Company’s by-laws to provide an age limit for directors of the Company; and

• “FOR” adjournment or postponement, if necessary or appropriate, to permit the further solicitation of proxies.

Q.	What vote is required for the Company’s shareholders to adopt the merger agreement?

A.	In order to adopt the merger agreement, a majority of the votes cast by all shareholders present in person or by proxy at the annual meeting who are entitled to vote must vote “FOR” adoption of the merger agreement.

Q.	What vote is required for the Company’s shareholders to approve the other proposals at the annual meeting?

A.	The affirmative vote of a majority of the votes cast by all shareholders present in person or by proxy at the annual meeting who are entitled to vote thereon will be required for the ratification of the selection by the audit committee of the independent registered public accounting firm, the shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors of Arrow, and the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies. The director nominees will be elected by a plurality of the votes cast at the annual meeting.

Q.	Who is entitled to vote at the annual meeting?

A.	Only holders of record of our common stock as of the close of business on August 7, 2007, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. On the record date, 46,007,344 shares of our common stock, held by approximately 447 holders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q.	What constitutes a quorum for the annual meeting?

A.	The presence of holders of a majority of the shares entitled to vote that are outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the annual meeting.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed WHITE proxy card. You can also attend the annual meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.	When should I send in my WHITE proxy card?

A.	You should send in your WHITE proxy card as soon as possible so that your shares will be voted at the annual meeting.

Q.	How many votes do I have?

A.	You have one vote for each share of common stock owned as of the record date.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares on the adoption of the merger agreement if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. If you do not instruct your broker to vote your shares on the adoption of the merger agreement, your shares will not be voted.

Q.	How do I vote my Company 401(k) shares?

A.	If you participate in Arrow’s 401(k) Plan, which we refer to as the 401(k) Plan, you will find enclosed a separate voting instruction card for the shares you hold in the 401(k) Plan. You must return the voting instruction card to Corporate Election Services, as tabulation agent for the trustee. Your instructions will tell the trustee how to vote the number of shares of our common stock reflecting your proportionate interest in Arrow’s 401(k) Plan and any such instruction will be kept confidential. The trustee will vote your shares in accordance with your duly executed 401(k) Plan instruction card received by Corporate Election Services by 6:00 a.m., Eastern Daylight Time on September 17, 2007.

You may also revoke previously given voting instructions by 6:00 a.m., Eastern Daylight Time on September 17, 2007, by filing with the tabulation agent either a written notice of revocation or a properly completed and signed 401(k) Plan instruction card bearing a later date. Your voting instructions will be kept confidential.

Q.	How are votes counted?

A.	Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For,” “Against” and withheld votes.

With respect to (i) the proposal to adopt the merger agreement, (ii) the proposal to ratify the selection by the audit committee of our independent registered public accounting firm, (iii) the shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors of Arrow, and (iv) the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, you may vote FOR, AGAINST or ABSTAIN. Because under Pennsylvania law adoption of the merger agreement requires the affirmative vote of holders representing a majority of all votes cast by our shareholders present in person or by proxy at the annual meeting who are entitled to vote (assuming a quorum is present), and because failures to vote and abstentions are not considered votes “cast,” such failures to vote and abstentions will not be counted in determining the total number of votes cast or the number of votes cast for or against any proposal.

For the election of directors, you may vote FOR all of our nominees or you may WITHHOLD your vote for one or more of our nominees. Withheld votes will not count as votes cast for such nominee, but will count for the purpose of determining whether a quorum is present. As a result, if you withhold your vote, it has no effect on the outcome of the vote to elect such directors.

If you sign your WHITE proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” each of our nominees for director, “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, “AGAINST” the shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors of Arrow, “FOR” adjournment or postponement of the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of our board of directors on any other matters properly brought before the meeting for a vote.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may revoke your proxy and change your vote at any time before your proxy card is voted at the annual meeting. If you are a registered shareholder, you can do this in one of three ways. First, you can send a written, dated notice to the Secretary of the Company, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card by mail. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

If you hold your shares in “street name” and you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions from your broker to change your vote.

Q.	What does it mean if I get more than one proxy card or voting instruction card?

A.	If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive to ensure that all of your shares are voted.

Q.	May I vote in person?

A.	Yes. You may attend the annual meeting and vote your shares of common stock in person. If you hold shares in “street name,” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the annual meeting.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of the Company by Teleflex Incorporated, a Delaware corporation, pursuant to an Agreement and Plan of Merger, dated as of July 20, 2007, among Arrow, Teleflex Incorporated and its wholly owned subsidiary, AM Sub Inc. In the merger, AM Sub Inc. will merge with and into us, and we will be the surviving corporation. When the merger is completed, Arrow will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Teleflex Incorporated.

Q.	If and when the merger is completed, what will I be entitled to receive for my shares of Company common stock and when will I receive it?

A.	Upon completion of the merger, you will be entitled to receive $45.50 in cash, without interest, for each share of our common stock that you own at the effective time of the merger, less applicable taxes. For example, if you own 100 shares of our common stock, you will be entitled to receive $4,550.00 in cash, less applicable taxes, in exchange for your Company shares. In addition, if you hold options to acquire shares of our common stock immediately prior to the effective time of the merger, all such options will become fully vested and immediately exercisable. Upon consummation of the merger, all such options not exercised prior to the merger will be cancelled and you will be entitled to receive a cash payment equal to the amount by which $45.50 exceeds the exercise price for each share of our common stock underlying the options, less applicable taxes.

After the merger closes, Teleflex Incorporated will arrange for a letter of transmittal to be sent to each of our shareholders as of the time the merger becomes effective. The merger consideration will be paid to each shareholder once that shareholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Why has the Arrow board unanimously approved and recommended the merger?

A.	Our board believes that the merger and the merger agreement are in the best interests of the Company and its shareholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement. To review our board’s recommendation of the merger, see the section entitled “Reasons for the Merger” and “Recommendations of Arrow’s Special Committee and Arrow’s Board of Directors” on pages 21 through 23 of this proxy statement.

Q.	How does the merger consideration of $45.50 per share compare to the market price of the common shares?

A	The merger consideration of $45.50 per common share represents a premium of approximately 20.4% over the closing price of our common stock on July 20, 2007, the last full trading day before the announcement of the execution of the merger agreement, a premium of approximately 19.3% over the average closing price of our common stock over the 30 trading days ending on July 20, 2007, and a premium of approximately 38.6% over the closing price of our common stock on May 8, 2007, the last full trading day before the announcement of the Company’s decision to explore strategic alternatives.

Q.	Will the merger be a taxable transaction to me?

A.	If you are a U.S. holder of the Company common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of the Company common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. See the section entitled “Material U.S. Federal Income Tax Consequences” on pages 33 through 35 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, apply to you.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as soon as possible. We currently expect to complete the merger in the second half of calendar year 2007 and as soon as possible after the annual meeting and after all the conditions to the merger are satisfied or waived, including shareholder adoption of the merger agreement at the annual meeting. We and Teleflex Incorporated filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on August 8, 2007. If Teleflex and Arrow do not receive a written request for additional information, the waiting period with respect to the HSR Act will expire at 11:59 p.m. on September 7, 2007, if not terminated earlier. The parties have requested early termination.

Q.	Should I send in my Company stock certificates now?

A.	No. Shortly after the merger is completed, you will receive a letter of transmittal from the paying agent with written instructions for exchanging your Company stock certificates. You must return your Company stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after the paying agent receives your Company stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND YOUR COMPANY STOCK CERTIFICATES NOW.

Q.	I do not know where my stock certificate is — how will I receive cash for my shares?

A.	The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. The surviving corporation may also require that you provide a bond at your expense to the surviving corporation in order to cover any potential loss.

Q.	What happens if I sell my shares of Arrow common stock before the annual meeting?

A.	The record date for shareholders entitled to vote at the annual meeting is earlier than the expected date of the merger. If you transfer your shares of Arrow common stock after the record date but before the annual meeting, you will, unless special arrangements are made, retain your right to vote at the annual meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In addition, if you transfer your shares after the annual meeting but before the merger, you will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	Who pays for the cost of the solicitation of proxies?

A.	Arrow will bear the cost of this solicitation. In addition to solicitation by mail, officers, directors or employees of Arrow may also solicit proxies by telephone, facsimile or in person, without additional compensation. Upon request, Arrow will pay the reasonable expenses incurred by record holders of Arrow’s common stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material to the beneficial owners of the shares they hold of record. In addition, Morrow & Co. will provide solicitation services to Arrow for a customary fee plus out-of-pocket expenses.

Q.	What will happen to the directors who are up for election if the merger agreement is adopted?

A.	If the merger agreement is adopted by shareholders and the merger is completed, our directors will no longer be directors of the surviving corporation after the consummation of the merger. Our current directors, including those elected at the annual meeting, will serve only until the merger is completed.

Q.	Am I entitled to dissenters rights?

A.	No. Under Pennsylvania law, since our common stock is traded on the NASDAQ, you do not have the right to exercise dissenters rights in connection with the merger. For further discussion regarding the absence of dissenters rights in connection with the merger, see the section “No Rights of Appraisal or Dissenters Rights” on page 50 of this proxy statement.

Q.	Where can I find more information about the Company?

A.	You can find more information about the Company in the Company’s annual report filed on Form 10-K and any amendments thereto, copies of which accompany this proxy statement, and at the Company’s website at http://www.arrowintl.com.

Q.	Who can help answer any other questions?

A.	If you have more questions about the annual meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, please contact Morrow & Co., our proxy solicitor, toll-free at 1-800-662-5200.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “The Merger,” “Opinion of Arrow’s Financial Advisor” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “hope,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Arrow and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain shareholder approval or regulatory approvals or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to be completed for any other reason;

•	the risk that the proposed transaction disrupts current plans and operations and/or results in difficulties in employee retention;

•	the effect of the announcement of the merger on our client and customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the timing of the completion of the merger or the impact of the merger on our capital resources, profitability, cash requirements, management resources and liquidity; and

•	other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K, as amended.

The foregoing list and the risks reflected in our documents incorporated by reference in this proxy statement should not be construed to be exhaustive. We believe the forward-looking statements in this proxy statement are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition or on the merger.

Many of the factors that will determine our future results or the consummation of the merger are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

Arrow International, Inc.

Arrow develops, manufactures and markets a broad range of clinically advanced, disposable catheters, heart assist devices and related products for critical and cardiac care.

Arrow is incorporated in the Commonwealth of Pennsylvania with its principal executive offices at 2400 Bernville Road, Reading, Pennsylvania 19605. Arrow’s telephone number is (610) 378-0131. Arrow is publicly traded on the NASDAQ under the symbol “ARRO.”

Teleflex Incorporated

Teleflex Incorporated, which we sometimes refer to in this proxy statement as Teleflex or Parent, is a diversified industrial company specializing in the design, manufacture and distribution of specialty-engineered products. Teleflex provides products and services to a wide range of customers in the commercial, medical and aerospace markets. Teleflex’s medical segment designs, manufactures and distributes disposable medical products, surgical devices and instruments and specialty medical devices.

Teleflex is a Delaware corporation, with its principal executive offices at 155 South Limerick Road, Limerick, Pennsylvania 19468. Teleflex’s telephone number is (610) 948-5100. Teleflex is publicly traded on the New York Stock Exchange under the symbol “TFX.”

AM Sub Inc.

AM Sub Inc., which we sometimes refer to in this proxy statement as Sub, is a Pennsylvania corporation, and a wholly owned subsidiary of Parent. Sub’s principal executive offices are located at 155 South Limerick Road, Limerick, Pennsylvania 19468. Sub’s telephone number is (610) 948-5100.

THE 2007 ANNUAL MEETING

Time, Place, Date and Purpose of the 2007 Annual Meeting

This proxy statement is being furnished to our shareholders as part of our solicitation of proxies for use at the annual meeting to be held on September 20, 2007, starting at 2:00 p.m., Eastern Time, at the Philadelphia Marriott Downtown, 1201 Market Street, Philadelphia, PA 19107, or at any adjournment or postponement of the annual meeting. Our directors, officers and employees or our proxy solicitor may solicit your proxy on our behalf. The purpose of the annual meeting is to:

•	consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 20, 2007, by Teleflex Incorporated, AM Sub Inc. and Arrow International, Inc.;

•	elect seven directors to serve until the earlier of the consummation of the merger, or until their respective successors are duly elected and qualified;

•	ratify the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent accounting firm for the fiscal year ending August 31, 2007;

•	consider and vote upon a shareholder proposal to amend the Company’s by-laws to provide an age limit for directors of the Company;

•	approve adjournment or postponement of our 2007 annual meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement; and

•	transact such other business, if any, as may properly come before the annual meeting or any adjournments thereof.

Our board has, by unanimous vote, determined that the merger agreement and the merger are in the best interest of Arrow and its shareholders, and has approved the merger agreement and the merger. If our shareholders fail to adopt the merger agreement, the merger will not occur. Our board unanimously recommends that our shareholders vote “FOR” adoption of the merger agreement. A copy of the merger agreement, as amended, is attached to this proxy statement as Annex A.

This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about August 24, 2007.

Record Date; Shares Outstanding and Entitled to Vote; Quorum

The holders of record of Arrow common stock as of the close of business on August 7, 2007, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. On the record date, 46,007,344 shares of Arrow common stock were outstanding and entitled to vote.

A quorum is necessary to hold and transact business at the annual meeting. The presence, in person or by proxy, of shareholders representing a majority of the shares of Arrow common stock entitled to vote at the annual meeting will constitute a quorum for the annual meeting. If you submit a properly executed proxy, then your shares will be counted as part of the quorum. All shares of Arrow common stock present in person or represented by proxy and entitled to vote at the annual meeting, regardless of how such shares are voted or whether such shareholders abstain from voting (including broker non-votes, assuming the shares covered by the broker non-votes are voted on a non-procedural matter at the meeting), will be counted in determining the presence of a quorum. Any shares of common stock held in treasury by the Company or by any of our subsidiaries will not be considered to be outstanding for purposes of determining a quorum. Once a share is represented at the annual meeting, it will be counted for the purpose of determining a quorum at the annual meeting and any adjournment of the annual meeting, and the shareholders represented at the annual meeting may continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If the annual meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although constituting less than a quorum, will nevertheless be deemed to constitute a quorum for the purpose of electing directors. If the annual meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened annual meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any other matter set forth in the Notice of Annual Meeting.

Required Vote

Under Pennsylvania law, adoption of the merger agreement, ratification of the selection by the audit committee of the independent registered public accounting firm, the shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors of Arrow, and the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies each requires the affirmative vote of a majority of the votes cast by all shareholders present in person or by proxy at the annual meeting who are entitled to vote thereon (assuming a quorum is present). The election of the nominees to serve as directors on the Arrow board of directors will be determined by plurality vote (assuming a quorum is present) and the seven nominees receiving the most “for” votes will be elected.

Each holder of a share of our common stock entitled to vote at the annual meeting is entitled to one vote per share. In order for your shares of stock to be included in the vote, if you are a shareholder of record, you must complete, sign and return the enclosed WHITE proxy card, or another proxy card, by mail or vote in person at the annual meeting. Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting.

Proxies; Revocation

If you are a shareholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the annual meeting as you indicate on your proxy card. If you sign your WHITE proxy card but no voting instructions are indicated, your shares of common stock will be voted “FOR” the adoption of the merger agreement, “FOR” the election of each nominee for director, “FOR” ratification of the selection by the audit committee of the independent registered public accounting firm, “AGAINST” the shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors of Arrow, “FOR” the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of the Arrow board of directors on any other matters properly brought before the annual meeting for a shareholder vote.

Shares of common stock held by persons attending the annual meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists but will not be counted among the votes cast. Consequently, abstentions will have no effect on the vote regarding adoption of the merger agreement, because adoption of the merger agreement requires the affirmative vote of a majority of all votes cast and not a majority of the shares of common stock outstanding. Similarly, abstentions will have no effect on the vote regarding the election of nominees for director, ratification of the selection by the audit committee of the independent registered public accounting firm, the shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors of Arrow, and the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your brokerage firm, bank or other nominee how to vote your shares using the instructions provided by your brokerage firm, bank or other nominee. If you have not received instructions from your brokerage firm, bank or other nominee or require further information regarding voting your shares held in “street name,” contact your brokerage firm, bank or other nominee for directions on how to vote your shares. Under the rules of the National Association of Securities Dealers, Inc., brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger agreement or proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies. In an uncontested meeting of shareholders, your bank, brokerage firm or other nominee could vote your shares without your instruction on the proposal for the election of nominees for director and ratification of the selection by the audit committee of the independent registered public accounting firm, but they are not required to do so. However, because we understand that the election of directors may be contested by the McNeil Trust, this year’s election of directors may be considered “non-routine.” Thus, if your shares are held in street name and you do not provide instructions as to how your shares should be voted in the election of directors, your broker or other nominee may not be able to vote your shares in the election of directors, and your shares may not be voted for any of the nominees. To be sure your shares are voted, you should instruct your bank, broker or other nominee to vote your shares.

If you have an interest in Arrow’s 401(k) Plan and your account is invested in Arrow common stock, you will find enclosed a separate voting instruction card for the shares you hold in the 401(k) Plan to instruct the Trustee how to vote the number of shares of Arrow common stock equivalent to the interest in Arrow common stock credited to your account as of the record date. Arrow has retained Corporate Election Services as tabulation agent to tabulate the votes received from the participants and beneficiaries in Arrow’s 401(k) Plan and to report the results on a confidential basis to the Trustee. The Trustee will vote your shares in accordance with your duly executed instructions received by Corporate Election Services by 6:00 a.m., Eastern Time, on September 17, 2007. Arrow has directed the Trustee to vote all shares held by Arrow’s 401(k) Plan for which no instructions are received from participants, beneficiaries or alternate payees “FOR” the adoption of the merger agreement, “FOR” the election of each nominee for director as proposed herein, “FOR” ratification of the selection by the audit committee of the independent registered public accounting firm, “AGAINST” the shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors of Arrow, and “FOR” the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies. With respect to any other matter that properly comes before the annual meeting, the Trustee will vote the shares held by Arrow’s 401(k) Plan as directed by the board of directors.

You may revoke your proxy or change your vote at any time before your proxy is voted at the annual meeting, subject to the limitations described below. You can do this in a number of ways. First, you can send us a written notice stating that you would like to revoke your proxy at the address given below. Second, you can request, complete and submit a new proxy card. If you choose either of these two methods, you should send any written notice, request for a new proxy card or your new proxy card to the attention of the Secretary at Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605. Third, you can attend the annual meeting and vote in person. Simply attending the annual meeting, without voting in person, will not revoke your proxy. If your shares are held in “street name” and you have instructed your broker to vote your shares, you must follow directions from your broker to change your vote or to vote at the annual meeting. With respect to shares you hold in the 401(k) Plan, you may also revoke previously given voting instructions by 6:00 a.m., Eastern Time, on September 17, 2007 by filing with Corporate Election Services either a written notice of revocation or a properly completed and signed instruction card bearing a later date addressed to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

Voting by mailing in your proxy card will not prevent you from voting in person at the annual meeting. You are encouraged to submit a proxy by mail even if you plan to attend the annual meeting in person to ensure that your shares of common stock are represented at the annual meeting. Please note that if you have instructed your brokerage firm, bank, Trustee or other nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your brokerage firm, bank or other nominee to change these instructions.

Arrow does not expect that any matter will be brought before the annual meeting other than the adoption of the merger agreement, the election of seven nominees as directors, ratification of the selection by the audit committee of the independent registered public accounting firm, the shareholder proposal to amend Arrow’s by-laws to provide an age limit for directors of Arrow, and the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies. If, however, any such other matter is properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Adjournments

Although it is currently not expected, the annual meeting may be adjourned for the purpose of soliciting additional proxies, if necessary. Any adjournment may be made without notice by an announcement made at the annual meeting of the time, date and place of the adjourned meeting. Any adjournment of the annual meeting will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the annual meeting as adjourned. If the annual meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although constituting less than a quorum, will nevertheless be deemed to constitute a quorum for the purpose of electing directors. If the annual meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened annual meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any other matter set forth in the Notice of Annual Meeting. Under the Company’s bylaws, the annual meeting may be adjourned by the chair of the annual meeting or by the vote of shareholders representing a majority of the shares present at the annual meeting in person or by proxy, whether or not there is a quorum present. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.

Solicitation of Proxies

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Arrow may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Arrow will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained Morrow & Co., a proxy solicitation firm, to assist it in the solicitation of proxies for the annual meeting. The Company will pay Morrow & Co. a customary fee plus reimbursement of out-of-pocket expenses.

No Rights of Appraisal or Dissenters Rights

Under Pennsylvania law, holders of shares of Arrow common stock are not entitled to dissenters rights in connection with the proposed merger.

PROPOSAL NO. 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER

Background of the Merger

From time to time, our board of directors reviews the Company’s business, strategic direction, performance and prospects in the context of developments in the medical device industry and the competitive landscape in the markets in which the Company operates. In addition, from time to time members of the Company’s board of directors and management have discussed with investment bankers and other advisors the possibility of a sale or strategic combination related to all or part of the Company’s business or assets with other complementary businesses.

In the fall of 2006, a majority of the board of directors had growing concerns with the Company’s performance including the Company’s failure to meet sales and earnings targets provided to the investment community for fiscal year 2006, the possible failure to meet those targets for fiscal year 2007, and their confidence in management’s plans to improve the Company’s performance. Those concerns were heightened by actions of the McNeil Trust which appeared to be allied with the Company’s then chief executive officer, Carl Anderson, and whose actions seemed aimed at gaining control of the Company without purchasing shares of additional stock or paying any premium to shareholders and at maintaining the status quo of the Company rather than proactively addressing the matters causing the concerns of the majority of the board. Believing the McNeil Trust’s actions were not in the best interests of the Company’s shareholders, these directors believed the shareholder’s best interests would better be served by seeking information from a financial advisor concerning strategic options available to the Company.

At a board meeting on December 8, 2006, the board of directors voted to invite the investment banking firm Lazard to discuss Lazard’s views on the Company’s financial options at the board’s regularly scheduled meeting on January 17, 2007.

At the January board meeting, Mr. Anderson presented targets for fiscal year 2008 and fiscal year 2009. Later at the same meeting, Lazard discussed with the board of directors its views on the Company’s strategic alternatives, based on publicly available information. Following the discussion with Lazard, the board discussed the challenges and opportunities for the Company and deliberated whether to move forward with Lazard. The board decided not to move ahead at that time.

The board met again on February 22, 2007 and voted to move ahead with Lazard. In deciding to move ahead, members of the board noted their belief that valuations for companies in the medical device industry were at an all-time high, and also noted the risks to shareholders if the Company and its current management were not able to meet their forecasts and grow the Company consistent with Wall Street’s expectations. Following that meeting, Lazard was asked to conduct a discreet market check of several representative strategic and financial buyers in order to gauge the interest level in a possible sale of the Company.

Lazard conducted this discreet market check from late February through March and reported back to the board of directors on April 9, 2007. Lazard reported that it made contact with 13 parties and had only contacted parties at the very highest level, typically the CEO, to maintain confidentiality. Lazard reported that a majority of parties contacted would be very interested or somewhat interested in learning more about the possibility of a transaction with the Company. At this meeting, the board voted to retain Lazard for the purpose of exploring strategic alternatives, including soliciting indications of interest for a transaction with the Company, and began negotiating the terms of Lazard’s engagement.

On April 24, 2007, the board of directors formed a special committee consisting of independent directors. The special committee was charged with managing the strategic alternatives exploration and approving any proposed transaction. Any such transaction would then be brought to the board of directors for its approval. The special committee first met on April 26, 2007. At this meeting, Dechert LLP reviewed with the members of the special committee the fiduciary and other duties of special committee members in the context of considering strategic alternatives for the Company, and Lazard reviewed its plans for the solicitation of interests, including the diligence process and timing of a strategic transaction.

On May 4, 2007, the Company received a letter from Richard T. Niner, a trustee of the McNeil Trust and board member, submitting his resignation as a member of the Company’s board of directors. In his letter, Mr. Niner noted his opposition to the sale process. Because the rules of the Securities Exchange Commission require such letters to be filed by the Company, the Company was forced by Mr. Niner’s letter to disclose the strategic alternatives process on May 9, 2007. The special committee met on May 6, 2007 to discuss a proposed response to Mr. Niner’s letter, to discuss the sale process and to discuss the Company’s performance generally, and the performance of the Company’s then president and chief executive officer, Mr. Anderson, and his relationship to the McNeil Trust. Specifically, the special committee discussed the Company’s disappointing results for the second quarter of fiscal year 2007 which had been announced on March 27, 2007 and discussed that when Mr. Anderson met with Lazard to prepare materials for use in connection with the exploration of strategic alternatives, Mr. Anderson suggested that the Company present fiscal year 2008 and 2009 projections that were lower than the projections for fiscal year 2008 and fiscal year 2009 presented at the January 2007 board meeting. The board of directors met again on May 7, 2007 to discuss the performance of Mr. Anderson, his relationship to the McNeil Trust and the Company’s response to Mr. Niner’s letter. The Company announced the exploration of strategic alternatives on May 9, 2007 in connection with the release of Mr. Niner’s resignation letter. On May 10, 2007, the board of directors met to discuss Mr. Anderson’s performance as well as the potential terms of any retention agreements that may be appropriate for other senior members of management given the process that was under way.

On May 18, 2007, the special committee met to receive an update on the sale process and to discuss Mr. Anderson’s performance, including how the strategic review process would proceed if he was removed as CEO. This discussion continued at a special committee meeting on May 25, 2007.

At a meeting of the board of directors on May 31, 2007, the board terminated Mr. Anderson, appointed Phil Fleck interim president and CEO, appointed R. James Macaleer non-executive chairman of the board and John Broadbent, Jr. vice-chairman. The Company publicly disclosed these decisions on the same day.

By the end of May, Lazard had been in contact with 39 potential purchasers of the Company, 20 strategic and 19 financial. The Company entered into confidentiality agreements with 29 of those parties. Upon execution of a confidentiality agreement, each interested party received a confidential information memorandum. Based upon availability, 12 parties, including Teleflex, also met with a member of the board of directors, the Company’s chief financial officer and representatives from Lazard who provided an introduction to the Company and its business and reviewed the information contained in the confidential information memorandum. Lazard notified potential purchasers that first round indications of interest were to be submitted on June 6, 2007 and that the special committee would then evaluate the indications and invite a limited number of parties into the second round of the process. Also during May, representatives of Lazard and Dechert LLP met with the Company several times to help prepare the Company for potential purchaser due diligence. Lazard also met with members of management to prepare presentations describing the Company and its business for parties invited to join the second round of the process.

On June 6, 2007, the Company received four written, formal first round indications of interest at prices ranging from $38 — $44 per share, including an indication from Teleflex. Lazard also informed the Company that certain potential purchasers also indicated their interest in the business and their interest in possibly submitting an indication of interest at a later date, though none of these parties ultimately did submit such an indication. The special committee met on June 7, 2007 with representatives from Dechert LLP and Lazard to discuss these indications as well as other possible strategic alternatives, including the prospects of continuing on the Company’s current path as a stand alone entity, reconfiguring part of the Company’s portfolio of products or continuing with the sale process. The special committee decided to allow all four of the potential purchasers who submitted an indication of interest, including Teleflex, into the second round of the sale process. These parties were invited to the Company’s headquarters in Reading, Pennsylvania to meet with management, tour the Company’s facilities and were given access to an electronic data room prepared by the Company.

From June 7, 2007 through the final bid date, July 16, 2007, the four potential purchasers, whom we refer to as Bidder A, Bidder B, Bidder C and Teleflex, conducted due diligence, met with members of the Company’s management and conducted site visits of various of the Company’s facilities. On July 2, 2007, Lazard distributed to the potential purchasers a process letter for final round bids indicating a final bid due date of July 16, 2007 and a draft merger agreement prepared by Dechert LLP. On July 3, 2007, Bidder A indicated to Lazard that it would not be submitting a final round bid. On July 9, 2007, Bidder B indicated to Lazard that despite its serious interest in the Company it did not believe it would be able to submit a final round bid at that time.

On July 16, 2007, Lazard received a final bid of $45.50 per share from Teleflex. Teleflex’s final round bid contained no financing condition and demonstrated a serious interest in pursuing a transaction with the Company. Teleflex also submitted initial comments to the draft merger agreement and corresponding disclosure letter from its counsel, Simpson Thacher & Bartlett LLP. The comments to the merger agreement included additional triggers upon which the Company would be required to pay a termination fee if a transaction with the parties was not consummated, sought to increase the size of the fee payable upon those triggers and proposed a number of other changes that lessened the certainty of closing or otherwise allocated the risk arising from events between signing and closing away from Teleflex and toward the Company. On July 16, 2007, Lazard also received an oral indication of interest from Bidder C who was not yet in a position to submit a fully financed bid and indicated to Lazard other terms of the offer that were less attractive and more uncertain than the Teleflex bid.

The special committee met on the morning of July 17, 2007 with Dechert LLP and Lazard to review the proposal from Teleflex as well as the interest from other potential purchasers. At the meeting, Lazard reviewed Teleflex’s proposal and presented preliminary financial analyses of the Company. Dechert LLP reviewed the key issues raised by Teleflex’s comments to the initial bid contract. The special committee decided not to wait for any further formal bids and agreed to proceed with Teleflex to see if an agreement could be negotiated. The special committee also discussed with Dechert LLP and Lazard the benefit of convening a meeting of the entire board of directors to provide an update on the strategic alternatives process and an overview of the proposal received from Teleflex. Lazard called Teleflex on the afternoon of July 17, 2007 to notify Teleflex of the special committee’s decision to proceed with negotiations with Teleflex. The bid materials from Teleflex were also sent to the members of the board of directors who were not members of the special committee.

The board of directors convened on the evening of July 17, 2007. At that meeting Lazard and Dechert LLP reviewed the terms of the offer from Teleflex, and Lazard provided some additional financial analyses for the board’s information. The directors were provided an opportunity to ask questions about the proposal to which members of the special committee, Lazard and Dechert LLP responded.

Representatives of Teleflex, Simpson Thacher & Bartlett LLP, and Dechert LLP convened on the morning of July 18, 2007 to discuss Teleflex’s comments to the merger agreement submitted with its final bid. Representatives of Dechert LLP explained that their instructions were to understand Teleflex’s position with respect to the proposed changes in order to inform the special committee as to whether Dechert LLP believed an agreement could be reached. Key to the special committee were increasing the certainty of closing any agreed upon transaction and increasing the flexibility of the board of directors to entertain an unsolicited acquisition proposal, should one arise. Following that meeting, Dechert LLP reported to the special committee that progress had been made. Later that day, Dechert LLP delivered a revised draft of the merger agreement to Teleflex and Simpson, Thacher & Bartlett LLP, and following further discussion, delivered a further revised draft that evening of the merger agreement and the disclosure letter. These revised drafts lowered the break-up fee from the fee proposed by Teleflex and removed some of the changes to closing conditions of the merger agreement that the special committee believed made closing less certain.

On July 19, 2007, representatives of Teleflex requested additional diligence calls related to matters in the disclosure letter. Representatives of Simpson, Thacher & Bartlett LLP and Teleflex also provided comments on the revised draft of the merger agreement. Late on the evening of July 19, 2007, Dechert LLP delivered a revised version of the merger agreement and disclosure letter. Each of these revised drafts was also delivered to the members of the board of directors of the Company.

The special committee convened on the afternoon of July 20, 2007 to review the terms of the transaction and discuss whether to recommend to the board of directors that it approve the transaction. Dechert LLP reviewed for the special committee, in detail, the terms of the proposed merger agreement. Dechert LLP also reviewed the committee’s charter and each member’s fiduciary and other duties. Lazard reviewed highlights of its financial analyses and confirmed that it was prepared to deliver to the entire board of directors its oral opinion, to be confirmed in writing, that, as of such date and based upon and subject to the assumptions, factors and qualifications set forth in the written opinion, the $45.50 per share in cash to be paid to the holders of the Company’s common stock in the merger was fair, from a financial point of view, to such holders. After questions and further deliberation, the special committee unanimously approved the transaction and recommended that the transaction be presented to the board of directors for approval.

Subsequently, the entire board of directors convened. Dechert LLP reviewed with the board of directors their fiduciary duties in the context of considering an agreement to sell the Company and then reviewed in detail the provisions of the merger agreement. Dechert LLP then answered questions from the board of directors. Following the question and answer session, the special committee requested that Lazard deliver its opinion as to whether the financial consideration to be paid to the Company’s shareholder in the proposed merger with Teleflex was fair, from a financial point of view, to the Company’s shareholders. Lazard delivered to the Company’s board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 20, 2007, that, as of such date and based upon and subject to the assumptions, factors and qualifications set forth in the written opinion, the $45.50 per share in cash to be paid to the holders of the Company’s common stock in the merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Lazard, which sets forth the assumptions made, procedures followed, matters considered and limitation on the review undertaken in connection with such opinion, is attached as Annex B to this proxy statement. Following additional discussion and deliberation, the board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and unanimously resolved to recommend that the Company’s shareholders vote to adopt the merger agreement.

The merger agreement was executed by the Company, Parent and Sub following the meetings on July 20, 2007. On July 23, 2007, prior to the opening of trading on the NYSE and NASDAQ, the Company and Teleflex issued a joint press release announcing the transaction.

Reasons for the Merger

Arrow’s board of directors formed a special committee to evaluate the merger and related transactions and to solicit and evaluate other proposed transactions to acquire all or a substantial portion of Arrow’s stock or assets. In addition, the special committee was charged with recommending action to the full Arrow board of directors with respect to the merger and other proposals. The special committee consists entirely of directors who are not officers or employees of Arrow and who will not have an economic interest in Arrow following the merger.

In reaching its conclusions described below, the special committee considered the factors set forth below, each of which the special committee believes supported its conclusions but which are not listed in any relative order of importance:

•	the current and historical market prices of Arrow’s common stock, including the market price of Arrow’s common stock relative to those of peer industry participants and general equity markets indices, and the fact that the merger consideration represents a premium of approximately 20.4% over the closing price of our common stock on July 20, 2007, the last full trading day before the announcement of the execution of the merger agreement, a premium of approximately 19.3% over the average closing price of our common stock over the 30 trading days ending on July 20, 2007, and a premium of approximately 38.6% over the closing price of our common stock on May 8, 2007, the last full trading day before the announcement of the formation of the special committee to explore strategic alternatives;

•	its belief that the merger was the best alternative for Arrow shareholders and Arrow, taking into account the uncertain returns to such shareholders in light of Arrow’s business operations, financial condition, strategy and prospects, as well as the risks of achieving those returns, the nature of Arrow’s industry and general economic and market conditions;

•	the potential value to Arrow’s shareholders that might result from other strategic alternatives available to Arrow, including, among other things, remaining a company with publicly traded common stock, acquiring strategically complementary businesses or combining with a like-sized entity to grow sales, or selling low margin or non-core businesses, compared to the risks and benefits of the merger;

•	the financial presentation of Lazard, including its written opinion, dated July 20, 2007, to the board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Arrow common stock of the merger consideration to be paid to such holders, as more fully described below under the caption “Opinion of Arrow’s Financial Advisor” beginning on page 23 and in the full text of Lazard’s written opinion attached as Annex B to this proxy statement;

•	the fact that the merger consideration to be received by Arrow’s shareholders is all cash, so that the merger allows Arrow’s shareholders to immediately realize a fair value, in cash, for their investment and provides certainty of value to Arrow’s shareholders for their shares;

•	the terms of the merger agreement were favorable to Arrow’s shareholders, noting in particular:

•	the limited number and nature of the conditions to Parent’s obligation to close the merger and the limited risk of non-satisfaction of such conditions;

•	the provisions of the merger agreement that allow the board of directors, under certain limited circumstances to furnish information to and engage in discussions or negotiations with third parties and to change its recommendation that Arrow’s shareholders vote in favor of the adoption of the merger agreement;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, Arrow is permitted to terminate the merger agreement, prior to shareholder adoption of the merger agreement, in order to enter into a permitted alternative acquisition agreement that the board of directors believes in good faith constitutes a superior proposal, upon the payment to Parent of a termination fee of approximately $69 million (representing approximately 3.25% of the total enterprise value of the transaction), which amount was viewed by the special committee as reasonable in light of the benefits of the merger to Arrow’s shareholders and the sale process conducted on behalf of Arrow; and

•	the fact that the merger agreement requires the approval by a majority of the votes cast by all shareholders present in person or by proxy at a meeting of Arrow shareholders who are entitled to vote thereon;

•	Parent’s delivery to Arrow of a debt commitment letter from Bank of America, N.A., Banc of America Securities LLC, JP Morgan Chase Bank, N.A. and J.P. Morgan Securities Inc. that along with Parent’s cash on hand represented sufficient cash to pay the merger consideration; and

•	the extensive sales process conducted by Arrow, with the assistance of Lazard, during which 39 potential strategic and financial buyers were contacted and 28 of such potential buyers were provided with a confidential information memorandum inviting the submission of a competing bid.

The special committee also took into account a number of potentially adverse factors concerning the merger including, without limitation, the following:

•	the risk that the merger might not close in a timely manner or at all, as well as the costs of a failure to close, including employee attrition and potential negative effects on customer relationships;

•	the interests of Arrow’s executive officers and directors in the merger (see “Interests of the Company’s Directors and Executive Officers in the Merger” on page 29 of this proxy statement);

•	the merger consideration consists of cash and will therefore be taxable to Arrow’s shareholders for U.S. federal income tax purposes;

•	the opportunities for growth and the potential for increased shareholder value if Arrow were to remain an independent company with publicly traded equity securities and the fact that Arrow’s shareholders will not participate in any future appreciation of Arrow’s value;

•	the fact that, in order for Arrow to terminate the merger agreement to accept a superior proposal, Arrow must, in addition to complying with certain other terms and conditions of the merger agreement, pay Parent a $69 million termination fee;

•	the restrictions placed on Arrow’s activities prior to closing of the merger as a result of the restrictive covenants included in the merger agreement, which may prevent Arrow from capitalizing on business opportunities that may arise before the closing of the merger;

•	the restrictions on Arrow’s ability to solicit or engage in discussions or negotiations with a party other than Parent or Sub regarding specified transactions involving Arrow;

•	the restrictions on Arrow’s ability to terminate the merger agreement in order to accept another acquisition proposal from a party other than Parent and Sub;

•	the disruption to Arrow’s business operations and diversion of management focus and resources from other strategic opportunities because of the pending merger; and

•	the fact that under Pennsylvania law, Arrow’s shareholders who are opposed to the merger will not have dissenters or similar rights.

The foregoing discussion of the information and factors considered by the special committee, while not exhaustive, includes the material considerations discussed by the special committee. In view of the wide variety of the factors considered by the special committee and the complexity of these matters, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual members of the special committee may have given different weights to different factors. The special committee unanimously approved and recommended that the board of directors approve the merger based upon its belief that the positive factors relating to the merger outweigh the negative factors, in light of the totality of information presented to and considered by it. Based on the factors outlined above and the special committee’s recommendation, the board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Arrow and Arrow’s shareholders.

Recommendations of Arrow’s Special Committee and Arrow’s Board of Directors

The special committee of Arrow’s board of directors unanimously approved the merger agreement and determined that the merger is in the best interests of Arrow and Arrow’s shareholders. The special committee unanimously recommended that Arrow’s board of directors approve the merger agreement and the merger, and that the board of directors submit the merger agreement to Arrow’s shareholders and recommend that Arrow’s shareholders adopt the merger agreement. The special committee considered a number of factors, as more fully described above under “— Background of the Merger,” beginning on page 18, and “— Reasons for the Merger,” beginning on page 21, in determining whether to recommend that the board of directors adopt the merger agreement.

After careful consideration, Arrow’s board of directors, acting upon the recommendation of the special committee, and after considering the reasons set forth above, unanimously:

•	determined that the merger agreement, the merger and the transactions contemplated are in the best interests of Arrow and its shareholders;

•	adopted the merger agreement and the transactions contemplated thereby, including the merger; and

•	recommended that Arrow shareholders vote “FOR” the adoption of the merger agreement.

Opinion of Arrow’s Financial Advisor

Under an engagement letter dated April 26, 2007, Arrow retained Lazard to perform financial advisory services for the special committee and, if requested, to render an opinion to the board of directors as to the fairness, from a financial point of view, to holders of Arrow’s common stock of the consideration to be paid to such holders in the merger. Lazard has delivered to the board of directors a written opinion, dated July 20, 2007, that, as of that date, the $45.50 per share in cash consideration to be paid to the holders of Arrow’s common stock in the merger was fair to such holders from a financial point of view.

The full text of the Lazard opinion is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth as Annex B. Shareholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is directed to the board of directors and only addresses the fairness to the holders of Arrow’s common stock of the consideration to be paid to such holders in the merger from a financial point of view as of the date of the opinion. Lazard’s written opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Arrow or the underlying business decision by Arrow to engage in the merger, and is not intended to and does not constitute a recommendation to any holder of Arrow common stock as to how such holder should vote with respect to the merger or any matter relating thereto. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of the latest draft of the merger agreement;

•	Analyzed certain publicly available historical business and financial information relating to Arrow;

•	Reviewed various financial forecasts and other data provided to Lazard by the management of Arrow relating to its business;

•	Held discussions with members of the senior management, the board of directors and other representatives and advisors of Arrow with respect to the business and prospects of Arrow;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the business of Arrow;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of Arrow and in other industries generally;

•	Reviewed the historical stock prices and trading volumes of Arrow common stock; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Arrow or concerning the solvency or fair value of Arrow, and was not furnished with any such valuation or appraisal. With respect to financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Arrow as to the future financial performance of Arrow. Lazard assumed no responsibility for and expressed no view as to such financial forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed that the final terms of the merger agreement would not vary in any material respect from those set forth in the latest draft reviewed by Lazard, and that the merger would be consummated on the terms described in the latest draft of merger agreement reviewed by Lazard, without any waiver or modification of any material terms or conditions of the merger agreement by Arrow. In addition, Lazard assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Arrow had obtained such advice as it deemed necessary from qualified professionals. Lazard did not express any opinion as to the price at which shares of Arrow common stock might trade at any time subsequent to the announcement of the merger.

The following is a brief summary of the material financial and comparative analyses that Lazard deemed appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion as well as analyses that were presented to the board of directors for informational purposes only but were not material to the rendering of Lazard’s opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. For purposes of Lazard’s review, Lazard utilized, among other things, certain projections of the future financial performance of Arrow as described below, as prepared by the management of Arrow.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Arrow. No company, transaction or business used in Lazard’s analyses as a comparison is identical to Arrow or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Comparable Public Companies Analysis

Lazard reviewed and analyzed selected public companies in the medical device industry that it viewed as reasonably comparable to Arrow based on Lazard’s knowledge of the medical device industry. In performing these analyses, Lazard reviewed and analyzed certain financial information, implied multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for Arrow. Specifically, Lazard compared Arrow to the following four publicly traded companies in the medical device industry:

•	Baxter International Inc.;

•	Becton, Dickinson and Company;

•	C.R. Bard, Inc.; and

•	Datascope Corp.

Based on equity analysts’ estimates and other public information, Lazard reviewed, among other things, the enterprise value of each selected comparable company as a multiple of such comparable company’s estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2008, and each comparable company’s closing stock price on July 13, 2007, as a multiple of such comparable company’s estimated earnings per share, or EPS, for calendar year 2008. A company’s enterprise value is equal to its short and long term debt plus the market value of its common equity and the value of any preferred stock (at liquidation value), minus its cash and cash equivalents.

Lazard calculated the following multiples for the above comparable companies:

	Enterprise Value/
	EBITDA		Price per Share/EPS
	CY2008E		CY2008E

High	12.9	x	20.2	x
Median	12.2	x	19.8	x
Low	10.5	x	17.6	x

Based on the foregoing, Lazard applied EBITDA multiples of 10.5x to 13.0x to Arrow’s calendar year 2008 estimated EBITDA provided by Arrow’s management, and determined an implied price per share range for Arrow common stock of $36.41 to $44.19 per share. The per share merger consideration fell above this range.

Lazard also applied Price Per Share/EPS multiples of 17.5x to 20.0x to Arrow’s 2008 estimated earnings per share provided by Arrow’s management, and determined an implied price per share range for Arrow common stock of $30.54 to $34.91 per share. The per share merger consideration fell above this range.

Precedent Transactions Analysis

Lazard reviewed and analyzed selected precedent merger and acquisition transactions involving companies in the medical device industry. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for Arrow.

Specifically, Lazard reviewed 26 merger and acquisition transactions since May 2003 involving companies in the medical device industry for which sufficient public information was available. Lazard reviewed, among other things, the enterprise value of each acquired company implied by the transaction as a multiple of the acquired company’s EBITDA for the last twelve months, or LTM, prior to the public announcement of the transaction.

The precedent transactions reviewed were (listed by acquiror followed by the acquired company and the date the transaction was publicly announced):

•	Advanced Medical Optics, Inc. — Bausch & Lomb Incorporated (July 5, 2007);

•	Warburg Pincus LLC — Bausch & Lomb Incorporated (May 16, 2007);

•	Cardinal Health, Inc. — VIASYS Healthcare Inc. (May 14, 2007);

•	Inverness Medical Innovations, Inc. — Biosite Incorporated (May 10, 2007);

•	Beckman Coulter, Inc. — Biosite Incorporated (May 2, 2007);

•	Investor AB — Mölnlycke Health Care Group (January 26, 2007);

•	The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. and Texas Pacific Group — Biomet, Inc. (December 18, 2006);

•	Johnson & Johnson — Conor Medsystems, Inc. (November 16, 2006);

•	Cinven Group Limited — Phadia AB (November 16, 2006);

•	Texas Pacific Group — Baxter International Inc.’s Transfusion Therapies Business (October 3, 2006);

•	Thermo Electron Corporation — Fisher Scientific International Inc. (May 8, 2006);

•	Millipore Corporation — Serologicals Corporation (April 25, 2006);

•	Danaher Corporation — Sybron Dental Specialties, Inc. (April 12, 2006);

•	Investor AB / Indap AB — Gambro AG (April 3, 2006);

•	Angiotech Pharmaceuticals, Inc. — American Medical Instruments Holdings, Inc. (February 1, 2006);

•	Montagu Private Equity Ltd. — BSN Medical GmBH (December 16, 2005);

•	Johnson & Johnson — Animas Corporation (December 16, 2005);

•	Boston Scientific Corporation — Guidant Corporation (December 5, 2005);

•	Allergan, Inc. — Inamed Corporation (November 14, 2005);

•	St. Jude Medical, Inc. — Advanced Neuromodulation Systems, Inc. (October 16, 2005);

•	Siemens AG — CTI Molecular Imaging, Inc. (March 18, 2005);

•	Advanced Medical Optics, Inc. — VISX, Incorporated (November 9, 2004);

•	Cardinal Health, Inc. — ALARIS Medical Systems, Inc. (May 19, 2004);

•	Danaher Corporation — Kaltenbach & Voight GmbH (March 29, 2004);

•	Abbott Laboratories — TheraSense, Inc. (January 13, 2004); and

•	Johnson & Johnson — Link Spine Group, Inc. (May 6, 2003).

Lazard calculated the following multiple for the above selected transactions used in its analysis:

	Enterprise Value as a
	Multiple of LTM EBITDA

High	33.4	x
Median	16.5	x
Low	9.4	x

Based on the foregoing, Lazard applied LTM EBITDA multiples of 13.0x to 16.5x to Arrow’s LTM EBITDA as provided by Arrow’s management, and determined an implied price per share range for Arrow common stock of $36.33 to $45.10. The per share merger consideration fell above this range.

Discounted Cash Flow Analysis

Based on the projections and guidance provided to Lazard by Arrow’s management, Lazard performed a discounted cash flow analysis of Arrow to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Arrow could generate during fiscal years ending August 31, 2008 through 2012. Lazard calculated estimated terminal values for Arrow by applying a range of EBITDA terminal value multiples of 9.5x to 13.5x to Arrow’s fiscal year ended August 31, 2012 estimated EBITDA. The unlevered, after-tax free cash flows and terminal values were discounted to present value using discount rates ranging from 10.0% to 12.0%, which were based on the weighted average cost of capital of selected peer companies that Lazard viewed as reasonably comparable to Arrow. Lazard assumed net cash of $115.0 million as of August 31, 2007 and a valuation date of August 31, 2007. Based on the foregoing, Lazard calculated an implied price per share range for Arrow common stock of $34.12 to $47.68. The per share merger consideration fell within this range.

Other Analyses

The analyses and data described below were presented to the board of directors for informational purposes only, and were not material to the rendering of Lazard’s opinion.

Leveraged Buyout Analysis:

Lazard performed an analysis of the equity return that an acquiror would theoretically receive if Arrow were acquired in a leveraged buyout transaction. For purposes of this analysis, Lazard used projections and guidance provided to Lazard by Arrow’s management for fiscal 2007 through 2012. Assuming, among other things, a range of exit multiples of 13.0x to 16.0x 2012 EBITDA, a premium of 25% to 35% to Arrow’s stock price of $32.84 as of May 8, 2007 (the last day prior to Arrow’s announcement of the formation of a special committee of the board of directors to explore strategic alternatives), a transaction closing date of August 31, 2007 and an exit at the end of fiscal 2012, the analysis resulted in a range of equity returns of 14.5% to 25.4%. Using the foregoing methodology and assumptions, but assuming a premium of 15% to 25% to Arrow’s stock price of $32.84 as of May 8, 2007, Lazard also performed a sensitivity analysis to analyze a decrease in revenue growth in 2009-2012 to 5%, which resulted in a range of equity returns of 10.0% to 22.4%

Premiums Paid Analysis:

Lazard performed a premiums paid analysis based on premiums paid in U.S. public merger and acquisition transactions since 2005 with transaction values between $1.5 billion and $3 billion. The implied premiums in this analysis were calculated by comparing the per share transaction price to the closing price on the day prior to the announcement of the transaction, the average price of the target company’s stock during the one-month, three-month, six-month and one-year periods prior to the announcement of the transaction, as well as the 52 week high and all time high price of the target company’s stock prior to the announcement of the transaction. The results of these calculations are set forth in the following table:

	Previous Close	One Month	Three Months	Six Months	One Year	52 Week High	All Time High

High	84%	84%	86%	103%	133%	60%	35%
Median	17%	22%	25%	29%	34%	6%	(5)%
Low	(16)%	(10)%	(7)%	(10)%	(8)%	(36)%	(100)%

Analyst Target Price Ranges:

Lazard also summarized for the board of directors Wall Street analyst views on Arrow and compared and contrasted earnings per share estimates and share price targets.

Miscellaneous

Lazard’s opinion and financial analyses were not the only factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee or Arrow’s management.

In connection with Lazard’s services as financial advisor to the special committee, Arrow has agreed to pay to Lazard an aggregate fee currently estimated to be approximately $12.7 million, portions of which were payable upon the rendering of Lazard’s opinion and a substantial portion of which is contingent upon the closing of the merger. Arrow has also agreed to reimburse Lazard for its reasonable expenses, including the expenses of legal counsel, and to indemnify Lazard and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement. Lazard may have from time to time in the past provided, and may currently or in the future provide, investment banking services to Arrow, Teleflex or their respective affiliates, for which Lazard has received or may receive customary fees. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of Arrow and Teleflex for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard was selected to act as investment banker to the special committee because of its expertise and its reputation in investment banking and mergers and acquisitions.

Interests of the Company’s Directors and Executive Officers in the Merger

Our directors and executive officers have interests in the merger that may be in addition to, or different from, their interests as shareholders of Arrow generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests are described below.

Change of Control Bonus and Severance Agreement with Frederick J. Hirt

The Company has entered into a Change of Control Bonus and Severance Agreement with Frederick J. Hirt. The consummation of the merger will constitute a change in control for purposes of Mr. Hirt’s agreement. Pursuant to the terms of the agreement, provided Mr. Hirt is employed by Arrow on the date of the change in control, has terminated his employment for good reason (as defined by the agreement) within 180 days prior to the date of the change in control, or was terminated by Arrow without cause (as defined by the agreement) within 180 days prior to the date of the change in control, Mr. Hirt will:

•	become fully vested in all outstanding, unvested stock options granted to him by Arrow, as of the date of the change in control;

•	receive a lump sum payment on the date of the change in control equal to the annual base salary Mr. Hirt received from Arrow as of July 18, 2007; and

•	receive, upon any termination of Mr. Hirt’s employment, along with his spouse, continuation of medical benefits in effect as of the date of termination at Arrow’s (or the surviving corporation’s) sole expense until the earliest of (i) December 31, 2012, (ii) the date on which Mr. Hirt becomes eligible for medical benefits under a group health plan of any employer or (iii) the date on which Mr. Hirt dies (with respect to continuation of medical benefits for Mr. Hirt’s spouse, such coverage will immediately cease on the date on which the Mr. Hirt’s spouse attains age 65, if earlier than any date provided directly above).

Additionally, if within the twelve months following the merger but on or before October 1, 2008, Mr. Hirt terminates his employment with Arrow for any reason or Arrow terminates Mr. Hirt’s employment with Arrow without Cause, then subject to the terms of the agreement, and contingent upon execution and effectiveness of the general release attached to the agreement, Arrow will pay to Mr. Hirt equal severance payments of $25,416, paid on a monthly basis, commencing with the first day of the month following the termination of employment and ending with the payment to be made on October 1, 2008. If Mr. Hirt is employed by any entity or person (other than self-employment or employment for an entity in which Mr. Hirt owns more than 50% of the voting interests in such entity), then the severance payment made on the first of a month will be reduced on a dollar for dollar basis for all compensation paid by the subsequent employer to Mr. Hirt in the month prior to the month in which the severance payment is made. Any payments or benefits due to Mr. Hirt will be reduced to the extent necessary to ensure that no portion of such payment or benefit would be subject to excise tax under Section 4999 of the Code.

Mr. Hirt’s agreement contains:

•	confidentiality and non-disparagement provisions;

•	standstill restrictions that limit Mr. Hirt from, among other activities, acquiring securities of Arrow, proposing to enter into any merger or acquisition of Arrow, soliciting proxies to vote or seeking to influence management, the board of directors or policies of Arrow during his employment and for one year after his termination of employment;

•	non-competition provisions that limit him from competing with Arrow during his employment with the Company and for a period of one year thereafter; and

•	non-solicitation provisions that limit Mr. Hirt during his employment with the Company and for one year thereafter from diverting business or clients away from Arrow or inducing persons doing business with Arrow to terminate, reduce or alter their business with Arrow, or inducing any employee of Arrow or consultant to Arrow to terminate their employment or consulting arrangement with Arrow and accept employment or enter into a consulting arrangement with anyone other than Arrow and/or interfering with customers, suppliers, or clients of Arrow in any manner.

Change of Control Bonus and Severance Agreement with Carl W. Staples

The Company has entered into a Change of Control Bonus and Severance Agreement with Carl W. Staples. The consummation of the merger will constitute a change of control for purposes of Mr. Staples’ agreement. Pursuant to the terms of the agreement, provided Mr. Staples is employed by Arrow on the date of the change of control, Mr. Staples will become fully vested in all outstanding, unvested stock options granted to him by Arrow, and will receive a lump sum payment equal to 0.5 times the annual base salary Mr. Staples received from Arrow as of June 26, 2007. Additionally, if a change of control does not occur prior to August 31, 2007, then Mr. Staples will become fully vested in all outstanding, unvested stock options granted to him by Arrow.

Mr. Staples’ agreement contains:

•	confidentiality and non-disparagement provisions;

•	standstill restrictions that limit Mr. Staples from, among other activities, acquiring securities of Arrow, proposing to enter into any merger or acquisition of Arrow, soliciting proxies to vote or seeking to influence management, the board of directors or policies of Arrow during his employment and for one year after his termination of employment;

•	non-competition provisions that limit him from competing with Arrow during his employment with the Company and for a period of one year thereafter; and

•	non-solicitation provisions that limit Mr. Staples during his employment with the Company and for one year thereafter from diverting business or clients away from Arrow or inducing persons doing business with Arrow to terminate, reduce or alter their business with Arrow, or inducing any employee of Arrow or consultant to Arrow to terminate their employment or consulting arrangement with Arrow and accept employment or enter into a consulting arrangement with anyone other than Arrow and/or interfering with customers, suppliers, or clients of Arrow in any manner.

Change of Control Bonus and Severance Agreement with John C. Long

The Company has entered into a Change of Control Bonus and Severance Agreement with John C. Long. The consummation of the merger will constitute a change in control for purposes of Mr. Long’s agreement. Pursuant to the terms of the agreement, provided Mr. Long is employed by Arrow on the date of the change in control, has terminated his employment for good reason (as defined by the agreement) within 180 days prior to the date of the change in control, or was terminated by Arrow without cause (as defined by the agreement) within 180 days prior to the date of the change in control, Mr. Long will:

•	become fully vested in all outstanding, unvested stock options granted to him by Arrow, as of the date of the change in control;

•	receive a lump sum payment on the date of the change in control equal to 2.0 times the annual base salary Mr. Long received from Arrow as of June 26, 2007;

•	receive, upon any termination of Mr. Long’s employment, continuation of medical benefits in effect as of the date of termination at Arrow’s (or the surviving corporation’s) sole expense until the earlier of one year after the date of termination or the date on which Mr. Long becomes eligible for medical benefits under a group health plan of any employer; and

•	receive a fully grossed up payment equal to the excise tax under Section 4999 of the Code, if any, resulting from any payment or benefit Mr. Long receives in connection with this change in control.

Mr. Long also agrees to remain employed at Arrow for up to 90 days after the change in control. In addition, Mr. Long’s agreement contains:

•	confidentiality and non-disparagement provisions;

•	standstill restrictions that limit Mr. Long from, among other activities, acquiring securities of Arrow, proposing to enter into any merger or acquisition of Arrow, soliciting proxies to vote or seeking to influence management, the board of directors or policies of Arrow during his employment and for one year after his termination of employment;

•	non-competition provisions that limit him from competing with Arrow during his employment with the Company and for a period of one year thereafter; and

•	non-solicitation provisions that limit Mr. Long during his employment with the Company and for one year thereafter from diverting business or clients away from Arrow or inducing persons doing business with Arrow to terminate, reduce or alter their business with Arrow, or inducing any employee of Arrow or consultant to Arrow to terminate their employment or consulting arrangement with Arrow and accept employment or enter into a consulting arrangement with anyone other than Arrow and/or interfering with customers, suppliers, or clients of Arrow in any manner.

Change of Control Bonus and Severance Agreement with Kenneth E. Imler

The Company has entered into a Change of Control Bonus and Severance Agreement with Kenneth E. Imler. The consummation of the merger will constitute a change in control for purposes of Mr. Imler’s agreement. Pursuant to the terms of the agreement, provided Mr. Imler is employed by Arrow on the date of the change of control, Mr. Imler will become fully vested in all outstanding, unvested stock options granted to him by Arrow. Additionally, provided Mr. Imler is employed by Arrow on the date of the change of control and further provided that Mr. Imler (a) is employed by Arrow on the six-month anniversary of the date of the change in control, (b) has terminated his employment for good reason (as defined by the agreement) prior to the six-month anniversary of the date of the change in control, or (c) was terminated by Arrow without cause (as defined by the agreement) prior to the six-month anniversary of the date of the change in control, Mr. Imler will receive a lump sum payment on the date of the change in control equal to 0.5 times the annual base salary he received from Arrow as of August 9, 2007.

Additionally, if within the twenty-four months following the Change of Control, Mr. Imler terminates his employment with Arrow for good reason or Arrow terminates Mr. Imler’s employment with Arrow without Cause, then subject to the terms of the agreement, and contingent upon execution and effectiveness of the general release attached to the agreement, Arrow will pay to Mr. Imler equal severance payments of $20,288, paid on a monthly basis for twenty-four months, commencing with the first day of the month following the termination of employment. If Mr. Imler is employed by any entity or person (other than self-employment or employment for an entity in which Mr. Imler owns more than 50% of the voting interests in such entity), then the severance payment made on the first of a month will be reduced on a dollar for dollar basis for all compensation paid by the subsequent employer to Mr. Imler in the month prior to the month in which the severance payment is made. Also, upon such termination, Mr. Imler and his spouse, will receive continuation of medical benefits in effect as of the date of termination at Arrow’s (or the surviving corporation’s) sole expense until the earlier of December 31, 2010, the date on which Mr. Imler becomes eligible for medical benefits under a group health plan of any employer, or the date on which Mr. Imler dies (with respect to continuation of medical benefits for Mr. Imler’s spouse, such coverage will immediately cease on the date on which the Mr. Imler’s spouse attains age 65, if earlier than any date provided directly above). Any payments or benefits due to Mr. Imler will be reduced to the extent necessary to ensure that no portion of such payment or benefit would be subject to excise tax under Section 4999 of the Code.

In addition, Mr. Imler’s agreement contains:

•	confidentiality and non-disparagement provisions;

•	standstill restrictions that limit Mr. Imler from, among other activities, acquiring securities of Arrow, proposing to enter into any merger or acquisition of Arrow, soliciting proxies to vote or seeking to influence management, the board of directors or policies of Arrow during his employment and for one year after his termination of employment;

•	non-competition provisions that limit him from competing with Arrow during his employment with the Company and for a period of one year thereafter; and

•	non-solicitation provisions that limit Mr. Imler during his employment with the Company and for one year thereafter, or, if later, during the period in which Mr. Imler is receiving any severance benefits pursuant to the agreement, from diverting business or clients away from Arrow or inducing persons doing business with Arrow to terminate, reduce or alter their business with Arrow, or inducing any employee of Arrow or consultant to Arrow to terminate their employment or consulting arrangement with Arrow and accept employment or enter into a consulting arrangement with anyone other than Arrow and/or interfering with customers, suppliers, or clients of Arrow in any manner.

General Retention Program

In addition to the executive officers listed above, 33 of our officers and other key employees have executed agreements under the general retention program. The consummation of the merger will constitute a change in control for purposes of each agreement under this general retention program. Pursuant to the terms of each agreement and provided each individual participant in the general retention program is still employed by Arrow on the date of the change in control, each participant will, as of the date of the change in control, become fully vested in all outstanding, unvested stock options granted to such participant by Arrow. Additionally, a participant in the general retention program who is employed by Arrow or its successor on the six month anniversary of the date of the change in control will receive a lump sum payment equal to either .5 times or 1 times, depending on the terms of the individual agreement, the participant’s annual base salary as of the date of the execution of the agreement (the “Retention Bonus”). Of the 33 participants, 27 participants will receive a Retention Bonus equal to .5 times the participant’s annual base salary, and 6 participants will receive a Retention Bonus equal to 1 times the participant’s annual base salary. An aggregate of approximately $3,293,260.10 in Retention Bonus payments will be payable by the Company under the general retention program to the extent all 33 participants are entitled to receive such Retention Bonus payments. In addition, if a participant terminates employment for good reason (as defined by the agreement) within one year after the date of the change in control, or is terminated by Arrow or its successor without cause (as defined by the agreement) within one year after the date of the change in control, the participant will receive, contingent upon the execution and effectiveness of a general release:

•	as of the date of such termination, the applicable Retention Bonus, to the extent unpaid on or prior to such termination;

•	base salary continuation, if any, from the date of termination until the six month anniversary of the date of the change in control; and

•	continuation of medical benefits after such termination of employment until the later of: (a) the one year anniversary of the date of the change in control or (b) the date which is six months after the date of such termination.

Each participant’s agreement contains:

•	confidentiality and non-disparagement provisions; and

•	non-solicitation provisions that limit each participant during their employment with the Company and for one year thereafter from diverting business or clients away from Arrow or inducing persons doing business with Arrow to terminate, reduce or alter their business with Arrow, or inducing any employee of Arrow or consultant to Arrow to terminate their employment or consulting arrangement with Arrow and accept employment or enter into a consulting arrangement with anyone other than Arrow and/or interfering with customers, suppliers, or clients of Arrow in any manner.

Equity Compensation Awards — Options

Under the terms of the merger agreement, each option to purchase shares, including each such option held by directors or executive officers, whether vested or unvested, that is outstanding immediately prior to the merger will, upon completion of the merger, become fully vested and entitle the holder of such option, including each director and executive officer, to receive an amount in cash equal to the product of (x) the excess of $45.50 over the exercise price per share of such option multiplied by (y) the total number of shares subject to such option. As of August 10, 2007, the Company’s directors and executive officers held options to purchase 431,578 shares in the aggregate, 287,878 of which were vested and exercisable as of that date, with exercise prices ranging from $13.875 to $35.32 and an aggregate weighted exercise price of $24.869 per share. As of August 10, 2007, the Company’s directors and executive officers held unvested options to purchase 143,700 shares in the aggregate that will vest automatically upon a change of control.

Indemnification and Insurance

The merger agreement provides that, for a period of six years following the effective time of the merger: (1) the surviving corporation’s articles of incorporation and by-laws will contain provisions with respect to indemnification of directors, officers or employees on terms no less favorable than those in effect prior to the effective time of the merger; (2) current and former directors and officers will be indemnified and held harmless, as and to the fullest extent permitted by law, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation), judgments, fines and amounts paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation in which such indemnified party is, or is threatened to be, made a party to, based in whole or in part on the fact that he or she is or was a director or officer of Arrow; and (3) Arrow’s current directors’ and officers’ liability insurance will remain in effect in respect of acts or omissions occurring at or prior to the effective time of the merger, on terms no less favorable to such directors and officers in any material respect than those of such policy in effect on the date of the merger agreement, provided that in no event will the surviving corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by Arrow for such insurance; provided further, however, that if the annual premiums of such insurance coverage exceed such amount, the surviving corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Material United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) who receive cash in the merger in exchange for shares of Arrow common stock. The discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. The discussion is based on the Internal Revenue Code of 1986, as amended, applicable current and proposed U.S. Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. The discussion applies only to shareholders who hold shares of Arrow common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to our shareholders in light of their particular circumstances, or that may apply to holders that are subject to special treatment under U.S. federal income tax laws (including, for example, non-U.S. holders (as defined below), insurance companies, tax-exempt organizations, financial institutions, broker-dealers, traders in securities who elect to mark their securities to market, mutual funds, real estate investment trusts, S corporations, shareholders subject to the alternative minimum tax, persons who validly exercise appraisal rights, partnerships or other pass-through entities and persons holding shares of Arrow common stock through a partnership or other pass-through entity, persons who acquired shares of Arrow common stock in connection with the exercise of employee stock options or otherwise as compensation, United States expatriates and shareholders who hold shares of Arrow common stock as part of a hedge, straddle, constructive sale or conversion transaction). The discussion does not address any aspect of state, local or foreign tax laws.

For purposes of this summary, a “U.S. holder” is a holder of shares of Arrow common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If shares of Arrow common stock are held by a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of Arrow common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

U.S. Holders

The receipt of cash for shares of Arrow common stock in the merger by a U.S. holder will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who surrenders shares of Arrow common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately with respect to each block of shares of Arrow common stock (i.e., shares acquired at the same cost in a single transaction) exchanged in the merger. Such gain or loss will be long-term capital gain or loss provided that a U.S. shareholder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains recognized by U.S. holders that are individuals will generally be subject to a tax at preferential rates. There are limitations on the deductibility of capital losses.

Under the Internal Revenue Code, a U.S. holder of Arrow common stock (other than a corporation or other exempt recipient) may be subject to information reporting on the cash received in the merger. Backup withholding at a rate of 28% also may apply with respect to the amount of cash received in the merger, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number (or properly certifies that the U.S. holder is awaiting a taxpayer identification number) and otherwise complies with applicable requirements of the backup withholding rules. Each of our U.S. holders and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld from a U.S. holder’s proceeds under the backup withholding rules will generally be allowed as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Company’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding will apply to the cash received in the merger by a non-U.S. holder, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The United States federal income tax consequences set forth above are for general information only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult its own tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger, including the application of state, local and foreign tax laws.

Regulatory Approvals

Under the HSR Act, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) by Arrow and Parent, unless a written request for additional information and documentary material is received from the FTC or the Antitrust Division or unless early termination of the waiting period is granted. Arrow and Parent filed their notification and report forms with the FTC and the Antitrust Division under the HSR Act on August 8, 2007. If Arrow and Parent do not receive a written request for additional information, the waiting period with respect to the HSR Act will expire at 11:59 p.m. on September 7, 2007, if not terminated earlier. The parties have requested early termination of the waiting period.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Arrow or Parent or their subsidiaries and affiliates. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

The merger is also subject to certain local, state and federal regulatory requirements for notice, abbreviated review, or full regulatory review and approval of the merger, which may encompass permits, licenses, certificates of need, third party payor agreements and certifications and contracts, as well as other requirements as mandated by the applicable jurisdictions within which Arrow provides or owns licensed or otherwise regulated services. The parties are currently in the process of reviewing where such notices, abbreviated review, full regulatory review or approval may be required or desirable.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that the result of such challenge would permit the merger to proceed. Similarly, there can be no assurance that the parties will obtain the other regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date or at all. Under the merger agreement, Arrow, Parent and Sub have agreed to use reasonable best efforts to obtain the required governmental approvals in connection with the execution of the merger agreement and completion of the merger. In particular, Arrow, Parent and Sub are obligated to hold separate, sell, divest or otherwise dispose of any its businesses or assets in a manner that would resolve any objections or suits that would otherwise have the effect of preventing or delaying the consummation of the merger.

Financing

Parent has delivered to us a copy of an executed commitment letter, pursuant to which Bank of America, N. A., Banc of America Securities LLC, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. have committed to provide up to $2.55 billion of senior credit facilities (the “senior credit facilities”). Parent has informed Arrow that it intends to use the proceeds from the senior credit facilities, along with cash held by it, to finance the merger, to refinance Parent’s existing senior credit facility and to pay certain fees incurred by Parent in connection with the merger and the senior credit facilities. The closing of the senior credit facilities is subject to customary conditions.

THE MERGER AGREEMENT

The following describes some of the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. We encourage you to read the merger agreement carefully in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The following summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement.

The merger agreement has been summarized to provide information regarding its terms. It is not intended to provide any other factual information about us. The representations, warranties and covenants contained in the merger agreement were made solely for purposes of the merger agreement, as of specific dates and solely for the benefit of the parties to the merger agreement. The statements embodied in those representations, warranties and covenants are qualified by certain information that we filed with the SEC between August 31, 2005 and the date of the merger agreement, as well as by information in a confidential disclosure letter provided by Arrow in connection with signing the merger agreement. In addition, please note that certain representations and warranties in the merger agreement may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure; Effective Time; Effects of the Merger

At the effective time of the merger, Sub will merge with and into Arrow, with Arrow surviving the merger as a wholly owned subsidiary of Parent. The merger will be effective when we file articles of merger with the Department of State of the Commonwealth of Pennsylvania on the closing date of the merger. The closing date of the merger will occur on the first business day after satisfaction or (to the extent permitted by law) waiver of the conditions to the merger set forth in the merger agreement, which are described below in “— Conditions to the Merger,” other than those conditions that by their terms are to be satisfied at the closing (or such other date as Parent and the Company may agree).

Following completion of the merger, Arrow will be a wholly owned subsidiary of Parent and Arrow common stock will no longer be publicly traded. Arrow’s current shareholders will cease to have any ownership interest in Arrow or rights as Arrow shareholders, will not participate in any future earnings or growth of Arrow, and will not benefit from any appreciation in value of Arrow.

Merger Consideration

Under the terms of the merger agreement, if the merger is completed, each share of Arrow common stock issued and outstanding immediately prior to the time of the merger (excluding any shares that are directly owned by Parent or Sub, held by Arrow as treasury shares, or owned by any subsidiary of Arrow) will be converted at the time of the merger into the right to receive $45.50 in cash per share, without interest.

Treatment of Options

As of the record date, there were approximately 2,070,842 shares of Arrow common stock subject to stock options granted under the Company’s stock option plans. Under the terms of the merger agreement, each outstanding stock option that remains unexercised at the time of the merger, whether or not the option is vested or exercisable, will automatically vest and the holder of such stock option will be entitled to receive a cash payment, without interest, equal to the product of:

•	the number of shares of our common stock subject to the option as of the effective time of the merger; multiplied by

•	the excess of $45.50 over the exercise price per share of common stock subject to the option.

Exchange and Payment Procedures

Before the merger becomes effective, Parent will appoint a bank or trust company that is reasonably acceptable to Arrow to act as the paying agent for the payment of the merger consideration and payments in respect of the Company options. At the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent, cash in an amount sufficient to pay the aggregate merger consideration plus the aggregate option amounts. If the merger agreement is adopted by Arrow shareholders, as soon as reasonably practicable after the effective time of the merger, Parent will cause the paying agent to mail to each holder of record of shares of Arrow common stock a letter of transmittal and instructions explaining how to surrender common stock certificates in exchange for the merger consideration. Upon surrender of a certificate (or certificates) to the paying agent, together with a duly executed letter of transmittal and any other documents that the paying agent may reasonably require, the holder of such certificate (or certificates) will be entitled to receive the appropriate merger consideration in cash, without interest. In the event of a transfer of ownership of Arrow common stock which is not registered in the transfer records of Arrow, payment of the merger consideration may be made to a person other than the person in whose name the certificate so surrendered is registered if such certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered under the procedures described in this paragraph, each certificate shall be deemed at any time after the effective time of the merger to represent only the right to receive upon such surrender the merger consideration that the holder thereof has the right to receive in respect of such certificate and any dividends or other distributions with a record date prior to the effective time of the merger that may have been authorized by Arrow and which remain unpaid at the effective time of the merger. No interest will be paid or will accrue on any cash payable to holders of certificates.

These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety. You should not return your stock certificates with the enclosed WHITE proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Representations and Warranties

The merger agreement contains representations and warranties made by Arrow to Parent and Sub relating to, among other things:

•	our and our subsidiaries’ proper organization, valid existence, good standing and qualification to do business;

•	our ownership of our equity interests in our subsidiaries;

•	our capitalization and indebtedness;

•	our corporate power and authority to enter into, and consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement as against us;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the consents and approvals of governmental entities required in connection with the transactions contemplated by the merger agreement;

•	our SEC filings since August 31, 2005 and the consolidated financial statements contained therein;

•	the accuracy of information supplied by Arrow for inclusion in this proxy statement;

•	the absence of certain changes after May 31, 2007;

•	litigation;

•	certain material contracts;

•	compliance with laws and certain applicable regulations;

•	environmental matters;

•	the absence of changes in our benefit plans and benefit agreements after May 31, 2007;

•	compliance with the Employee Retirement Income Security Act of 1974 and Section 280G of the Internal Revenue Code of 1986, otherwise referred to in the merger agreement as the “Code”;

•	tax matters;

•	our interests in real property, including owned and leased property, as well as facilities operated or managed by us;

•	intellectual property;

•	insurance;

•	labor and employment matters;

•	the required vote of our shareholders necessary to adopt the merger agreement and approve the transactions contemplated therein;

•	the inapplicability of any takeover statutes;

•	the absence of dissenters rights;

•	brokers’ and finders’ fees; and

•	the receipt by our board of directors of an opinion from Lazard Freres & Co. LLC.

Many of our representations and warranties in the merger agreement are qualified so that they will not be deemed untrue or incorrect by virtue of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events covered by the representation or warranty in question, has or would be reasonably likely to have a material adverse effect on us. For the purposes of the merger agreement, a “material adverse effect” means any change, effect, event or occurrence or state of facts that, when considered individually or in the aggregate, is or would reasonably be expected to be materially adverse to us or our subsidiaries’ business, financial condition or results of operations, taken as a whole, or prevent or materially impede, interfere with, hinder or delay the consummation by us of the merger or the other transactions contemplated by the merger agreement, other than any change, effect, event or occurrence or state of facts relating to:

•	economic, financial market or geographical conditions in general and that do not materially, disproportionately affect Arrow and its subsidiaries, taken as a whole, relative to other participants in the industry in which Arrow and its subsidiaries participate;

•	changes in law or applicable accounting regulations or principles after the date of the merger agreement;

•	the industry in which Arrow and its subsidiaries operate generally and that do not materially, disproportionately affect Arrow and its subsidiaries, taken as a whole, relative to other participants in such industry;

•	any change, in and of itself, in Arrow’s stock price or trading volume, or any failure, in and of itself, by Arrow to meet revenue or earnings projections (it being understood that the facts giving rise or contributing to any such change or failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect); and

•	the announcement of the merger agreement and the transactions expressly contemplated hereby and performance of and compliance with the terms of the merger agreement.

The merger agreement also contains various representations and warranties made by Parent to Arrow relating to, among other things:

•	the proper organization, valid existence and good standing of Parent and Sub;

•	Parent and Sub’s corporate power and authority to enter into, and consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement as against them;

•	the consents and approvals of governmental entities required in connection with the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the accuracy of information supplied by Parent and Sub for inclusion in this proxy statement;

•	the financial capability of Parent to deliver the merger consideration on the terms and conditions of the merger agreement;

•	the capitalization, ownership and operations of Sub;

•	brokers’ and finders’ fees;

•	Parent and Sub’s treatment as disinterested shareholders of Arrow;

•	Parent and Sub’s lack of ownership of Arrow common stock or participation in any contracts or arrangements (other than the merger agreement) relating to Arrow common stock; and

•	litigation.

Some of the representations and warranties of Parent and Sub are qualified so that they will not be deemed untrue or incorrect by virtue of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events covered by the representation or warranty in question, prevents or materially delays, or would be reasonably expected to prevent or materially delay, the performance by Parent or Sub of its respective obligations under, or the consummation by Parent or Sub of the transactions contemplated by, the merger agreement. For purposes of the merger agreement, a “parent material adverse effect” means any change, effect, event, occurrence or state of facts that, when considered individually or in the aggregate, is or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Sub of the merger or the other transactions contemplated by the merger agreement

The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the merger.

Conduct of Business Pending the Merger

Under the merger agreement, we have agreed that, except as previously disclosed to or consented to in writing by Parent and subject to certain exceptions, between July 20, 2007 and the effective time of the merger, we and our subsidiaries will carry on our business in the ordinary course consistent with the past practice, and use reasonable best efforts to preserve substantially intact our current business organization, to keep available the services of its current officers and employees and to preserve our relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having business dealings with it.

We have also agreed that, during the same time period, except as previously disclosed to or consented to in writing by Parent and subject to certain exceptions, we will not, and will not permit our subsidiaries to:

•	declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock or property) with respect to, any of our capital stock, other than regular quarterly cash dividends on Arrow common stock consistent with past practice and not to exceed $0.21 per share of Arrow common stock and dividends or distributions by a direct or indirect wholly owned subsidiary of ours to us or another wholly owned subsidiary of ours;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in substitution for shares of our capital stock;

•	purchase, redeem or otherwise acquire any shares of our capital stock or other voting securities or any options, warrants, calls or rights to acquire, or any securities convertible into or exchangeable for, any such shares or voting securities (except upon the exercise of options, warrants, calls or rights previously disclosed to Parent to the extent net exercises are provided for in the plans or agreements governing such options, warrants, calls or rights);

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of our capital stock or other voting securities or any options, warrants, calls or rights to acquire any such shares, other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock units, deferred stock units or stock based performance units, including pursuant to contracts as in effect on the date of the merger agreement (other than the issuance of shares of Arrow common stock upon the exercise of Arrow stock options);

•	amend our articles or by-laws or other comparable charter or organizational documents of any of our subsidiaries;

•	merge or consolidate with, or purchase an equity interest in all or substantially all of the assets of, any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by us and our subsidiaries in connection with all such transactions would exceed $5,000,000;

•	sell, lease or otherwise dispose of any of our real or personal properties or assets (including capital stock of any subsidiary of ours) that are material, individually or in the aggregate, to us and our subsidiaries, taken as a whole, other than sales of inventory and other assets in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ours or any of our subsidiaries or guarantee indebtedness of another person, other than (1) indebtedness incurred or otherwise assumed or entered into in the ordinary course of business under our or our subsidiaries’ existing revolving credit facilities, trade letters of credit or other existing arrangements, (2) indebtedness incurred to finance capital expenditures and mergers, consolidations or purchases permitted in the merger agreement and (3) indebtedness incurred in connection with the refinancing of any indebtedness existing on the date of the merger agreement or permitted to be incurred, assumed or otherwise entered into pursuant to the merger agreement;

•	make any loans or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice;

•	make any capital expenditures, other than (A) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (B) otherwise in an aggregate amount for all such capital expenditures not to exceed $12,000,000;

•	enter into any contract that is or would be a material contract (as defined by the merger agreement), or modify, amend, elect not to renew or terminate or waive, release or assign any material rights under any material contract (as defined by the merger agreement) to which we or any of our subsidiaries are a party, which if so entered into, modified, amended, terminated, waived, released or assigned, would reasonably be expected to (A) have a material adverse effect or (B) impair in any material respect our or our subsidiaries’ ability to conduct our business as currently conducted;

•	grant any material increase in compensation to any executive officer or director of ours or any of our subsidiaries, except (1) for increases in the ordinary course of business, (2) as required under the terms of our benefit plans and benefit agreements as in effect on the date of the merger agreement or (3) for employment arrangements for, or grants of compensatory awards to, promoted or newly hired employees;

•	grant to any director or executive officer of ours or our subsidiaries the right to receive any severance or termination pay not provided for under any of our benefit plans and benefit agreements as in effect on the date of the merger agreement;

•	enter into or materially amend any of our benefit agreements with any executive officer or director of ours or any of our subsidiaries;

•	adopt or amend in any material respect any of our benefit plans, except as required to comply with the terms of any of our benefit plans;

•	make any material change in accounting methods, principles or practices that would materially affect our consolidated assets, liabilities or results of operations, except insofar (A) as may have been required by a change in generally accepted accounting principles, (B) as may be required by a change in law or (C) as required by a governmental entity or quasi-governmental entity (including the Financial Accounting Standards Board or any similar organization);

•	change any material method of tax accounting, make or change any material tax election, file any amended material tax return, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•	except as required by law or any judgment by a court of competent jurisdiction, pay, discharge, settle or satisfy any material actions, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of ours included in the any report, schedule, form, statement and other document required to be filed with the SEC by the Company from and after August 31, 2005 through the date of the merger agreement (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business and (B) which do not seek injunctive or other equitable relief that would restrict our or our subsidiaries’ conduct in any material respect; provided, that if, after a request from us, Parent prohibits us from making any such payment, discharge, settlement or satisfaction proposed by us, or directs us to take an action with respect to any such actions, liabilities or obligations, then any adverse development with respect to such subject action, liabilities or obligation shall not be considered in determining the satisfaction of the closing conditions to the merger;

•	write up, write down or write off the book value of any assets, individually or in the aggregate, for us and/or our subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice or otherwise not in excess of $5,000,000; or

•	authorize any of, or commit or agree in writing to take any of, the foregoing actions.

In addition, each party agreed that, between the date of the merger agreement and the effective time of the merger, they will not and will cause their affiliates not to, directly or indirectly, take any action that, individually or in the aggregate, would, or would reasonably be expected to, prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by the merger agreement.

Shareholders Meeting

The merger agreement requires us, as promptly as reasonably practicable, to duly call, give notice of, convene and hold a meeting of our shareholders for the purpose of obtaining shareholder approval for the adoption of the merger agreement, which requires the affirmative vote of a majority of the votes cast by all shareholders of Arrow common stock entitled to vote thereon at a meeting of shareholders or any adjournment or postponement thereof. Except in certain circumstances described in the next sentence and below in “— Agreement Not to Solicit Other Offers,” we are required, through our board of directors, to recommend to our shareholders the approval of the merger agreement and shall include such recommendation in this proxy statement. Our board of directors may withdraw, modify or qualify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, its recommendation of the merger agreement or the merger or resolve or agree to take any such action, or adopt or recommend, or propose publicly to adopt or recommend, any Takeover Proposal (as defined below) if it determines (after consultation with our outside legal counsel and financial advisor) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (such change in recommendation by the board of directors referred in the merger agreement as an “Adverse Recommendation Change”). Subject to the terms of the merger agreement, we are required to duly call, give notice of, convene and hold a meeting of our shareholders for the purpose of obtaining shareholder approval for the adoption of the merger agreement, notwithstanding the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or an Adverse Recommendation Change.

A “Takeover Proposal” is any inquiry, proposal or offer from any third party (other than Parent or Sub) relating to any direct or indirect acquisition by such third party (or in the case of a direct merger between such third party and Arrow, the equity holders of such third party), including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) assets that constitute or represent 15% or more of our or our subsidiaries’ total revenue or assets, taken as a whole or (ii) 15% or more of the outstanding shares of Arrow common stock or of any class of capital stock of, or other equity or voting interests in, one or more of our subsidiaries which, in the aggregate, directly or indirectly hold the assets that constitute or represent 15% or more of our or our subsidiaries’ total revenue or assets.

Agreement Not to Solicit Other Offers

We have agreed that we will not, and will not authorize or permit any of our subsidiaries (or any of our or our subsidiaries’ officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives), and will use our reasonable best efforts to cause such representatives not to:

•	solicit, initiate or knowingly encourage or take any other action designed to knowingly facilitate the submission of any Takeover Proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any person (other than Parent or its representatives or Arrow’s Representatives) any confidential information with respect to, or otherwise actively cooperate in any way with, any Takeover Proposal; or

•	waive, terminate or modify any provision of any contractual “standstill” or similar obligation of any person other than Parent.

We may, however, prior to obtaining the shareholder approval for the adoption of the merger agreement, in response to a bona fide written Takeover Proposal that the board of directors determines (after consultation with our outside legal counsel and financial advisor) is or is reasonably likely to lead to a Superior Proposal (as defined below), furnish non-public information with respect to us and our subsidiaries to the person making such Takeover Proposal and participate in discussions and negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal so long as:

•	such Takeover Proposal was not solicited after the date of the merger agreement;

•	such Takeover Proposal was made after the date of the merger agreement;

•	such Takeover Proposal did not otherwise result from a breach of Arrow’s obligation not to solicit other offers;

•	we have advised, as promptly as reasonably practicable, Parent of our receipt of the Takeover Proposal and its terms and conditions and identity of the person making such Takeover Proposal;

•	we enter into a confidentiality agreement with the person making such Takeover Proposal that contains provisions with respect to the confidential treatment of information provided to such person that are no less restrictive to such person than the confidentiality agreement between Parent and us; and

•	the information provided to such person has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person.

A “Superior Proposal” is any bona fide written offer made by a third party (other than Parent or Sub) which the board of directors determines in good faith (after consultation with our outside legal counsel and financial advisor) to be more favorable to the shareholders of Arrow than the merger (taking into account all of the terms and conditions of such proposal and the merger agreement, including all financial, legal and regulatory terms and conditions and the likelihood and timing of consummation thereof (including any changes to the financial terms of the merger agreement proposed and irrevocably committed to by Parent in response to such offer or otherwise)).

In addition to restrictions on the board of director’s ability to withdraw its recommendation of the merger agreement or the merger or recommend any Takeover Proposal described above in “— Shareholders Meeting,” under the terms of the merger agreement, unless the Company terminates the merger agreement, the board of directors will not recommend, adopt, approve or enter into any Takeover Proposal, or propose publicly to recommend, adopt, approve or enter into any Takeover Proposal or resolve or agree to take any such action, nor will it cause or permit Arrow to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to any Takeover Proposal (other than a confidentiality agreement). The board of directors may, prior to shareholder adoption of the merger agreement and in response to a Superior Proposal, cause Arrow to enter into a definitive agreement with respect to a Superior Proposal and terminate the merger agreement as long as we do not exercise our right to terminate the merger agreement until after:

•	a five calendar day period following Parent’s receipt of written notice from us advising Parent that the board of directors has received a Superior Proposal, identifying the person making such Superior Proposal, stating that the board of directors intends to take such action and specifying the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the board of directors (any material amendment to the financial terms or any other material term of such Superior Proposal will require a new written notice of a Superior Proposal and a new five calendar day period);

•	during such five calendar day period, if requested by Parent, we have engaged in good faith negotiations with Parent to amend the merger agreement in such a manner that the Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal; and

•	a determination by the board of directors that the Takeover Proposal described in such written notice constitutes a Superior Proposal after taking into account any changes to the merger proposed and irrevocably committed to by Parent during such five calendar day period.

Under the terms of the merger agreement, we agree to, as promptly as reasonably practicable, advise Parent orally and in writing of the receipt of any Takeover Proposal after the date of merger agreement, the material terms and conditions of any such Takeover Proposal and the identity of the Person making any such Takeover Proposal. We also agree to keep Parent reasonably informed of the material details of any such Takeover Proposal (including any material changes thereto) and provide Parent with any documents describing or evidencing any such Takeover Proposal as promptly as reasonably practicable.

The merger agreement permits us to take and disclose to Arrow shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or make any disclosure to Arrow shareholders if, in the good faith judgment of the board of directors (after consultation with its outside legal counsel and financial advisor), failure to so disclose would reasonably be expected to violate its obligations under applicable law or is otherwise required under applicable law.

Employee Benefits

The parties have agreed that, for a period not less than one year after the completion of the merger, Parent will, and will cause the surviving corporation to, provide our current employees with compensation, severance and other employee benefits that are no less favorable in the aggregate than those provided as of the effective time of the merger, provided that:

•	neither Parent nor the surviving corporation nor any of their subsidiaries will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; and

•	no plans or arrangements of ours or any of our subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are no less favorable in the aggregate.

Any benefit plan of ours that is continued by the surviving corporation shall be maintained in accordance with its terms, subject to any amendment or termination that may be permitted by such applicable plan. Each employee will be credited with his or her most recent continuous period of service with Arrow for eligibility, vesting, level of benefits and, only with respect to vacation and severance, benefit accrual under the employee benefit plans of the surviving corporation to the extent that the employee was entitled to credit for service under our corresponding benefit plans prior to the effective time of the merger. Each employee and their dependents will be immediately eligible to participate in the surviving corporation’s new employee benefit plans that replace a similar or comparable benefit plan in effect prior to the merger under which the employee would have been eligible. In addition, for new welfare plans of the surviving corporation, pre-existing condition or eligibility limitations will be waived to the extent they were waived under benefit plans in effect prior to the merger, and eligible expenses incurred by an employee during the portion of a year prior to the completion of the merger will be credited for deductible, coinsurance and maximum out-of-pocket expenses for that year under the surviving corporation’s benefit plans.

Prior to the effective time of the merger, we will be entitled to amend, modify or terminate any of our benefit plans and benefit agreements or to adopt or enter into replacement benefit plans and benefit agreements and to establish trusts to fund Arrow’s obligations under any benefit plans and benefit agreements, in each case, as we determine necessary or desirable to comply with Section 409A of the Code or any regulation or other authority promulgated thereunder, provided that such actions will not materially increase our liabilities or obligations under any benefit plans and benefit agreements.

Indemnification and Insurance

The parties agree that all rights to indemnification and exculpation existing in favor of current or former directors, officers or employees of Arrow will be assumed by the surviving corporation. For a period of six years after the effective time, Parent and the surviving corporation will:

•	maintain the surviving corporation’s articles of incorporation and by-laws such that they contain provisions with respect to indemnification of directors, officers or employees on terms no less favorable than those in effect prior to the effective time of the merger;

•	indemnify and hold harmless, as and to the fullest extent permitted by law, any person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time of the merger, a director or officer of ours, any of our subsidiaries or any of our or our subsidiaries’ respective predecessors (referred in the merger agreement as the “Indemnified Parties”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation), judgments, fines and amounts paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation in which such Indemnified Party is, or is threatened to be, made a party to, based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that he or she is or was a director or officer of ours, any of our subsidiaries or any of our or our subsidiaries’ respective predecessors;

•	not settle any judgment for which indemnification could be sought by an Indemnified Party, unless such Indemnified Party consents or is released from liability; and

•	maintain in effect our current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time of the merger, covering each person currently covered by our directors’ and officers’ liability insurance policy, on terms, including with respect to coverage and amount, no less favorable to such directors and officers in any material respect than those of such policy in effect on the date of the merger agreement, provided that in no event will the surviving corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by us for such insurance; provided further however that if the annual premiums of such insurance coverage exceed such amount, the surviving corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement including the taking of all acts necessary to cause the conditions to the closing of the merger to be satisfied as promptly as reasonably practicable, the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity and the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the agreement. The parties will also as promptly as reasonably practicable duly file with the FTC and the Antitrust Division the notification and report form required under the HSR Act with respect to the transactions contemplated by the merger agreement.

Each of Parent and the Company will also respond as promptly as reasonably practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from either Governmental Entity, not extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and not enter into any agreement with any governmental entity not to consummate the transactions contemplated by the merger agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Parent and the Company will, from the date of the merger agreement until January 31, 2008, use their respective reasonable best efforts to avoid the entry of, or to have lifted, vacated or terminated, any injunction or judgment that would restrain, prevent or delay the Closing.

If any objections are asserted or if any suit is instituted (or threatened to be instituted) by the FTC, the Antitrust Division or any other applicable Governmental Entity or any private party with respect to any of the transactions contemplated hereby that would prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby, each of Parent, Sub and Arrow shall use its reasonable best efforts, and cause their affiliates to use their reasonable best efforts, to resolve any such objections or suits so as to permit consummation of the transactions contemplated hereby, including by selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits, agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits; provided that any such action with respect to us or our subsidiaries will be conditioned upon the consummation of the merger.

Other Covenants and Agreements

The merger agreement also contains additional agreements among the Company, Parent and Sub relating to:

•	the provision to Parent, Sub and their representatives of reasonable access to our and our subsidiaries’ properties, books, personnel and records, subject to certain limitations;

•	except as otherwise may be agreed by Parent, the delivery to Parent, at the closing of the merger, of evidence reasonably satisfactory to Parent of the resignation of all of the Company’s directors; and

•	coordination of press releases and other public statements about the merger agreement and the transactions contemplated by the merger agreement.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual closing conditions:

Shareholder Approval.  The merger agreement must be duly adopted by our shareholders. Shareholder approval of the merger agreement requires the affirmative vote of a majority of the votes cast by all shareholders present in person or by proxy at the annual meeting who are entitled to vote thereon (assuming a quorum is present).

HSR Approvals.  The applicable waiting period under the HSR Act (or any extension thereof) applicable to the merger must have been terminated or expired.

No Injunctions or Restraints.  There is no temporary restraining order, preliminary or permanent injunction or other judgment issued by any federal or state court of competent jurisdiction in effect enjoining or otherwise prohibiting the consummation of the merger.

The obligations of Parent and Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

Accuracy of the Representations and Warranties of the Company.

•	our representations and warranties relating to our equity capitalization, voting requirements necessary to adopt the merger agreement and approve the transactions contemplated thereby, the absence of dissenters rights derived from the consummation of the merger, and the absence of broker and finder’s fees in connection with the merger except those paid or payable to Lazard, that are subject to materiality qualifications, must be true and correct as of the date of the merger agreement and as of the date the merger is completed, and such representations and warranties that are not so qualified shall be true and correct as of the date of the merger agreement and as of the date the merger is completed, in all material respects; and

•	all other representations and warranties made by us must be true and correct, in each case as of the date of the merger agreement and as of the date the merger is completed as though made on the date the merger is completed (except to the extent that a representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates without giving effect to any materiality qualification, individually or in the aggregate, would not, individually or in the aggregate, have a material adverse effect.

Performance of our Covenants.  We must perform in all material respects all covenants and agreements required to be performed by us under the merger agreement on or prior to the completion of the merger, except with respect to certain covenants where failure to perform would not have a material adverse effect.

Closing Certificate.  Our delivery of a certificate to Parent at closing with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements.

No Material Adverse Effect on the Company.  There must have been no material adverse effect on us since the date of the merger agreement.

Our obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

Accuracy of the Representations and Warranties of Parent and Sub.  All of the representations and warranties of Parent and Sub contained in the merger agreement must be true and correct as of the date of the merger agreement and as of the date the merger is completed as though made on the date the merger is completed (except to the extent that a representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates without giving effect to any materiality qualification, individually or in the aggregate, would not have a material adverse effect.

Performance of our Covenants.  Each of Parent and Sub must perform in all material respects all covenants and agreements required to be performed by us under the merger agreement on or prior to the completion of the merger, except with respect to certain covenants where our failure to perform would not have a material adverse effect.

Closing Certificate.  The delivery of a certificate by Parent at closing with respect to the satisfaction of the conditions relating to Parent and Sub’s representations, warranties, covenants and agreements.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either Parent or us, if the transactions have not been consummated by January 31, 2008;

•	by either Parent or us, if any temporary restraining order, preliminary or permanent injunction or other judgment issued by any federal or state court of competent jurisdiction prohibiting the consummation of the Merger becomes final and nonappealable;

•	by either Parent or us, if Arrow shareholders fail to approve the merger;

•	subject to limited exceptions, either Parent or us, if the other party breaches its representations, warranties, covenants or agreements such that the closing conditions would not be satisfied and such breach is incapable of being cured by January 31, 2008;

•	by Parent, in the event an Adverse Recommendation Change occurs; and

•	by us in accordance with the procedures regarding treatment of a Superior Proposal.

Termination Fees and Expenses

We have agreed to pay to Parent a termination fee of $69 million, less the amount of any Parent Expenses previously paid to Parent (if any), if the merger agreement is terminated under the following circumstances:

•	by the Company, in response to a Superior Proposal;

•	by Parent, in the event of an Adverse Recommendation Change, if at the time of the relevant Adverse Recommendation Change, no proposal relating to any acquisition of 50% or more of the our assets or outstanding shares of Arrow common stock has been publicly made to us or our shareholders generally or otherwise becomes publicly known;

•	if (i) after the date of the merger agreement, a proposal relating to any acquisition of 50% or more of our assets or outstanding shares of Arrow common stock has been publicly made to us or our shareholders generally or otherwise becomes publicly known, (ii) thereafter, the merger agreement is terminated by (A) either Parent or us, because the Arrow shareholders fail to approve the merger upon a vote taken at a meeting of the shareholders or any postponement or adjournment thereof, or (B) us, where the transactions have not been consummated by January 31, 2008, and (iii) within 12 months after such termination, we enter into a definitive agreement to consummate the transaction contemplated by any takeover proposal relating to any acquisition of 50% or more of our assets or outstanding shares of Arrow common stock, and such transaction is consummated within 15 months after such termination.

In the event of a termination of the merger agreement by either party in the case of a shareholder vote that fails to approve the merger, we must promptly, but in no event later than three business days after such termination and receipt of an invoice from Parent, pay Parent all of the reasonable and documented out-of-pocket expenses incurred by Parent or Sub in connection with the merger agreement and the transactions contemplated by the merger agreement, up to a maximum amount of $5 million, by wire transfer of same day funds.

Other than as set forth above, each party will pay its own expenses in connection with the merger agreement and the merger, provided that Parent will pay all fees payable under the HSR Act and all related expenses other than our attorneys’ fees and costs.

Amendment and Waiver

The merger agreement may be amended by a written agreement signed by the parties to the merger agreement at any time before or after Arrow shareholders have adopted the merger agreement. However, if our shareholders adopt the merger agreement, there must be no amendment that is prohibited by applicable law. At any time prior to the completion of the merger, a party to the merger agreement may waive in writing another party’s compliance with certain provisions of the merger agreement to the extent allowed by law.

NO RIGHTS OF APPRAISAL OR DISSENTERS RIGHTS

Under Pennsylvania law, shareholders of a corporation are not entitled to exercise dissenters rights if, as of the record date, shares of the corporation are registered on a national securities exchange, quoted on the NASDAQ, or held beneficially or of record by more than 2,000 persons. Consequently, because shares of Arrow common stock were quoted on NASDAQ as of the record date, you will not have the right to exercise dissenters rights. If the merger agreement is approved and the merger is completed, shareholders who voted against the approval of the merger agreement will be treated the same as shareholders who voted for the approval of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

PROPOSAL NO. 2: ELECTION OF DIRECTORS

The board of directors recommends that shareholders vote FOR the election of each of our nominees set forth below. These nominees will serve for terms expiring upon the earlier of the consummation of the merger or until their respective successors are duly elected and qualified. The current board of directors initiated the process that led to the execution of the merger agreement with Teleflex, and while we expect the merger to be consummated on the first business day following satisfaction or waiver of the conditions to the merger, we believe this board should be reelected to manage any events which may arise following the date of the 2007 annual meeting and prior to the consummation of the merger.

The board of directors is currently composed of seven directors, although up to twelve directors are permitted by the Company’s Restated Articles of Incorporation and by-laws. In 2006, George W. Ebright, who was a director of the Company since October 1993, a member of the audit committee of the board of directors and the former chairman of the compensation and human resources committee of the board of directors, and who also served as the Company’s lead director, passed away. The Company deeply appreciates Mr. Ebright’s outstanding service to the board of directors, and his friendship, extensive knowledge and experience in the healthcare industry, and wise counsel will be sorely missed. In connection with Mr. Ebright’s departure, the board of directors approved a reduction in the size of the board of directors from eleven to ten directors, as permitted by the Company’s by-laws.

On March 8, 2007, Alan Sebulsky resigned from our board of directors. Mr. Sebulsky had served on the board of directors since 1997. In connection with Mr. Sebulsky’s departure, the board of directors approved a reduction in the size of the board of directors from ten to nine directors, as permitted by the Company’s by-laws. On May 4, 2007, Mr. Niner resigned from the board of directors. Mr. Niner had served on the board of directors since 1982, and is now part of the Trust’s slate of directors seeking to take control of the Company. In connection with Mr. Niner’s departure, the board of directors approved a reduction in the size of the board of directors from nine to eight directors, as permitted by the Company’s by-laws. On May 31, 2007, the board of directors terminated Mr. Anderson as chairman of the board of directors. On July 13, 2007, Mr. Anderson also resigned from the board of directors. Mr. Anderson had served as chairman of the board of directors since 2003 and was a member of the board of directors since 1998. The board of directors subsequently approved a reduction in the size of the board of directors from eight to seven directors, as permitted by the Company’s by-laws.

At the Company’s annual meeting of Shareholders held on January 18, 2006, the shareholders of the Company approved an amendment to the Company’s Restated Articles of Incorporation and by-laws that declassified the Company’s board of directors and provided for each director to be elected annually. Therefore, all seven of the Company’s current directors will stand for re-election at the annual meeting, each to serve until the earlier of the consummation of the merger or until his or her successor shall have been elected and qualified.

If elected, the board of directors expects that all of our nominees will serve as directors until the earlier of the consummation of the merger or until their respective successors have been elected and qualified. Each of our nominees set forth below has been approved and recommended for nomination by the nominating subcommittee of the corporate governance and nominating committee of the board of directors.

The board of directors believes that each of our nominees will be available and able to serve as a director. If a nominee is unable to serve, the shares of Arrow common stock represented by all valid proxies will be voted for the election of such substitute as the board of directors may recommend, the board of directors may reduce the number of directors to eliminate the vacancy or the board of directors may fill the vacancy at a later date after selecting an appropriate nominee.

Certain information concerning the Company’s nominees for election to the board of directors at the annual meeting is set forth in the following table.

Name	Age	Principal Occupation, Business Experience And Directorships

John H. Broadbent, Jr.	69	Director of the Company since it was founded in 1975. Chief financial officer, vice president — finance and treasurer of the Company from 1975 until his retirement in August 1998. From 1966 to 1975, served in several capacities with Carpenter Technology Corporation, a specialty steel manufacturer, the latest as Manager-Market Planning & Development. From 1964 to 1966, consultant in the Management Advisory Services Department of the international accounting firm of Price Waterhouse & Co. Chairman of Bioenergy, Inc., an integrated life sciences company.
John E. Gurski	66	Director of the Company since January 1997. Corporate vice president of AMP Incorporated, a multinational company engaged in the development, manufacture and marketing of systems for electrical and electronic applications (‘‘AMP”), from 1989 until his retirement in January 1999. President, Europe, Middle East and Africa of AMP from July 1995 to December 1996, president, Global Operations of AMP from January 1997 to August 1998, and corporate vice president, administration of AMP from August 1998 to January 1999. Corporate vice president, Europe of AMP from September 1993 to July 1995 and Corporate vice president, Business & Operations Planning International of AMP from January 1992 to September 1993. Corporate vice president, Capital Goods Business Sector of AMP from 1989 to January 1992 and divisional vice president, operations of AMP from 1987 to 1989. From 1972 to 1987, served in various manufacturing and operating capacities with AMP. Prior thereto, was employed by General Motors Corporation.
T. Jerome Holleran	70	Director of the Company since it was founded in 1975. Secretary of the Company from 1975 until April 2004 and a vice president of the Company from 1975 until September 1997. Chairman of the board of directors of Precision Medical Products, Inc. (‘‘PMP”), a former subsidiary of Arrow Precision Products, Inc. (‘‘Precision”), a corporation formerly controlled by principal shareholders of the Company until its dissolution in May 2002, since October 1999; chief executive officer and president of PMP from July 1996 to October 2000. PMP manufactures and markets certain non-catheter medical products and was sold in August 1997 to a group of management employees of Precision (including Mr. Holleran). From February 1986 to September 1997, vice president, chief operating officer and a director of Precision. President of Endovations, Inc., a former subsidiary of Precision that manufactured and marketed certain gastroenterological medical products (‘‘Endovations”), from 1991 until the sale in June 1996 of a portion of Endovations’ business to the Company and the remainder to an unrelated third party. From 1971 to 1975, director of Business Planning-Textile Divisions of Rockwell International Corporation and a Marketing Manager of the Arrow Products Division of Rockwell International Corporation, the Company’s predecessor. From 1969 to 1971, consultant with the management consulting firm of Booz, Allen and Hamilton.

Name	Age	Principal Occupation, Business Experience And Directorships

R. James Macaleer	73	Director of the Company since January 1998. Chairman of the Board of Shared Medical Systems Corporation, a provider of computer-based information systems and associated services to the health industry in North America and Europe (‘‘SMS”), from 1969 to November 1997, and chief executive officer of SMS from 1969 to August 1995.
Marlin Miller, Jr.	75	Director of the Company since it was founded in 1975. Chairman of the board of directors of the Company from January 1999 and chief executive officer of the Company from 1975 until his retirement from the Company in August 2003, and president of the Company from 1975 to January 1999. From 1972 to 1975, vice president and a director of Connors Investor Services, a research and investment management firm. From 1959 to 1972, served in several capacities with Glen Gery Corporation, a manufacturer of building products, the latest as executive vice president and a director. Director of Carpenter Technology Corporation, a manufacturer of specialty steel, until his retirement from this position in October 2002.
Raymond Neag	76	Director of the Company since it was founded in 1975. Vice chairman of the Company from January 1999 until his retirement in October 1999, executive vice president of the Company from April 1992 to January 1999 and senior vice president of the Company from 1975 to April 1992. From 1973 until joining the Company, general manager of the Arrow Products Division of Rockwell International Corporation, the Company’s predecessor. From 1971 to 1973, President of Teledyne Dental Products, a manufacturer of dental products and a division of Teledyne, Inc. Prior to 1971, vice president and director of marketing of Sherwood Medical, Inc., a medical device company.
Anna M. Seal	51	Director of the Company since September 2005. Senior vice president and chief financial officer of the Global Manufacturing and Supply Division of GlaxoSmithKline plc since December 2000. Senior vice president and chief financial officer of Worldwide Supply Operations of SmithKline Beecham plc (‘‘SmithKline”) from March 1995 to November 2000. Vice president and chief financial officer of the Animal Health Division of SmithKline from April 1991 to February 1995. Chief auditor and vice president, Corporate Audits, of SmithKline from June 1988 to July 1991. Director, Corporate Audits, of SmithKline from October 1987 to May 1988. From 1981 to September 1987, served in various other accounting, audit and financial reporting capacities with SmithKline. Prior thereto, served as an audit manager with Coopers & Lybrand from 1978 to 1981.

Board of Directors and Committees of the Board of Directors

The business of the Company is managed under the direction of its board of directors. The board of directors has responsibility for establishing broad corporate policies, counseling and providing direction to the Company’s management in the long-term interests of the Company and its shareholders, and for the Company’s overall performance. It is not, however, involved in the Company’s operating details on a day-to-day basis. The board of directors is kept advised of the Company’s business through regular reports and analyses and discussions with its chief executive officer and other officers.

“Independent” Directors

The board of directors has determined that, during fiscal 2006, each of the Company’s directors, other than Mr. Holleran, was an independent director within the meaning of the Marketplace Rules of the NASDAQ. The NASDAQ definition of independent director includes a series of objective tests, such as that the director is not, and was not during the last three years, an employee or executive officer of the Company and has not received certain payments from, or engaged in various types of business dealings with, the Company. In addition, as further required by the NASDAQ rules, the board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the board of directors, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the board of directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management.

Mr. Holleran was not an independent director as of the end of fiscal 2006 as a result of his service as Arrow’s Corporate Secretary from 1975 until April 2004. Mr. Holleran regained his status as an independent director as of April, 2007.

Board Structure and Meetings

The board of directors conducts its business through meetings of the board of directors and through activities of its committees. The board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board of directors agendas include regularly scheduled executive sessions of the independent directors to meet without the presence of management, which are presided over by the Company’s lead director, who is currently R. James Macaleer. Mr. Macaleer was elected to this position following the death of George W. Ebright in fiscal 2006. The board of directors has delegated various responsibilities and authority to different committees of the board of directors as described below in this section of the proxy statement. Committees regularly report on their activities and actions to the full board of directors. Members of the board of directors have access to all of the Company’s employees outside of meetings of the board of directors. The board of directors held five meetings during fiscal 2006. All of the directors attended at least 75% of the meetings of the board of directors and any committee on which they served during fiscal 2006.

The standing committees of the board of directors currently are the audit committee, the compensation and human resources committee, and the corporate governance and nominating committee. Each of these committees has a written charter that may be found on the Company’s website at http://www.arrowintl.com.

Audit Committee

The primary function of the audit committee is to assist the Company’s board of directors in its oversight of the integrity of the Company’s consolidated financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s registered independent accounting firm, and the performance of the Company’s internal audit function and its registered independent accounting firm. The audit committee, among other things, reviews with the Company’s management and its registered independent accounting firm the Company’s audited consolidated financial statements to be included in its Annual Report on Form 10-K and its interim financial statements to be included in its Quarterly Reports on Form 10-Q, assesses the effectiveness and adequacy of the Company’s internal control over financial reporting and audit procedures, reviews the Company’s compliance policies, and evaluates the independence of, approves the audit and non-audit services provided by, and has the ultimate authority and responsibility for selecting and nominating for shareholder approval, the firm to be appointed as the registered independent accounting firm to audit the Company’s consolidated financial statements, the effectiveness of its internal control over financial reporting and management’s assessment of the effectiveness of such internal control. The members of the audit committee currently are John H. Broadbent, Jr., who acts as chairman of the committee, Anna M. Seal, John E. Gurski, who was appointed on March 28, 2007, and, during the fiscal year ended August 31, 2006, Alan M. Sebulsky, each of whom the board of directors has determined is an independent director qualified to serve on the audit committee in accordance with the applicable rules and regulations of the SEC and the NASDAQ. In addition, the board of directors has determined that each of Mr. Broadbent and Ms. Seal is, and Mr. Sebulsky was, qualified to serve as an

“audit committee financial expert” of the Company, as defined in applicable SEC rules, and that each member of the audit committee has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the audit committee. The audit committee met nine times during the fiscal year ended August 31, 2006.

Compensation and Human Resources Committee

The compensation and human resources committee reviews and recommends to the Company’s board of directors the compensation for the Company’s chief executive officer and all of its other executive officers, including salaries, bonuses and grants of awards under, and administration of, the Company’s stock incentive plans. The compensation and human resources committee, among other things, reviews and recommends to the board of directors employees to whom awards will be made under the Company’s stock incentive plans, determines the number of shares to be optioned or awarded, and the time, manner of exercise and other terms of the awards. The members of the compensation and human resources committee currently are John E. Gurski, R. James Macaleer, who acts as chairman of the committee, and Raymond Neag, each of whom is an independent director, as defined in applicable NASDAQ rules. The compensation and human resources committee met three times during the fiscal year ended August 31, 2006.

Corporate Governance and Nominating Committee

The primary function of the corporate governance and nominating committee is to oversee the Company’s corporate governance and make recommendations to the Company’s board of directors regarding the organization and procedures of the board of directors, including the size and compensation of the board of directors and the structure and makeup of its committees. The corporate governance and nominating committee, among other things, evaluates the operations and performance of the board of directors and its committees, devises and recommends to the board of directors additions and modifications to the Company’s Corporate Governance Principles, reviews and recommends to the board of directors the compensation for directors, and identifies, approves and recommends the nominees for election or re-election to the board of directors. The members of the corporate governance and nominating committee currently are Marlin Miller Jr., who acts as chairman of the committee, Raymond Neag, and during the fiscal year ended August 31, 2006, Mr. Niner, who acted as chairman of the committee, and Alan M. Sebulsky, each of whom was an independent director, as defined in applicable NASDAQ rules. The corporate governance and nominating committee met one time during the fiscal year ended August 31, 2006.

The corporate governance and nominating committee has also formed and maintains a nominating subcommittee, which is currently comprised of Mr. Neag and Mr. Miller, and had been comprised of Messrs. Neag, Niner and Sebulsky during the fiscal year ended August 31, 2006. The nominating subcommittee, among other things, establishes criteria for board of directors membership and identifies, reviews and recommends individuals qualified for membership on the board of directors. The nominating subcommittee of the corporate governance and nominating committee met one time during the fiscal year ended August 31, 2006.

In determining whether to nominate a candidate for membership on the board of directors, the nominating subcommittee will consider, among other criteria, relevant experience, skills, diversity and the ability to act on behalf of the Company’s shareholders. Candidates may come to the attention of the subcommittee from current members of board of directors, officers, shareholders or other sources. The subcommittee will review all candidates in the same manner regardless of the source of the recommendation.

Shareholder Nominees for Director

Any shareholder of the Company who wants to nominate a candidate for election to the board of directors must deliver timely written notice to the Company’s Corporate Secretary at Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605. In order to be timely, the notice must be delivered:

•	With respect to an annual meeting of shareholders, not less than 60 days prior to the anniversary date of the 2006 annual meeting of shareholders; and

•	With respect to a special meeting of shareholders called for the purpose of electing directors, not less than ten days following the date on which notice of such special meeting is first given to shareholders.

The shareholders’ notice to the Company’s Corporate Secretary must set forth: (a) the name and address of such shareholder and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. In addition, the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine his or her eligibility to serve as a director of the Company. Lastly, no shareholder may nominate himself or herself for election as a director.

Director Attendance at Annual Meetings

The Company requests that all of its directors attend each annual meeting of the Company’s shareholders. Each member of the board of directors who was a director at the time of the Company’s 2006 Annual Meeting of Shareholders held on January 18, 2006 attended such annual meeting.

Compensation of Directors

Cash Compensation

The Company’s directors who are not also employees of the Company received a quarterly fee of $5,000 for board of directors membership in fiscal 2006 and a fee of $1,000 for attendance in person and $500 for attendance by telephone at each meeting of the board of directors and each committee meeting. The Company’s directors who also serve as members of the audit committee, other than the audit committee chairman, received an additional quarterly fee of $1,250 in fiscal 2006. The chairmen of each of the compensation and human resources committee and the corporate governance and nominating Committee received an additional quarterly fee of $500, and the chairman of the audit committee and the Company’s lead director received an additional quarterly fee of $2,500 in fiscal 2006. Directors are reimbursed for reasonable expenses incurred in connection with attending meetings of the board of directors and committee meetings.

Stock-Based Compensation

To promote the Company’s ability to attract and retain outside directors and to provide them with an incentive to maintain and enhance the Company’s long-term performance, stock awards are made to directors who are not also employees or consultants of the Company in the form of non-qualified stock options. These stock awards were previously made pursuant to the Company’s Directors Stock Incentive Plan, which was approved by the Company’s shareholders at its annual meeting of shareholders held on January 17, 1996, with amendments thereto approved by the Company’s shareholders at its annual meeting of shareholders held on January 19, 2000, and which expired in accordance with its terms on January 17, 2006, ten years after the plan became effective. At the Company’s annual meeting of shareholders held on January 18, 2006, the Company’s shareholders approved its 2006 Directors Stock Incentive Plan (the “2006 Plan”) to replace the expired plan. Under the terms of the 2006 Plan, upon an eligible director’s first election or appointment to the board of directors, such eligible director receives options to purchase 10,000 shares of Common Stock and, on the date of each annual meeting of shareholders of the Company, eligible directors are eligible to receive grants of options and/or restricted stock, in each case at the discretion of and in such amount as may be determined by the board of directors. The exercise price for each option is equal to the fair market value of the Common Stock on the date of grant. Each option has a term of ten years from the date of grant and vests on the first anniversary of the date of grant.

On January 18, 2006, the date of the Company’s 2006 Annual Meeting of Shareholders, in accordance with the terms of the 2006 Plan, the board of directors approved the grant to each of the directors of the Company, other than Mr. Anderson, the then chairman, president and chief executive officer of the Company, of options to purchase 3,000 shares of Common Stock, at an exercise price of $30.97, the closing price per share of the Common Stock on such date as reported on the NASDAQ.

Other Compensation

Members of the Company’s board of directors and their immediate families (when such family members are traveling with the director or an executive officer of the Company) are permitted to use the Company’s aircraft. The aggregate incremental cost to the Company for all directors’ personal use of its turboprop aircraft was $81,075 in fiscal 2006, which amount was reported and calculated in accordance with Internal Revenue Service guidelines for imputed income for personal use of the Company’s aircraft.

Corporate Governance

The Company has adopted corporate governance policies and practices to address a number of key areas of importance to the Company’s shareholders, employees, customers, suppliers and community, including:

•	substantial majority of the members of the Company’s board of directors are independent of the Company and its management within the meaning of applicable rules and regulations of the SEC and NASDAQ;

•	All members of the audit committee, the compensation and human resources committee, and the nominating subcommittee of the corporate governance and nominating committee of the board of directors are independent;

•	The independent members of the Company’s board of directors meet regularly in executive session without the presence of management. The lead director presiding over these meetings currently is R. James Macaleer;

•	All directors of the Company stand for election every year;

•	The corporate governance and nominating committee of the board of directors oversees the Company’s corporate governance and make recommendations on all matters relating to the board of directors’ organization, practices and procedures. This committee has adopted a set of Corporate Governance Principles for the Company, which addresses, among other matters, procedures for annual evaluation of the board of directors’ and its committees’ performance, director retirement policy, and changes in directors’ primary responsibilities and outside commitments (including service on the boards of other public companies);

•	The Company’s audit committee has implemented procedures for the anonymous submission of employee complaints on accounting, internal controls and auditing matters, which procedures have been made available to all of the Company’s employees;

•	The Company has adopted a code of conduct that applies to all of its directors, officers and other employees, including its principal executive officer, principal financial officer, principal accounting officer and other members of its management performing similar functions, which is posted on the Company’s website at http://www.arrowintl.com, and any waiver from the requirements of this code with respect to any individual director or executive officer is subject to the approval of the board of directors;

•	The board of directors has access to, and may contact and meet with, any of the Company’s employees;

•	The Company’s chief executive officer reports at least annually to the board of directors on executive management development;

•	The board of directors works with management to schedule continuing education programs for all directors, which may include a mix of in-house and third-party presentations and programs designed to assist directors in developing and maintaining the skills necessary or appropriate for the performance of their responsibilities; and

•	The Company has in each case obtained shareholder approval before adopting or making material amendments to its stock incentive plans.

Executive Officers

The executive officers of the Company and their ages and positions as of August 7, 2007 are listed below. All executive officers are elected or appointed annually and serve at the discretion of the board of directors. There are no family relationships among the executive officers of the Company.

Name	Office	Age

Philip B. Fleck	Interim President and Chief Executive Officer	63
Frederick J. Hirt	Senior Vice President — Finance and Chief Financial Officer	59
Kenneth E. Imler	Senior Vice President — Regulatory Affairs and Quality Assurance	58
Carl W. Staples	Senior Vice President	56
John C. Long	Vice President, Secretary and Treasurer	42

Mr. Fleck was appointed interim president and chief executive officer of the Company effective May 31, 2007. Mr. Fleck was employed by the Company from 1975 until his retirement in 2005. From 1975 to 1986, Mr. Fleck was an engineering manager with the Company. From 1986 to 1994, Mr. Fleck was vice president of research and engineering, and from 1994 to January 1999, he was vice president of research and manufacturing. Mr. Fleck was president and chief operating officer from January 1999 until January 2005.

Mr. Hirt has served as senior vice president — finance and chief financial officer since October 2004 and as vice president — finance and chief financial officer of the Company since August 1998. From August 1998 until January 2003, he also served as Treasurer of the Company. Prior to joining the Company, from 1980 to 1998, Mr. Hirt served in various capacities with Pharmacia & Upjohn, Inc., the latest as vice president, accounting and reporting. From 1972 to 1980, Mr. Hirt served in several accounting positions at the international accounting firm of Coopers & Lybrand, the latest as audit manager.

Mr. Imler has served as senior vice president regulatory affairs and quality assurance of the Company since November 1, 2005. Prior to joining the Company, Mr. Imler served as principal consultant for Quintiles Consulting, a leading quality systems and regulatory consulting firm to the medical device, pharmaceutical and biologics industries, from April 1999 to October 2005. As described in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006 (the “2006 Form 10-K”), the Company engaged Quintiles in February 2005 to assist it in implementing rigorous compliance procedures to achieve the highest practicable levels of product quality assurance as part of its Project Operational Excellence program. From March 1997 to April 1999, Mr. Imler served as President and principal of KEI consulting, a private quality assurance and regulatory affairs consulting company. From 1995 to 1997, Mr. Imler served as director of quality assurance and regulatory affairs for Medtronic Blood Management, a developer and manufacturer of hemostasis and thrombosis in-vitro diagnostics and auto transfusion systems. From 1993 to 1995, Mr. Imler served as director of quality assurance and regulatory affairs for COBE Renal Care, a developer and manufacturer of renal dialysis equipment and disposables. From 1986 to 1993, Mr. Imler served as director of quality assurance and regulatory affairs for Medtronic Heart Valve Division, a developer and manufacturer of biologic heart valves and associated cardiac surgery devices. Prior to 1986, Mr. Imler held various management positions in quality assurance and regulatory affairs at SmithKline/Beckman Instruments, a developer and manufacturer of clinical laboratory equipment and in-vitro diagnostics, and Behring Diagnostics, a developer and manufacturer of in-vitro diagnostics.

Mr. Staples has served as senior vice president — human resource since October 2004 and as vice president — human resources of the Company since September 2002. Prior to joining the Company, Mr. Staples served as vice president human resources and in various other human resources capacities with CIBA Specialty Chemicals, a manufacturer of specialty chemicals, from 1989 through August 2002. From 1974 to 1989, Mr. Staples served in various human resources-related positions with Sara Lee Corporation, Bausch & Lomb Incorporated, Rockwell International and Union Carbide Corporation.

Mr. Long has served as vice president and treasurer of the Company since January 2003 and also as secretary since April, 2004, and served as assistant treasurer from 1995 to January 2003. Prior to joining the Company, Mr. Long served as Controller for the Jaindl Companies, a group of privately held companies involved in agribusiness and real estate development, from 1989 to 1995. From 1986 to 1989, Mr. Long was employed in the Allentown, Pennsylvania office of the accounting firm, Concannon, Gallagher, Miller & Co. Mr. Long also serves as a director and audit committee chairman of D&E Communications, Inc., an integrated communications provider.

PROPOSAL NO. 3: RATIFICATION OF SELECTION BY THE AUDIT COMMITTEE OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s registered independent accounting firm is PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has served as the Company’s independent accountants and auditors since fiscal 1985. At the annual meeting, the shareholders will consider and vote upon a proposal to ratify the appointment of the Company’s registered independent accounting firm for its fiscal year ending August 31, 2007. The audit committee of the board of directors has recommended that PricewaterhouseCoopers LLP be re-elected as the Company’s registered independent accounting firm for fiscal 2007.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

The Company’s registered independent accounting firm is PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has served as the Company’s independent accountants and auditors since fiscal 1985.

Audit Fees

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of the Company’s annual consolidated financial statements, audit of management’s assessment of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting, statutory audit of the Company’s foreign subsidiaries, and reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q were $2,242,754 and $2,734,560 for the fiscal years ended August 31, 2006 and 2005, respectively.

Audit-Related Fees

In addition to fees disclosed under “Audit Fees” above, the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit and reviews of the Company’s financial statements were $2,000 and $5,000 for the fiscal years ended August 31, 2006 and 2005, respectively. Such services included accounting consultations.

Tax Fees

Tax Compliance

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax and transfer pricing compliance assistance in connection with the tax preparation and tax computations for the Company’s U.S. and foreign subsidiaries were $179,000 and $197,043 for the fiscal years ended August 31, 2006 and 2005, respectively.

Tax Audit

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax audit assistance and defense, including transfer pricing for the Company’s U.S. and foreign subsidiaries, were $180,252 and $101,187 for the fiscal years ended August 31, 2006 and 2005, respectively.

Tax Planning

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for miscellaneous tax planning and advice, including U.S. federal, state and international taxes, for the Company’s U.S. and foreign subsidiaries were $59,235 and $95,003 for the fiscal years ended August 31, 2006 and 2005, respectively.

All Other Fees

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for other services for the Company’s U.S. and foreign subsidiaries, consisting of consulting services relating to the

Company’s compliance with international financial reporting standards, were $3,760 and $0 for the fiscal years ended August 31, 2006 and 2005, respectively.

Audit Committee Pre-Approval Policies and Procedures

The audit committee of the Company’s board of directors pre-approves on an annual basis the audit, audit-related, tax and other non-audit services to be rendered by the Company’s registered independent accounting firm based on historical information and anticipated requirements for the following fiscal year. The audit committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax and other non-audit services as well as the range of fee amounts corresponding to each such engagement. To the extent that the Company’s management believes that a new service or the expansion of a current service provided by the Company’s registered independent accounting firm is necessary or desirable, such new or expanded services are presented to the audit committee for its review and approval prior to the Company’s engagement of its registered independent accounting firm to render such services. No non-audit, review or attest services were approved by the audit committee pursuant to Rule 2-01, paragraph (c)(7)(i)(C) of SEC Regulation S-X during the fiscal years ended August 31, 2006 and 2005, respectively. Both the Company’s senior vice president-finance and chief financial officer and its vice president and treasurer report regularly to the audit committee on the services rendered by the Company’s registered independent public accounting firm and related fees for audit, audit-related, tax and permitted non-audit services.

In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent accounting firm for the fiscal year ending August 31, 2007, the audit committee considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The board of directors recommends that shareholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent accounting firm for fiscal 2007. Proxies solicited by the board of directors will be voted “FOR” this proposal unless otherwise indicated.

PROPOSAL NO. 4: SHAREHOLDER PROPOSAL TO AMEND THE COMPANY’S BY-LAWS TO PROVIDE AN AGE LIMIT FOR DIRECTORS OF THE COMPANY

The Company is not responsible for the following proposal and the “Supporting Statement” or the contents thereof.

On March 6, 2007, the Robert L. McNeil Jr. 1983 Trust (the “McNeil Trust”), c/o Wilmington Trust Company, 1100 N. Market Street, Wilmington, DE, submitted the following proposal for consideration at the Company’s 2007 Annual Meeting of Shareholders. The McNeil Trust holds 4,264,494 shares of Common Stock.

RESOLVED, that the Company’s By-laws, Article IV, Section 4.13, be amended by adding the following sentence to the section as it currently appears:

“Notwithstanding any provision contained in these By-laws to the contrary, no person shall be eligible to serve as a director of the Company if, as of the date of his or her election, re-election, appointment or re-appointment to the board of directors such person would be past the age of 72; provided that, the foregoing shall only apply to nominees for directors at meetings subsequent to the 2007 annual meeting of shareholders and will not affect the unexpired terms of directors to the board of directors at or prior to the 2007 annual meeting of shareholders.”

Supporting Statement

It is in the best interests of a public company to balance stability and continuity of its board with the benefits of fresh ideas, new outlook and diversification of expertise that accompany the regular election of new directors. Many sizeable public companies promote this goal by adopting age limits for directors. Most companies that have implemented age limits set the retirement age between 70 and 72. This permits qualified directors to serve during the prime of their active professional careers, while requiring them to step aside and allow new board members to take their place at a fixed time for all directors. By providing for a uniform retirement age for all directors, the board can avoid the dissention and ill-will that may result when only certain directors are requested to step down to make place for new directors.

According to a report by a well-known executive search firm in November 2004, approximately 79% of companies in the S&P 500 have a mandatory retirement age. For example, Pfizer, Inc., The Boeing Company and Halliburton Company have instituted policies on a mandatory retirement age for directors.

If the by-law amendment being proposed were in effect last year, two of the Company’s current directors, who together have served for over sixty years, would have been ineligible for re-election at last year’s annual meeting. One additional director currently serving on the board would be ineligible to be nominated for election at this year’s annual meeting. Together, these directors constitute 30% of the current board.

If approved by the Company’s shareholders, the proposed by-law would be effective for the election or appointment of all directors following the 2007 annual meeting, but would not affect the election of directors at this year’s annual meeting.

We encourage all shareholders to vote FOR the proposed by-law providing for an age limit of 72 for the Company’s board of directors.

Opposing Statement

The board of directors of the Company has unanimously voted to oppose the proposal. The board of directors and the Company believe that the proposal is not in the best interests of the Company or its shareholders and recommends a vote AGAINST adoption of this proposal for the following reasons:

The board of directors and the Company believe that prohibiting an otherwise qualified individual from serving as a director solely on the basis of such individual’s age is a counterproductive and arbitrary limitation that is not in the best interest of the shareholders or the Company. Various federal and state laws prohibit age discrimination and support the argument that there is no legitimate basis for the establishment of an arbitrary age for director retirement. While we are aware that certain companies have chosen to establish mandatory retirement policies for directors, it is our view that a director’s ability to serve the Company is determined by his or her overall qualifications and experience, and not solely by such individual’s age. The corporate governance and nominating committee of the board of directors has the responsibility of establishing the criteria for membership to the board of directors. Mr. Niner, who acts as co-trustee of the McNeil Trust, served as the chairman of the corporate governance and nominating committee at the time this proposal was made. The charter of the corporate governance and nominating committee states that the criteria should include, “diversity, experience, skill set and the ability to act on behalf of the Company’s shareholders.” It does not include age as a factor to be considered.

We agree with the proponent that fresh ideas, a new outlook and diversification of expertise are always beneficial to a company, but there is no evidence that individuals past the age of 72 are incapable of bringing these elements to a board of directors. World renowned investors and managers such as Warren Buffett (76), Jack Welch (71) and Carl Icahn (71) would be excluded, or be close to being excluded, from service on the board of directors under this policy. At the age of 72, Mr. Buffett served as a board member of the Coca-Cola Company, the Washington Post and the Gillette Company, in addition to his service on the board of Berkshire Hathaway. If the proposed mandatory retirement policy were in effect at Berkshire Hathaway, over half of the members of its board of directors would be forced to retire as a result of this policy. A policy which restricts the discretion of the board of directors and the shareholders in this manner and makes any person ineligible from serving on the board of directors solely on the basis of reaching an arbitrarily determined age could have a negative impact on the quality and diversity of the board of directors. In this case, the Company would be deprived of the services and expertise of extremely able, knowledgeable and dedicated directors.

A leading proxy advisor to many large institutional shareholders, recommends voting against mandatory retirement proposals, noting that such a proposal does not take into consideration the fact that a board member’s effectiveness does not necessarily correlate with the length of his board service or age. It is our view that our current director selection process, which allows all qualified candidates to be considered regardless of age or tenure, best achieves these goals. The board of directors is committed to selecting nominees whom it believes possess the best qualifications to oversee the management of the Company. This allows the shareholders to elect members of the board of directors from among the widest and most qualified pool of candidates. This freedom in nomination and election is the best way to ensure that the Company is managed by the highest caliber board of directors.

The proponent notes that the proposed by-law amendment would affect three of the Company’s current directors. The affected directors, Mr. R. James Macaleer, Mr. Marlin Miller, Jr. and Mr. Raymond Neag, include two of the Company’s founders who helped build the Company to the level that it achieved $481.6 million in net sales and $236.8 million in gross profit for the fiscal year ended August 31, 2006. In addition, Mr. Macaleer was elected by the board of directors at its October 10, 2006 meeting to serve as the board of directors’ lead director. Mr. Macaleer also chairs the compensation and human resources committee, while Mr. Neag serves on the corporate governance and nominating committee and the compensation and human resources committee. Mr. Miller serves on the corporate governance and nominating committee. Together these three directors have more than 60 years of experience with the Company and own over 6 million shares of Company stock (representing approximately 13% of the outstanding shares). Each of these directors brings a deep knowledge of the healthcare industry and understanding of the Company to the board of directors. The adoption of the proposal would ultimately result in the removal from the board of directors of three of the six directors with significant healthcare industry experience and who have contributed so significantly to the Company’s founding, growth and success.

The board of directors and the Company believe that the shareholders should also vote against the proposal because the board of directors and the Company believe that the proposal is part of an attempt by the McNeil Trust to force the removal of qualified directors in its quest to secure board seats for the McNeil Trust’s co-trustees, Mr. Niner and Mr. Robert Cruickshank, and other designees. On June 13, 2006, Mr. Cruickshank, in his role as a co-trustee (along with Mr. Niner) of the McNeil Trust and as the grantee of a proxy in respect of 4,250,000 shares of common stock of the Company owned directly by Robert McNeil, stated his intent to make a request to the Company to become a member of the board of directors.

Mr. Cruickshank met with the nominating committee of the board of directors on July 10, 2006 and on July 11, 2006 the board of directors voted against electing Mr. Cruickshank to the board of directors. On July 26, 2006, Mr. McNeil revoked his proxy in favor of Mr. Cruickshank in respect of the 4,250,000 shares owned directly by Mr. McNeil and on August 14, 2006, the McNeil Trust notified the Company of its intent to present this shareholder proposal at the 2007 annual meeting of the Company. After consideration, the board of directors voted to oppose the proposal, with one director voting for the Company to remain neutral on the proposal and one director abstaining. On November 15, 2006, just two days after the Company delivered to the McNeil Trust its initial statement against this proposal, the proponent notified the Company of its intent to nominate three persons (one of whom was Mr. Cruickshank) for election to the board of directors at the annual meeting of shareholders. This action confirmed the proponent’s true intent — to replace three directors who the McNeil Trust opposes and are over the age of 72, Mr. Macaleer, Mr. Miller and Mr. Neag, and replace them with directors of its own choosing. Thus, if the McNeil Trust is unable to convince the Company’s shareholders to unseat Mr. Macaleer, Mr. Miller and Mr. Neag at the 2007 annual meeting of shareholders through the election process, it will nevertheless be able to achieve this objective through an artificially imposed age limitation on board service if this proposal is adopted.

For all of these reasons set forth above, the board of directors and the Company believe that the proposal would not serve the best interest of the Company and its shareholders and the board of directors and the Company recommend that you vote AGAINST this proposal. Proxies solicited by the board of directors will be voted AGAINST this proposal unless otherwise indicated.

PROPOSAL NO. 5 : ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING

If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn or postpone our 2007 annual meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment or postponement at our annual meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn or postpone our annual meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the annual meeting by holders of shares of our common stock present or represented by proxy and entitled to vote thereon.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not intend to present any business at the annual meeting not described in this proxy statement. If, however, any other matters are properly brought before the annual meeting, the persons named in the enclosed proxy or their substitutes shall vote thereon in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with their judgment pursuant to the discretionary authority conferred by the form of proxy. At the date this proxy statement went to press, the Company was not aware of any additional matters to be raised at the meeting.

EXECUTIVE COMPENSATION

The following table summarizes, for the Company’s past three fiscal years, all compensation paid to the Company’s chief executive officer, each of the four most highly compensated executive officers of the Company other than the chief executive officer as of August 31, 2006 (collectively, the “Named Executive Officers”) for services rendered to the Company in all capacities. See “Executive Officers” beginning on page 59 of this proxy statement for a complete listing of the Company’s current executive officers.

SUMMARY COMPENSATION TABLE

				Long-Term
		Annual Compensation(1)		Compensation
				Securities
Name and	Fiscal			Underlying		All Other
Principal Position	Year	Salary($)	Bonus($)	Options(#)(2)		Compensation($)(2)

Carl G. Anderson, Jr.(3)	2006	450,000	-0-	30,000	(4)	4,500	(5)
Chairman, President and	2005	418,752	-0-	-0-		7,125	(5)
Chief Executive Officer	2004	364,587	300,003	400,000	(6)	5,105	(5)
Frederick J. Hirt(7)	2006	285,500	-0-	30,000	(8)	7,188	(9)
Senior Vice President-	2005	275,563	-0-	20,000	(10)	9,491	(9)
Finance and Chief	2004	268,253	171,682	40,000	(11)	7,931	(9)
Financial Officer
Carl W. Staples(12)	2006	241,756	-0-	30,000	(13)	13,626	(14)
Senior Vice President-	2005	226,251	-0-	20,000	(15)	17,865	(14)
Human Resources	2004	200,004	96,002	40,000	(16)	14,395	(14)
James T. Hatlan(17)	2006	241,756	-0-	30,000	(18)	11,476	(19)
Senior Vice President-	2005	226,251	-0-	20,000	(20)	11,731	(19)
Manufacturing	2004	200,000	80,002	20,000	(21)	26,300	(19)
Kenneth E. Imler(22)	2006	195,833	-0-	20,000	(23)	59,570	(24)
Senior Vice President Regulatory Affairs and Quality Assurance

(1)	Column with respect to “Other Annual Compensation” has not been included in this table because the aggregate amount of perquisites and other personal benefits received from the Company by any of the Named Executive Officers during the fiscal year ended August 31, 2006 did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each such Named Executive Officer in the table.

(2)	The numbers of shares of Common Stock underlying option awards, the exercise prices applicable to such awards and the numbers of shares contributed by the Company under its 401(k) Plan that are set forth in this table and in the corresponding footnotes have in each case been adjusted to reflect the two-for-one split of the Common Stock effected on August 15, 2003.

(3)	Mr. Anderson was terminated as chairman, president and chief executive officer on May 31, 2007. Mr. Anderson was elected chairman and chief executive officer of the Company effective September 1, 2003 and as president on January 19, 2005. From January 16, 2002 to August 31, 2003, Mr. Anderson served as vice chairman of the board of directors and general manager of the Company’s Critical Care Division, and was not an employee of the Company prior thereto.

(4)	Represents an award to Mr. Anderson on November 8, 2005 of options to purchase 30,000 shares of Common Stock at an exercise price of $29.94 per share under the Company’s 1999 Stock Incentive Plan. Subject to Mr. Anderson’s continued employment with the Company, 20% of such stock option award (i.e., 6,000 options) will vest on each of the first through fifth anniversaries of the date of such award (i.e., November 8). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(5)	Consists of (a) contributions in fiscal 2006, 2005 and 2004 to Mr. Anderson’s account under the Company’s 401(k) Plan of 145.55, 235.94 and 188.06 shares of Common Stock having an aggregate fair market value of $4,500, $7,125 and $5,105, respectively.

(6)	Represents an award to Mr. Anderson on September 1, 2003 of options to purchase 400,000 shares of Common Stock at an exercise price of $25.80 per share under the Company’s 1999 Stock Incentive Plan. Subject to Mr. Anderson’s continued employment with the Company, 25% of such stock option award (i.e., 100,000 options) will vest on each of the first through fourth anniversaries of the date of such award (i.e., September 1). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(7)	Mr. Hirt was elected senior vice president — finance and chief financial officer of the Company effective October 27, 2004.

(8)	Represents an award to Mr. Hirt on November 8, 2005 of options to purchase 30,000 shares of Common Stock at an exercise price of $29.94 per share under the Company’s 1999 Stock Incentive Plan. Subject to Mr. Hirt’s continued employment with the Company, 20% of such stock option award (i.e., 6,000 options) will vest on each of the first through fifth anniversaries of the date of such award (i.e., November 8). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(9)	Consists of (a) matching contributions in the amount of $4,333, $5,027 and $4,114 made by the Company to Mr. Hirt’s account under the Company’s 401(k) Plan in fiscal 2006, 2005 and 2004, respectively, and (b) contributions in fiscal 2006, 2005 and 2004 to Mr. Hirt’s account under the Company’s 401(k) Plan of 92.29, 147.56 and 140.89 shares of Common Stock having an aggregate fair market value of $2,855, $4,464 and $3,817, respectively.

(10)	Represents an award to Mr. Hirt on January 19, 2005 of options to purchase 20,000 shares of Common Stock at an exercise price of $30.60 per share under the Company’s 1999 Stock Incentive Plan. Subject to Mr. Hirt’s continued employment with the Company, 20% of such stock option award (i.e., 4,000 options) will vest on each of the first through fifth anniversaries of the date of such award (i.e., January 19). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(11)	Represents an award to Mr. Hirt on October 14, 2003 of options to purchase 40,000 shares of Common Stock at an exercise price of $25.00 per share under the Company’s 1999 Stock Incentive Plan. Subject to Mr. Hirt’s continued employment with the Company, 25% of such stock option award (i.e., 10,000 options) will vest on each of the first through fourth anniversaries of the date of such award (i.e., October 14). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(12)	Mr. Staples was elected senior vice president — human resources of the Company effective October 27, 2004.

(13)	Represents an award to Mr. Staples on November 8, 2005 of options to purchase 30,000 shares of Common Stock at an exercise price of $29.94 per share under the Company’s 1999 Stock Incentive Plan. Subject to Mr. Staples’ continued employment with the Company, 20% of such stock option award (i.e., 6,000 options) will vest on each of the first through fifth anniversaries of the date of such award (i.e., November 8). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(14)	Consists of (a) matching contributions of $3,620, $3,717 and $4,292 made by the Company to Mr. Staples’ account under the Company’s 401(k) Plan in fiscal 2006, 2005 and 2004, respectively, (b) contributions in fiscal 2006, 2005 and 2004 to Mr. Staples’ account under the Company’s 401(k) Plan of 80.90, 107.99 and 89.23 shares of Common Stock having an aggregate fair market value of $2,498, $3,302 and $2,411, respectively, and (c) payments of $7,508, $10,846 and $7,692 made to Mr. Staples in fiscal 2006, 2005 and 2004, respectively, in respect of his accrued but unused vacation allowance.

(15)	Represents an award to Mr. Staples on January 19, 2005 of options to purchase 20,000 shares of Common Stock at an exercise price of $30.60 per share under the Company’s 1999 Stock Incentive Plan. Subject to Mr. Staples’ continued employment with the Company, 20% of such stock option award (i.e., 4,000 options) will vest on each of the first through fifth anniversaries of the date of such award (i.e., January 19). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(16)	Represents an award to Mr. Staples on October 14, 2003 of options to purchase 40,000 shares of Common Stock at an exercise price of $25.00 per share under the Company’s 1999 Stock Incentive Plan. Subject to Mr. Staples’ continued employment with the Company, 25% of such stock option award (i.e. 8,000 options)

will vest on each of the first through fourth anniversaries of the date of such award (i.e., October 14). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(17)	Mr. Hatlan’s employment with the Company terminated on May 31, 2007. Mr. Hatlan was elected senior vice president — manufacturing of the Company effective October 27, 2004. From September 2, 2003 to October 26, 2004, Mr. Hatlan served as vice president — strategic planning of the Company, and was not an employee of the Company prior thereto.

(18)	Represents an award to Mr. Hatlan on November 8, 2005 of options to purchase 30,000 shares of Common Stock at an exercise price of $29.94 per share under the Company’s 1999 Stock Incentive Plan. Subject to Mr. Hatlan’s continued employment with the Company, 20% of such stock option award (i.e., 6,000 options) will vest on each of the first through fifth anniversaries of the date of such award (i.e., November 8). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(19)	Consists of (a) matching contributions of $4,320, $4,133 and $4,267 made by the Company to Mr. Hatlan’s account under the Company’s 401(k) Plan in fiscal 2006, 2005 and 2004, respectively, (b) contributions in fiscal 2006, 2005 and 2004 to Mr. Hatlan’s account under the Company’s 401(k) Plan of 79.77, 100.34 and 75.75 shares of Common Stock having an aggregate fair market value of $2,464, $3,079 and $2,033, respectively, (c) payments of $4,692 and $4,519 made to Mr. Hatlan in fiscal 2006 and 2005, respectively, in respect of his accrued but unused vacation allowance, and (d) a payment of $20,000 made to Mr. Hatlan in fiscal 2004 as a sign-on bonus.

(20)	Represents an award to Mr. Hatlan on January 19, 2005 of options to purchase 20,000 shares of Common Stock at an exercise price of $30.60 per share under the Company’s 1999 Stock Incentive Plan. Subject to Mr. Hatlan’s continued employment with the Company, 20% of such stock option award (i.e., 4,000 options) will vest on each of the first through fifth anniversaries of the date of such award (i.e., January 19). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(21)	Represents an award to Mr. Hatlan on October 14, 2003 of options to purchase 20,000 shares of Common Stock at an exercise price of $25.00 per share under the Company’s 1999 Stock Incentive Plan. Subject to Mr. Hatlan’s continued employment with the Company, 25% of such stock option award (i.e., 5,000 options) will vest on each of the first through fourth anniversaries of the date of such award (i.e., October 14). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(22)	Mr. Imler was elected senior vice president-regulatory affairs and quality assurance effective November 1, 2005, and was not an employee of the Company prior thereto. Accordingly, no information is provided for periods prior to November 1, 2005 for Mr. Imler.

(23)	Represents an award to Mr. Imler on November 1, 2005 of options to purchase 20,000 shares of Common Stock at an exercise price of $29.41 per share under the Company’s 1999 Stock Incentive Plan. Subject to Mr. Imler’s continued employment with the Company, 20% of such stock option award (i.e., 4,000 options) will vest on each of the first through fifth anniversaries of the date of such award (i.e., November 1). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(24)	Consists of (a) a matching contribution in the amount of $3,133 made by the Company to Mr. Imler’s account under the Company’s 401(k) Plan in fiscal 2006, (b) a contribution in fiscal 2006 to Mr. Imler’s account under the Company’s 401(k) Plan of 69.00 shares of Common Stock having an aggregate fair market value of $2,158, (c) relocation and related travel expenses of $34,279 reimbursed to Mr. Imler in fiscal 2006, and (d) a payment of $20,000 made to Mr. Imler in fiscal 2006 as a sign-on bonus.

Option Grants

The following table sets forth certain information, as of August 31, 2006, concerning individual grants of stock options made during the fiscal year ended August 31, 2006 to the Named Executive Officers.

Option Grants in Fiscal 2006

						Potential Realizable
						Value at Assumed
						Annual Rates of Stock Price
						Appreciation
	Individual Grants					for Option Term ($)
			Percent of
			Total
			Options
	Number of		Granted to
	Securities		Employees	Exercise
	Underlying Options		in Fiscal	Price	Expiration
Name	Granted (#)		Year(1)	($/sh)	Date	5%	10%

Carl G. Anderson, Jr.	30,000	(2)	2.79%	29.94	11/8/17	564,873	1,431,499
Frederick J. Hirt	30,000	(2)	2.79%	29.94	11/8/17	564,873	1,431,499
Carl W. Staples	30,000	(2)	2.79%	29.94	11/8/17	564,873	1,431,499
James T. Hatlan	30,000	(2)	2.79%	29.94	11/8/17	564,873	1,431,499
Kenneth E. Imler	20,000	(3)	1.86%	29.41	11/1/17	369,916	937,439

(1)	Based upon total grants of options in respect of 1,073,500 shares of Common Stock during fiscal 2006.

(2)	Granted under the Company’s 1999 Stock Incentive Plan on November 8, 2005. Subject to continued employment by the Company, 20% of such options (i.e., 6,000 options) will vest on each of the first through fifth anniversaries of such date (i.e., November 8). The options are subject to immediate vesting upon the occurrence of certain change in control events.

(3)	Granted under the Company’s 1999 Stock Incentive Plan on November 1, 2005. Subject to continued employment by the Company, 20% of such options (i.e., 4,000 options) will vest on each of the first through fifth anniversaries of such date (i.e., November 1). The options are subject to immediate vesting upon the occurrence of certain change in control events.

Aggregate Option Exercises in Fiscal 2006 and Fiscal Year-End Option Values

The following table provides information concerning stock options exercised during fiscal 2006 and the number of unexercised options held by the Named Executive Officers as of August 31, 2006. Also reported are the values for unexercised, “in the money” options, which represent the positive spread between the respective exercise prices of such options and the fair market value of the Common Stock as of August 31, 2006.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at		at August 31,
	Acquired on	Value	August 31, 2006(#)		2006 ($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Carl G. Anderson, Jr.	—	—	337,000	260,000	2,944,633	1,723,800
Frederick J. Hirt	8,960	154,157	107,040	74,000	1,515,202	356,220
Carl W. Staples	—	—	22,200	68,400	147,844	278,128
James T. Hatlan	—	—	14,000	56,000	79,940	171,560
Kenneth E. Imler	—	—	0	20,000	0	58,000

(1)	Based upon a closing sale price of the Common Stock of $32.31 per share on August 31, 2006 as reported on the NASDAQ.

Other Employee Arrangements

On July 16, 2007, the compensation and human resources committee of the board of directors of the Company approved an annual base salary equal to $480,000, payable $40,000 per month and otherwise in accordance with the Company’s normal payroll practices, for the Company’s interim president and chief executive officer, Philip Fleck.

Retirement Plans

Retirement Plan.  The Retirement Plan for Salaried Employees of Arrow International, Inc. became effective on September 1, 1978, and was amended and restated as of September 1, 1984, September 1, 1989, September 1, 1997 and March 28, 2005 (the “Retirement Plan”). The Retirement Plan is a non-contributory defined benefit pension plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Retirement Plan covers salaried employees of the Company who have attained age 21 and completed one year of service and provides benefits based upon years of service and compensation. All of the executive officers of the Company participate in the Retirement Plan. Benefits under the Retirement Plan are based on an annual rate of 1.25% of a participant’s final average earnings multiplied by such participant’s years of credited service with the Company after September 1, 1975. Final average earnings are defined under the Retirement Plan as the participant’s average annual compensation, excluding discretionary bonuses and subject to annual limitations on compensation under the Internal Revenue Code, during the 60 consecutive months in the final 120 months of the participant’s employment which produce the highest average. Since 1989, Internal Revenue Code provisions have limited the amount of annual compensation that can be used for calculating pension benefits. In 2006, no more than $220,000 of annual salary can be used to determine an employee’s annual benefit accrual. The Internal Revenue Service adjusts this figure annually. Benefits under the Retirement Plan are payable upon normal retirement, which is the later of age 65 or the fifth anniversary of commencing plan participation, early retirement at age 55 following ten years of service, death, disability or other termination of employment following five years of vesting service, and may be paid under various annuity forms of payment.

Contributions to the Retirement Plan for any year depend on the assumptions used by the actuary for the Retirement Plan, historic investment experience and the level of prior years’ funding. The annual contributions made by the Company to the Retirement Plan in respect of fiscal 2004, 2005 and 2006 were $3,058,289, $12,115,702 and $491,988, respectively, equivalent to approximately 7.8%, 27.5% and 1.2% of the covered compensation of all participants in the plan for fiscal 2004, 2005 and 2006, respectively. The amount of the contribution, payment or account in respect of a specified person is not and cannot readily be separately or individually calculated by the actuary of the Retirement Plan. The Named Executive Officers currently have the following years of credited service for purposes of the Pension Plan: Mr. Anderson has five years, Mr. Hirt has eight years, Mr. Staples has four years, Mr. Hatlan has three years and Mr. Imler has one year. The following table shows the estimated annual benefits payable upon retirement under the Retirement Plan at normal retirement age for each level of remuneration specified at the listed years of service.

PENSION PLAN TABLE

	Years of Service
Remuneration(1)	15	20	25	30	35

$100,000	$18,750	$25,000	$31,250	$37,500	$43,750
150,000	28,125	37,500	46,875	56,250	65,625
200,000	37,500	50,000	62,500	75,000	87,500
250,000	41,250	55,000	68,750	82,500	96,250
300,000	41,250	55,000	68,750	82,500	96,250
350,000	41,250	55,000	68,750	82,500	96,250
400,000	41,250	55,000	68,750	82,500	96,250
450,000	41,250	55,000	68,750	82,500	96,250
500,000	41,250	55,000	68,750	82,500	96,250
550,000	41,250	55,000	68,750	82,500	96,250

(1)	Under current Internal Revenue Code provisions, no more than $220,000 of annual salary can be used to determine an employee’s annual benefit accrual. The Internal Revenue Service adjusts this figure annually.

Supplemental Executive Retirement Plan.  The Company’s Defined Benefit Supplemental Executive Retirement Plan (the “SERP”) was established by the Company on September 1, 2000 to provide non-discretionary pension benefits to selected executive officers and retired executive officers of the Company in addition to those benefits payable to them under the Retirement Plan. The SERP is an unfunded pension plan not intended to be qualified under the Internal Revenue Code. The SERP was amended as of September 2, 2003 to permit selected additional executive officers of the Company to receive benefits thereunder and to clarify the benefits that are payable to spouses of eligible members if the members die before or while receiving benefits under the SERP. Additionally, the SERP, as amended, provides that benefits thereunder will be paid to members who attain age 65 or have five or more years of vesting service under the Retirement Plan. The benefits payable under the SERP are coordinated with benefits payable under the Retirement Plan and are calculated in accordance with one of two formulae. The first formula, which applies to Marlin Miller, Jr., the former chairman and chief executive officer and a director of the Company, Raymond Neag, the former vice chairman and a director of the Company, and John H. Broadbent, Jr., the former vice president — finance and treasurer of the Company, provides for an annual benefit, payable for the lesser of 20 years or the life of the member, equal to twelve times the difference between: (a) 50% of the member’s monthly average compensation (as defined under the Retirement Plan, but disregarding annual limitations on compensation under the Internal Revenue Code used for calculating benefits under a qualified retirement plan); and (b) the member’s monthly benefit payable under the Retirement Plan payable as a single life annuity. The second formula, which applies to Messrs. Anderson and Hirt, and to Philip B. Fleck, the former president and chief operating officer of the Company, and Paul L. Frankhouser, the former executive vice president — global business development of the Company, provides for an annual benefit, payable for the lesser of 20 years or the life of the member, equal to twelve times the difference between: (a) the member’s credited service under the Retirement Plan (capped at 25 years) times 2% of the member’s monthly average compensation (as defined under the Retirement Plan, but disregarding annual limitations on compensation under the Internal Revenue Code used for calculating benefits under a qualified retirement plan); and (b) the member’s monthly benefit payable under the Retirement Plan payable as a single life annuity. Generally, a member’s benefits under the SERP commence at the same time as the member’s benefits under the Retirement Plan. In fiscal 2006, the Company paid $131,380 to Mr. Miller, $108,445 to Mr. Neag, $89,051 to Mr. Broadbent, $131,767 to Mr. Fleck and $104,966 to Mr. Frankhouser pursuant to the SERP.

COMPENSATION AND HUMAN RESOURCES COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The compensation and human resources committee reviews and recommends to the board of directors for approval the compensation arrangements for the chief executive officer of the Company and all of its other executive officers, including salaries, bonuses and grants of awards under, and administration of, the Company’s stock incentive plans. The compensation and human resources committee is currently composed of three directors of the Company, each of whom is independent as defined in applicable NASDAQ rules.

Compensation Philosophy

Arrow International’s executive compensation program is designed to attract, retain, motivate and reward effective executive officers and to link executive compensation with the attainment of financial, operational and strategic objectives. In establishing the program, the compensation and human resources committee assesses the performance of individuals and the Company relative to those objectives.

The Company’s compensation program generally provides incentives to achieve annual and long-term objectives. The principal components of the compensation program are base salary, annual incentive bonuses and long-term incentive awards in the form of stock options and/or grants of restricted Common Stock. These elements generally are blended in order to formulate compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives, and align the interests of the Company’s executive officers and other higher level personnel with those of the Company’s shareholders.

Compensation Components

Base Salary

Base salary levels for executive officers are derived from market comparisons with similarly-sized manufacturing companies, including those engaged in the manufacture of medical products for the health care industry with which the Company competes for executive talent. The compensation and human resources committee believes that the Company’s most direct competitors for this purpose are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns. Therefore, the compensation peer group is not the same as the peer group index set forth in the Company Stock Performance Graph included elsewhere in this Proxy Statement. Based on information currently available to the compensation and human resources committee, including publicly available compensation information relating to direct competitors of the Company, the compensation and human resources committee believes that, during fiscal 2006, base salary levels for executive officers, including the chief executive officer, are, on average, below the median of base salary levels for executive officers of similar companies. In determining executive officers’ salaries, the compensation and human resources committee also considers individual experience and prior service to the Company, overall job performance and results, and level of responsibility. The compensation and human resources committee does not assign weights to these factors nor necessarily consider any one more important than the others.

The compensation and human resources committee annually reviews the performance of the chief executive officer, and, in determining Mr. Anderson’s level of compensation for fiscal 2006, in addition to consideration of industry comparisons and individual performance, has taken particular note of the Company’s performance in fiscal 2006 in the following key areas: management efficiency; the successful introduction of new products into the market and the advancement of products under development; the implementation and status of the Company’s previously reported Project Operational Excellence program; and the Company’s overall growth and profitability.

Incentive Bonuses

Incentive bonuses during fiscal 2006 were based on two plans: a stock contribution program in which all eligible employees of the Company, including executive officers, are eligible to participate, and a pre-tax income growth plan limited to executive officers and certain other management-level employees of the Company.

Pursuant to the Company’s stock contribution program, the Company contributes to each participant’s account under the Company’s 401(k) Plan an additional 1% of the participant’s monthly base pay in the form of vested shares of Common Stock. With this stock contribution program, employees have the opportunity to benefit from the Company’s potential future profitability and growth.

The compensation and human resources committee believes that payment of bonuses specifically linked to the growth in profitability of the Company provides appropriate and effective rewards for successful individual executive performances that contribute directly to the overall success of the Company. On November 14, 2005, the compensation and human resources committee approved modifications to the Company’s income growth bonus plan, which became effective for all executive officer incentive bonuses commencing in fiscal 2006, providing that annual incentive bonuses will only become payable thereunder to the extent that the percentage growth in the Company’s pre-tax income, exclusive of extraordinary income and expense, over the most recent fiscal year for which such incentive bonuses were paid, equals or exceeds 5%. Under the fiscal 2006 income growth bonus plan, at the discretion of the compensation and human resources committee, Messrs. Anderson, Hirt, Staples, Hatlan and Imler were eligible following the end of fiscal year 2006 to receive annual incentive bonuses equal to 5.0, 4.5, 4.5, 4.5 and 4.0 times, respectively, and other executive officers and eligible management-level employees of the Company are eligible to receive annual incentive bonuses ranging from 1.0 to 3.0 times the percentage growth in the Company’s pre-tax income, exclusive of extraordinary income and expense, over the most recent fiscal year in which such bonuses were paid, times their respective base pay; provided that, in each case, such year-over-year percentage growth equals or exceeds 5%. For fiscal 2006, the Company’s pre-tax income, exclusive of extraordinary income and expense, decreased from fiscal 2004, which was the most recent fiscal year for which such incentive bonuses were paid because no incentive bonuses were paid in fiscal 2005 under the previous terms of the income growth bonus plan. Consequently, none of the Company’s executive officers were paid any incentive bonuses in fiscal 2006. It is the present intention of the compensation and human resources committee to approve payment of incentive bonuses in fiscal 2007 to the executive officers and certain other management-level employees of the Company, who are employed by the Company as of August 31, 2007, pursuant to its income growth bonus plan to the extent that the Company in fiscal 2007 achieves an increase in pre-tax income, exclusive of extraordinary income and expense, of at least 5% over fiscal 2004.

Long-Term Incentive Awards

To promote the Company’s long-term objectives, stock awards are made to executive officers and other employees who are in a position to make a significant contribution to the Company’s long-term success. In addition to the shares of Common Stock that the Company contributes each month to the accounts of its employees under its 401(k) Plan pursuant to its stock contribution program, as described above, stock awards are currently made pursuant to the Company’s 1999 Stock Incentive Plan in the form of stock options.

Since the stock option awards vest and may grow in value over time, this component of the Company’s compensation plan is designed to reward performance over a sustained period. The Company intends that these awards will strengthen the focus of its executives and other key employees on managing the Company from the perspective of a person with an equity stake in the Company.

Stock awards are not always granted each year. In selecting recipients and the size of stock awards, the compensation and human resources committee generally considers various factors such as the overall job performance and potential of the recipient, prior grants to and amount of Common Stock currently held by the recipient, prior service to the Company, a comparison of awards made to executives and key employees in comparable positions at similar companies, and the Company’s performance. In fiscal 2006, each of Messrs. Anderson, Hirt, Staples and Hatlan were awarded options to purchase 30,000 shares of Common Stock under the Company’s 1999 Stock Incentive Plan. Mr. Imler was awarded options to purchase 20,000 shares of Common Stock under the 1999 Stock Incentive Plan at the inception of his employment with the Company in November 2005. Other key employees of the Company were awarded options to purchase a total of 933,500 shares of Common Stock under the 1999 Stock Incentive Plan during fiscal 2006, resulting in a total grant of options in respect of 1,073,500 shares of Common Stock under the plan during fiscal 2006. In selecting the recipients and size of these awards, the compensation and human resources committee placed particular emphasis on such executives’ and key employees’ overall job performance and their potential for continued significant contribution to the Company’s growth and profitability. As a result of these awards and stock awards made prior to fiscal 2006, each of the Company’s executive officers, as well as a significant number of non-executive employees of the Company, have been afforded the opportunity to enjoy an equity stake in the Company as part of their long-term compensation.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes limitations on the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of the other four most highly compensated executive officers of the Company. Under these limitations, the Company may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by the Company’s shareholders). Based on the Company’s current compensation plans and policies and the Section 162(m) rules, the Company and the compensation and human resources committee believe that, for the near future, there is not a significant risk that the Company will lose any significant tax deduction for executive compensation. The Company’s compensation plans and policies will be modified to ensure full deductibility of executive compensation if the Company and the compensation and human resources committee determine that such an action is in the best interests of the Company.

COMPENSATION AND HUMAN RESOURCES COMMITTEE
R. James Macaleer, Chairman
John E. Gurski
Raymond Neag

COMPENSATION AND HUMAN RESOURCES COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended August 31, 2006, the compensation and human resources committee of the board of directors consisted of Messrs. Gurski, Macaleer and Neag. No member of this committee was at any time during fiscal 2006 or at any other time an officer or employee of the Company, other than Mr. Neag, who served as an executive officer of the Company prior to his retirement in October 1999, and no member had any relationship with the Company requiring disclosure under SEC rules. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s board of directors or the compensation and human resources committee during fiscal 2006.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors oversees the Company’s financial reporting, internal controls and audit process on behalf of the board of directors. The Company’s management has the primary responsibility for the Company’s financial statements, accounting and reporting process, including establishing, maintaining and evaluating disclosure controls and procedures; and establishing, maintaining and evaluating internal control over financial reporting and evaluating any changes in controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report relating to their audit; as well as expressing an opinion on (1) management’s assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the audit committee reviewed and discussed with the Company’s management and its registered independent accounting firm the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of related disclosures. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. During the course of fiscal 2006, management updated the documentation, testing and evaluation of Arrow’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes — Oxley Act of 2002 and related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process.

The audit committee also met with the Company’s registered independent accounting firm, with and without management present, to discuss the overall scope of their audit of the Company’s annual consolidated financial statements and internal control over financial reporting, the results of their examinations, the cooperation received by them during their audit examination and the overall quality of the Company’s financial reporting.

The audit committee reviewed and discussed with the Company’s registered independent accounting firm their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed under generally accepted auditing standards pursuant to Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as amended, and Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, the audit committee received from the Company’s registered independent accounting firm the written disclosure and letter regarding their independence as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The audit committee also discussed with the Company’s registered independent accounting firm their independence from management and the Company, and whether the non-audit services provided by the registered independent accounting firm are compatible with maintaining the auditors’ independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006 for filing with the SEC.

In addition, the audit committee approved the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent accounting firm for the fiscal year ending August 31, 2007, and the board of directors concurred with such selection. The audit committee has recommended to the shareholders that they ratify the selection of PricewaterhouseCoopers LLP as the Company’s registered independent accounting firm for the fiscal year ending August 31, 2007.

The audit committee reviews and assesses the adequacy of its charter on an annual basis. While the audit committee believes that the charter in its present form is adequate, it may in the future recommend to the board of directors amendments to the charter to the extent it deems necessary to react to changing conditions and circumstances.

Each of the audit committee members is independent as defined in rules and regulations issued by the SEC and the NASDAQ, and, in particular, as defined in Rules 5200(a) and 5350(d)(2) of the Nasdaq’s Marketplace Rules.

AUDIT COMMITTEE
John H. Broadbent, Jr., Chairman
Anna M. Seal
John E. Gurski

STOCK PRICE PERFORMANCE

Set forth below is a line graph comparing the yearly cumulative total shareholder return on the Common Stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Health Care Equipment Index for the period beginning on August 31, 2001 and ending on August 31, 2006. The comparison assumes $100 was invested on August 31, 2001 in the Common Stock and in each of the foregoing indices and also assumes reinvestment of all dividends.

		August 31,	August 31,	August 31,	August 31,	August 31,
	August 31, 2001	2002	2003	2004	2005	2006
Arrow International, Inc.	$100.00	$95.72	$142.21	$157.64	$167.66	$186.81
S&P 500 Stock Index	$100.00	$82.02	$91.91	$102.44	$115.31	$125.55
S&P 500 — Health Care Equipment Index	$100.00	$93.68	$117.37	$136.28	$152.14	$141.12

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by the Company under those statutes, none of the preceding Compensation and Human Resources Committee Report on Executive Compensation, the Audit Committee Report or the Company Stock Price Performance Graph will be incorporated by reference into any of those prior filings, nor will any of such reports or graph be incorporated by reference into any future filings made by the Company under those statutes.

CERTAIN TRANSACTIONS

Arrow Precision Products, Inc. (“Precision”) was a former subsidiary of the Company which was formally dissolved in May 2002 (all of its assets had previously been liquidated and distributed to shareholders). Precision’s operating subsidiary, Precision Medical Products, Inc. (“PMP”), was sold in August 1997 to a company owned by certain management employees of Precision, including Mr. Holleran, the former vice president and chief operating officer of Precision and a director of the Company. Precision was engaged in the business of manufacturing and marketing certain gastroenterological and other non-catheter medical products, including ground needles and injection sites primarily for use by the Company. Prior to Precision’s dissolution in fiscal 2002, certain officers, directors and principal shareholders of the Company owned substantially all of Precision’s outstanding common stock. Mr. Holleran has served as chairman of the Board of PMP since October 1999 and served as chief executive officer and president of PMP from July 1996 to October 2000.

In fiscal 2006, the Company made purchases amounting to $136,745 of products from PMP that it had formerly purchased from Precision. The Company solicits competitive quotations from unrelated suppliers for products it purchases from PMP. In the future, the Company may continue to purchase products from PMP, provided that the quotations the Company receives from PMP for such products are competitive with those received from unrelated suppliers in terms of product availability, price, quality and delivery considerations.

The Company reviews all related party transactions involving amounts in excess of $60,000 for potential conflicts of interest on an ongoing basis and all such transactions in which the Company is a party are approved by a majority of the independent directors of the Company or the audit committee in accordance with applicable NASDAQ rules.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 17, 2007, the beneficial ownership of Common Stock by (1) each director and nominee, (2) each of the current or former executive officers named in the Summary Compensation Table above (whose beneficial ownership has been rounded up or down to the nearest whole share of Common Stock), (3) all directors and officers (including officers as of the end of fiscal year 2006) as a group (including the named individuals), and (4) each beneficial owner of more than 5% of the outstanding Common Stock. This table also includes shares gifted by persons listed below after the record date of August 7, 2007, which shares may not be beneficially owned by the giftor as of the date hereof, but over which the giftor retains voting power for purposes of the 2007 annual meeting of shareholders. Except as otherwise indicated in the notes immediately following the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

	Amount		Percent of
Name	Beneficially Owned		Class Owned

Marlin Miller, Jr.	3,847,667	(1)	8.5%
Raymond Neag	2,202,723	(2)	4.9%
T. Jerome Holleran	864,727	(3)	1.9%
Carl G. Anderson, Jr.	597,000		1.3%
John H. Broadbent, Jr.	557,420	(4)	1.2%
Frederick J. Hirt	144,782	(5)	*
James T. Hatlan	72,160		*
R. James Macaleer	42,830	(6)	*
Carl W. Staples	23,116	(7)	*
John E. Gurski	22,454	(8)	*
Anna M. Seal	13,000	(9)	*
John C. Long	8,535	(10)	*
Philip B. Fleck	7,880	(11)	*
Kenneth E. Imler	4,121	(12)	*
All directors and officers as a group (12 persons)	8,426,355	(13)	18.6%
Robert L. McNeil, Jr.	4,563,688	(14)	10.1%
Richard T. Niner and Robert W. Cruickshank, as Trustees of the Robert L. McNeil, McNeil Jr. 1983 Trust dated November 30, 1983	4,624,494	(15)	10.2%
c/o Wilmington Trust Company 1100 North Market Street Wilmington, Delaware 19890-0001

*	Less than one percent.

(1)	Includes 2,000 shares owned by Mr. Miller’s wife, as to which Mr. Miller disclaims beneficial ownership. Also includes gifts of 243,000 shares made on August 9, 2007 as to which Mr. Miller disclaims beneficial ownership, a gift of 1,000,000 shares to the Marlin Miller Jr. Family Foundation, made on August 9, 2007, of which Mr. Miller has shared power with his wife and brother to vote and dispose of the shares held by such foundation, and gifts of 110,000 shares to the Marlin Miller, Jr. Charitable Remainder Annuity Trust, and 330,000 shares to the Marlin Miller, Jr. Charitable Remainder Unitrust, made on August 14, 2007, of which Mr. Miller is trustee with sole power to vote and dispose of the shares held in such trusts. In addition, includes 9,000 shares issuable upon the exercise of vested options.

(2)	Includes 3,000 shares owned by Mr. Neag’s wife, as to which Mr. Neag disclaims beneficial ownership, and 1,794,018 shares held by the Raymond Neag Revocable Trust, of which Mr. Neag is trustee with sole power to vote and dispose of the shares held in such trust. Also includes gifts on August 14, 2007 of 61,515 shares, as to which Mr. Neag disclaims beneficial ownership, and a gift of 160,000 shares to the Raymond Neag Charitable Remainder Unitrust #1, of which Mr. Neag is trustee with sole power to vote and dispose of the shares held in such trust. In addition, includes 21,000 shares issuable upon the exercise of vested options.

(3)	Includes 50,000 shares owned by Mr. Holleran’s wife, as to which Mr. Holleran disclaims beneficial ownership, and 369,857 shares owned by the Thomas Jerome Holleran Revocable Trust, of which Mr. Holleran is trustee with sole power to vote and dispose of the shares held by such trust. Also includes gifts of 136,364 shares to the

Thomas Jerome Holleran Carolyn Rae Holleran Charitable Remainder Unitrust, of which Mr. Holleran and his wife are trustees who have shared power to vote and dispose of the shares held by such trust, and 90,909 shares to the Jerlyn Foundation, made on August 14, 2007, as to which Mr. Holleran and his wife are two of six directors with shared power to vote and dispose of the shares held by such foundation. In addition, includes 15,000 shares issuable upon the exercise of vested options.

(4)	Includes 24,000 shares owned by Mr. Broadbent’s wife and 500 shares jointly owned by Mr. Broadbent’s wife and her adult son, as to which Mr. Broadbent disclaims beneficial ownership. Also includes gifts of 28,250 shares made on August 14, 2007, as to which Mr. Broadbent disclaims beneficial ownership. In addition, includes 36,350 shares held by a charitable foundation, of which Mr. Broadbent is one of three trustees who have shared power to vote and dispose of the shares held by such foundation, and 20,000 shares held by The Dana L. Bunting and Robert L. Bunting Irrevocable Educational Trust, of which Mr. Broadbent is trustee with sole power to vote and dispose of the shares held in such trust. In addition, includes 21,000 shares issuable upon the exercise of vested options. Excludes 59,577 shares held by the John H. Broadbent, Jr. Charitable Remainder Unitrust, of which Mr. Broadbent was the grantor but has no power to vote or dispose of such shares, and as to which Mr. Broadbent disclaims beneficial ownership.

(5)	Includes 135,040 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 46,000 shares issuable upon the exercise of options which are not presently exercisable.

(6)	Includes 21,000 shares issuable upon the exercise of vested options.

(7)	Includes 22,838 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 47,200 shares issuable upon the exercise of options which are not presently exercisable.

(8)	Includes 4,454 shares held by the John E. Gurski Living Trust of which Mr. Gurski and his wife are trustees who have shared power to vote and dispose of the shares held by such trust. Also includes 18,000 shares issuable upon the exercise of vested options.

(9)	Includes 13,000 shares issuable upon the exercise of vested options.

(10)	Includes 8,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 34,500 shares issuable upon the exercise of options which are not presently exercisable.

(11)	Includes gifts of 690 shares made on August 16, 2007, as to which Mr. Fleck disclaims beneficial ownership.

(12)	Includes 4,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 16,000 shares issuable upon the exercise of options which are not presently exercisable.

(13)	See footnotes (1) through (12) above.

(14)	Based on most recent filings with the Securities and Exchange Commission, this number includes 100,000 shares held by a charitable foundation of which Mr. McNeil, a former director of the Company, is the president and one of twelve directors who have shared power to vote and dispose of the shares held by such foundation. Excludes 4,624,494 shares held by Mertz & Moyer, as nominee for the McNeil Trust, of which Mr. McNeil was the grantor for the benefit of Mr. McNeil and his lineal descendants. Mr. McNeil disclaims beneficial ownership of such shares held in the McNeil Trust.

(15)	Based on most recent filings with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules promulgated thereunder require the Company’s officers and directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and to furnish to the Company copies of all such filings. The Company has determined, based solely upon a review of those reports and amendments thereto furnished to the Company during and with respect to the Company’s fiscal year ended August 31, 2006 and written representations from certain reporting persons, that Marlin Miller, Jr., a director of the Company, was inadvertently late in filing two Form 4s each reporting sales of 5,000 shares of the Company’s Common Stock pursuant to an SEC Rule 10b5-1 trading plan on November 3, 2005 and July 14, 2006.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify the Company by sending a written request to Investor Relations, Arrow International, Inc., P.O. Box 12888, 2400 Bernville Road, Reading, Pennsylvania 19612 or by calling the Company at 610-320-3917 or toll free at 1-877-639-6912.

List of Shareholders

The names of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting for any purpose germane to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., at the Company’s principal executive offices at 2400 Bernville Road, Reading, Pennsylvania 19605 by contacting the Company’s Corporate Secretary.

Shareholder Proposals for 2008 Annual Meeting

If the merger is not consummated, and a 2008 Annual Meeting of the Shareholders is required to be held, proposals of shareholders intended to be presented at the Company’s 2008 Annual Meeting of Shareholders (1) must be received by the Company’s Corporate Secretary at its principal executive offices provided above no later than November 1, 2007, (2) may not exceed 500 words, and (3) must otherwise satisfy the conditions established by the SEC for shareholder proposals to be included in the Company’s Proxy Statement for that meeting.

Communication with the Board

Shareholders may communicate with the Company’s board of directors by sending a letter to the Arrow International, Inc. Board of Directors, c/o Corporate Secretary, Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605. The Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to such inappropriate communication. If deemed appropriate, the Secretary will submit your correspondence to the chairman of the board of directors or as directed by such correspondence.

Proxy Solicitation Costs

The cost of the solicitation of proxies hereby will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation therefor, may solicit proxies personally or by telephone or telecopy. The Company has also retained Morrow & Co. to aid in soliciting proxies for a customary fee plus reasonable expenses. Morrow will also request brokers, banks and other nominees, custodians and fiduciaries to forward soliciting materials to their principals and to request authority for the execution of proxies and will reimburse such persons for forwarding such materials.

Annual Report on Form 10-K

A copy of the Company’s 2006 annual report contained in Form 10-K and amendments thereto accompanies this proxy statement. Additional copies may be obtained from the Corporate Secretary, Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605.

By Order of the Board of Directors,

/s/  John C. Long

John C. Long,
Corporate Secretary of Arrow International, Inc.

August 24, 2007
Reading, Pennsylvania

IMPORTANT

Your vote is important. Regardless of the number of shares of Arrow common stock that you own, please sign, date and promptly mail the enclosed WHITE proxy card in the accompanying postage-paid envelope.

Please vote at your earliest convenience.

If you have any questions or need assistance in voting your shares of Arrow common stock, please call:

Morrow & Co.
470 West Avenue
Stamford, CT 06902
Toll-Free: 1-800-662-5200

ANNEX A

AGREEMENT AND PLAN OF MERGER
Dated as of July 20, 2007
Among
TELEFLEX INCORPORATED,
AM SUB INC.
and
ARROW INTERNATIONAL, INC.

A-i

A-ii

TABLE OF DEFINED TERMS

Page
1999 Stock Option Plan	A-5
Actions	A-8
Adverse Recommendation Change	A-20
Affiliate	A-29
Agreement	A-1
Antitrust Division	A-22
Articles of Merger	A-1
business day	A-29
Certificate	A-2
Closing	A-1
Closing Date	A-1
Code	A-3
Commitment Letter	A-16
Company	A-1
Company Articles	A-1
Company Benefit Agreement	A-11
Company Benefit Plan	A-10
Company Board	A-4
Company By-laws	A-4
Company Capital Stock	A-5
Company Common Stock	A-1
Company Disclosure Letter	A-4
Company Pension Plan	A-11
Company Preferred Stock	A-5
Company Stock Option Plans	A-5
Company Stock Options	A-5
Company Termination Fee	A-25
Confidentiality Agreement	A-21
Continuing Employee	A-23
Contract	A-6
Effective Time	A-1
Environmental Claims	A-10
Environmental Law	A-10
ERISA	A-10
ERISA Affiliate	A-29
Exchange Act	A-6
Exchange Fund	A-2
FDA	A-9
Filed SEC Document	A-4
FTC	A-22
GAAP	A-6
Governmental Entity	A-6
Hazardous Materials	A-10

A-iii

Page
HSR Act	A-6
Indebtedness	A-18
Indemnified Parties	A-24
Intellectual Property Rights	A-13
Judgment	A-6
Knowledge	A-29
Law	A-6
Liens	A-4
Material Adverse Effect	A-29
Material Contract	A-9
Merger	A-1
Merger Consideration	A-2
Multiemployer Plan	A-10
Option Amount	A-4
Outside Date	A-27
Parent	A-1
Parent Expenses	A-25
Parent Material Adverse Effect	A-29
Paying Agent	A-2
PBCL	A-1
Permits	A-9
Permitted Liens	A-13
Person	A-30
Proxy Statement	A-6
Real Property Lease	A-13
Release	A-10
Representatives	A-19
Restraints	A-26
Sarbanes-Oxley Act	A-6
SEC	A-6
SEC Documents	A-6
Securities Act	A-6
Shareholder Approval	A-14
Shareholders’ Meeting	A-21
Sub	A-1
Subsidiary	A-30
Superior Proposal	A-20
Surviving Corporation	A-1
Takeover Proposal	A-19
Tax	A-13
Tax Return	A-13

A-iv

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 20, 2007, among Teleflex Incorporated, a Delaware corporation (“Parent”), AM Sub Inc., a Pennsylvania corporation and a wholly owned Subsidiary of Parent (“Sub”), and Arrow International, Inc., a Pennsylvania corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company, Parent and Sub has approved this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, no par value, of the Company (“Company Common Stock”), other than shares of Company Common Stock directly owned by Parent, Sub or any Subsidiary of the Company or held by the Company as treasury shares, will be converted into the right to receive $45.50 in cash; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the first business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time.  Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, the parties shall file with the Department of State of the Commonwealth of Pennsylvania articles of merger (the “Articles of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the PBCL and shall make all other filings and recordings required under the PBCL. The Merger shall become effective at such date and time as the Articles of Merger are filed with the Department of State of the Commonwealth of Pennsylvania. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in Chapter 19 of the PBCL.

Section 1.05.  Articles of Incorporation and By-laws.  (a) The Amended and Restated Articles of Incorporation of the Company (the “Company Articles”), shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.  Officers.  The officers of the Company as of the date of this Agreement shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates; Adjustments;
Company Stock Options

Section 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub.  Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock, Parent-Owned Stock and Sub-Owned Stock.  Each share of Company Common Stock that is directly owned by Parent or Sub or held by the Company as treasury shares immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock that is directly owned by any Subsidiary of the Company immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled or converted in accordance with Section 2.01(b)) shall be converted into the right to receive $45.50 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

Section 2.02.  Exchange of Certificates.  (a) Paying Agent.  Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration as and when required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.  As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be cancelled against delivery of cash to the holder thereof as provided in this Article II.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 12 months after the Effective Time shall be delivered by the Paying Agent to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(e) No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration as provided herein.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h) Withholding Rights.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person, as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the

Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 2.03.  Company Stock Options.  As promptly as reasonably practicable following the date of this Agreement, the Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as it may deem necessary to provide that, at the Effective Time, each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company Stock Option becoming entitled to receive an amount in cash (the “Option Amount”) equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option. In the event that the exercise price per share of Company Common Stock subject to such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and have no further force or effect. Each holder of a Company Stock Option shall receive from the Surviving Corporation and shall be paid as promptly as reasonably practicable following the Effective Time, without interest, the Option Amount, net of any required withholding of Tax or proof of eligibility for exemption therefrom.

ARTICLE III

Representations and Warranties

Section 3.01.  Representations and Warranties of the Company.  Except as disclosed (i) in any SEC Document filed with the SEC from and after August 31, 2005 through the date hereof (a “Filed SEC Document”) (but only to the extent (x) such disclosure does not constitute forward-looking or cautionary disclosures set forth in a “risk factor” section or a “forward-looking statement” under the heading “Forward-Looking Statements” in any of such Filed SEC Documents and (y) the applicability of such disclosure to a section or subsection of these representations and warranties is reasonably apparent) or (ii) as set forth in the disclosure letter delivered by the Company to Parent on or prior to the date of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power.  The Company and each of its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, with respect to jurisdictions in which such concept is recognized, is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement a complete and correct copy of the Company Articles, the Restated By-laws of the Company and any amendments thereto (the “Company By-laws”) and the comparable organizational documents of each of its Subsidiaries, in each case as in effect on the date of this Agreement.

(b) Subsidiaries.  Section 3.01(b) of the Company Disclosure Letter lists each Subsidiary of the Company and, for each such Subsidiary, its jurisdiction of organization. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure.  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on July 2, 2007 (i) 45,276,650 shares of Company Common Stock were issued and outstanding, (ii) 7,680,976 shares of Company Common Stock were held by the Company as treasury shares, (iii) 14,000,000 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 1999 Stock Incentive Plan, as amended (the “1999 Stock Option Plan”), and 500,000 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2006 Directors Stock Incentive Plan (together with the 1999 Stock Option Plan, the “Company Stock Option Plans”), of which an aggregate of 2,797,092 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (the “Company Stock Options”) and (iv) no shares of Company Preferred Stock were issued or outstanding or held by the Company as treasury shares. The Company has made available to Parent a list of each Company Stock Option issued as of July 2, 2007, the number of shares of Company Common Stock issuable thereunder, the expiration date and the exercise price thereof. Except as set forth above, at the close of business on July 2, 2007, no shares of Company Common Stock or other capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Since the close of business on July 2, 2007 through the date of this Agreement, other than in connection with the issuance of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of July 2, 2007 as set forth on Section 3.01(c) of the Company Disclosure Letter, no shares of Company Common Stock or other capital stock or voting securities of the Company were issued and there has been no change in the number of outstanding Company Stock Options. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the PBCL, the Company Articles, the Company By-laws or any Contract to which the Company is a party or otherwise bound. Except for any obligations under any Company Stock Plan or as otherwise set forth above, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, stock-based performance units, or Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or (ii) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, call, right, convertible or exchangeable security, stock-based performance unit or Contract. Except as set forth above, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any such Subsidiary. As of the date of the most recent financial statements included in the Company’s SEC Documents, the only principal amount of outstanding Indebtedness of the Company and its S ubsidiaries or principal amount of outstanding Indebtedness of any other Person that is guaranteed by the Company or any of its Subsidiaries (excluding any (x) intercompany amounts, (y) undrawn letters of credit and (z) a principal amount of outstanding Indebtedness not in excess of $5,000,000 in the aggregate) is $62.0 million under the Company’s Loan Agreement, dated as of April 12, 2001, as amended, with First Union National Bank, N.A., as administrative agent, and certain lenders named therein.

(d) Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject only to, in the case of the Merger, the receipt of the Shareholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action and proceedings on the part of the Company, subject, in the case of the Merger, to receipt of the Shareholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Company Board, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of the Company and (iii) recommending that the shareholders of the Company adopt this Agreement, which resolutions have not been heretofore rescinded, modified or withdrawn in any way except as permitted under Section 4.02(b). The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Articles, the Company By-laws or the comparable organizational documents of any of its Subsidiaries or (ii) subject to the filings and other matters referred to in the following sentence, (A) any contract, lease, indenture, note, bond or other agreement that is in full force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) assuming the consents, approvals and authorizations referred to below are duly and timely made or obtained, any statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order or decree of any Governmental Entity (“Judgment”), in each case binding on the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state, local or foreign government, any court, any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Sc ott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the approval by the shareholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iv) any filings required under the rules and regulations of the NASDAQ National Market and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, would not have a Material Adverse Effect.

(e) SEC Documents.  (i) The Company has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since August 31, 2005 (the “SEC Documents”). As of their respective filing dates, the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder applicable to such SEC Documents, in each case as in effect at such time, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). Except as set forth in the financial statements (including the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (A) were incurred since the date of the most recent audited balance sheet included in such financial statements in the ordinary course of business, (B) are incurred in connection with the transactions contemplated by this Agreement or (C) individually or in the aggregate, would not have a Material Adverse Effect. The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since August 31, 2006 and prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in a comment letter received from the SEC staff with respect to any SEC Document.

(ii) The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company’s filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(f) Information Supplied.  None of the information supplied or to be supplied by, or on behalf of, the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, shareholders of the Company, Parent or Sub for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(g) Absence of Certain Changes or Events.  From the date of the most recent financial statements included in the Filed SEC Documents to the date of this Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and during such period there has not been:

(i) any change, effect, event or occurrence or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, any Material Adverse Effect;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, except for regular quarterly cash dividends on Company Common Stock;

(iii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in substitution for shares of capital stock of the Company;

(iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer or employee of the Company or any of its Subsidiaries of any material increase in compensation, except for increases in the ordinary course of business consistent with past practice or increases required under any Company Benefit Plan or Company Benefit Agreement, (B) any granting to any current or former director, officer or employee of the Company or its Subsidiaries of the right to receive any material severance or termination pay not provided for under any Company Benefit Plan or Company Benefit Agreement except as required to comply with applicable Law or (C) any entry by the Company or any of its Subsidiaries into, or any amendments of any Company Benefit Agreements and (D) the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder, except as required to comply with applicable Law or any Company Benefit Agreement or Company Benefit Plan in effect as of the date hereof;

(v) any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar (A) as may have been required by a change in GAAP, (B) as may be required by a change in Law or (C) as required by a Governmental Entity or quasi-governmental entity (including the Financial Accounting Standards Board or any similar organization); or

(vi) other than in the ordinary course of business, any material election with respect to Taxes by the Company or any of its Subsidiaries.

(h) Litigation.  As of the date of this Agreement, there is no suit, action, claim, hearing, arbitration, mediation, or, to the Knowledge of the Company, investigation (whether civil, criminal, administrative or otherwise) (collectively, “Actions”) or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of the executive officers or directors of the Company in connection with his or her status as an executive officer or director of the Company that, individually or in the aggregate, would have a Material Adverse Effect, nor is there any unsatisfied Judgment outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect.

(i) Contracts.  (i) Except for this Agreement and Contracts filed as exhibits to the Filed SEC Documents, Section 3.01(i) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, and the Company has made available to Parent complete and correct copies (including by filing with the SEC), of:

(A) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) each Contract to which the Company or any of its Subsidiaries is a party that restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any Person in any geographical area (other than any such restriction under any Real Property Lease) in a manner that is material to the Company and its Subsidiaries, taken as a whole;

(C) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $5,000,000 is outstanding or may be incurred, other than any such Contract between or among any of the Company or any of its Subsidiaries;

(D) each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments to or by the Company or any of its Subsidiaries of more than $2,000,000, except for (1) Real Property Leases or (2) any such Contract that may be canceled, without any penalty or other liability to the Company or any of its Subsidiaries in excess of $250,000, within one year;

(E) each Contract entered into within five years of the date of this Agreement, to which the Company or any of its Subsidiaries is a party for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $5,000,000 except for acquisitions and dispositions of properties and assets in the ordinary course of business (including acquisitions and dispositions of inventory);

(F) each Contract to which the Company or any of its Subsidiaries is a party constituting a joint venture, partnership, limited liability or other similar agreement (excluding licensing Contracts) relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole; and

(G) any Contract with respect to the employment of any director or executive officer of the Company;

Each such Contract described in clauses (A) through (G) is referred to herein as a “Material Contract”.

(ii) Each of the Material Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, would not have a Material Adverse Effect. None of the Company or any Subsidiary of the Company has received written notice of default under any Material Contract by the Company or any of its Subsidiaries and, to the Knowledge of the Company, there is no default by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as, individually or in the aggregate, would not have a Material Adverse Effect.

(j) Compliance with Laws; Regulations.  (i) Each of the Company and its Subsidiaries is in compliance with all Laws applicable to its business or operations (including the Federal Food, Drug, and Cosmetics Act of 1938, as amended and applicable regulations promulgated thereunder by the United States Food and Drug Administration (the “FDA”), the federal Anti-Kickback Statute (42 U.S.C. — 1320a-7b(b)), Stark Law (42 U.S.C. — 1395nn), False Claims Act (31 U.S.C. — 3729 et seq.) and the Foreign Corrupt Practices Act of 1977 (15 U.S.C. — 78dd-1 et seq.) except for instances of possible noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, franchises, licenses, permits and consents of Governmental Entities (collectively, “Permits”) necessary for it to conduct its business as presently conducted, and all such Permits are in full force and effect, except for such Permits the absence of which, or the failure of which to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is currently excluded from participation, or is otherwise ineligible to participate, in a “federal health care program” as defined in 42 U.S.C. — 1320a-7b(f) or since August 31, 2006 has been convicted of a criminal offense related to health care. Since August 31, 2006, there has occurred no default under, or violation of, any Permit, except for any such default or violation that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation, modification or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. This Section 3.01(j)(i) does not relate to matters relating to the Sarbanes-Oxley Act, which are the subject of Section 3.01(e)(ii), environmental matters, which are the subject of Section 3.01(k), employee benefit matters, which are the subject of Section 3.01(m), and Taxes, which are the subject of Section 3.01(n).

(ii) To the Knowledge of the Company (which, for purposes of this Section 3.01(j)(ii), shall include the actual Knowledge of the individuals listed on Section 3.01(j)(ii) of the Company Disclosure Letter), neither the Company nor any of its Subsidiaries is subject to any enforcement action by the FDA or any other Governmental Entity which has jurisdiction over the operations of the Company and its Subsidiaries except where such action would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any Governmental Entity by the Company and its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

(iii) Neither the Company nor any of its Subsidiaries has received any FDA Form 483s, notice of adverse findings, Warning Letters, untitled letters or other correspondence or notices from the FDA, or other Governmental Entity alleging or asserting noncompliance with any applicable Laws or Permit.

(iv) All studies, tests, preclinical and clinical trials being conducted by the Company or any of its Subsidiaries are being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable Law.

(v) Since August 31, 2004, the Company and its Subsidiaries have not, either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any material recall, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of any product or product candidate, and, since August 31, 2004, to the Knowledge of the Company (which, for purposes of this Section 3.01(j)(v), shall include the actual Knowledge of the individuals listed on Section 3.01(j)(v) of the Company Disclosure Letter) there has been no manufacturing or design defect arising from the manufacturing of products by the Company or any of its Subsidiaries which would be reasonably likely to result in any of the foregoing and that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (2) a change in the marketing classification or a material change in labeling of any such products; or (3) a termination or suspension of marketing of any such products.

(k) Environmental Matters.  Except for those matters that, individually or in the aggregate, would not have a Material Adverse Effect: (A) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law which is pending and unresolved; (B) each of the Company and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing; (C) there are no Environmental Claims pending or, to the Knowledge of the Company, overly threatened against the Company or any of its Subsidiaries; (D) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases of Hazardous Materials on or from such properties or facilities which would reasonably be expected to subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries to remediate such Releases of Hazardous Materials pursuant to Environmental Law; and (E) neither the Company nor any Subsidiary has received any unresolved written request for information, demand or notification that any of them is or may be potentially responsible for the investigation or cleanup of a Release of Hazardous Materials in connection with its business. The representation and warranties contained in this Section 3.01(k) shall be the exclusive representation and warranties with respect to environmental matters.

The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any Person alleging liability arising out of the Release of any Hazardous Material or the failure to comply with any Environmental Law. The term “Environmental Law” means any Law relating to pollution, the environment or natural resources. The term “Hazardous Materials” means (1) petroleum and petroleum by-products, asbestos and asbestos-containing materials, radioactive materials, medical or infectious wastes, or polychlorinated biphenyls and (2) any hazardous or toxic, material, substance or waste that is prohibited, limited or regulated by applicable Environmental Law. The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

(l) Absence of Changes in Company Benefit Plans and Company Benefit Agreements.  Each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, “phantom” stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan or arrangement, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its ERISA Affiliates (as hereinafter defined) for the benefit of any current or former employee, officer or director of the Company or any of its ERISA Affiliates, other than (a) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Multiemployer Plan”)) or (b) any plan, arrangement or policy mandated by applicable Law, is herein referred to as a “Company Benefit Plan”. Each material employment, consulting, indemnification, severance or termination agreement or arrangement between the Company or any of its Subsidiaries and any current or former employee, officer or director of the Company or any of its Subsidiaries, other than any agreement or arrangement mandated by applicable Law, is herein referred to as a “Company Benefit Agreement”. Except in the ordinary course of business, from the date of the most recent financial statements of the Company included in the Filed SEC Documents to the date of this Agreement, there has not been any adoption, entry into or material amendment by the Company or any of its Subsidiaries of any Company Benefit Plan or Company Benefit Agreement.

(m) ERISA Compliance; Section 280G.  (i) Section 3.01(m) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each material Company Benefit Plan, including any Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Company Pension Plan”), and each Company Benefit Agreement. Each Company Benefit Plan has been administered in compliance with applicable Law and with its terms, other than instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of (A) each material Company Benefit Plan and each Company Benefit Agreement, including, to the extent applicable, any related trust agreement or other funding instrument, other than any Company Benefit Plan or Company Benefit Agreement that the Company or any of its Subsidiaries is prohibited from making available either by Contract or by applicable Law, (B) the two (2) most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each material Company Benefit Plan (if any such report was required by applicable Law), (C) the most recent summary plan description for each material Company Benefit Plan for which a summary plan description is required by applicable Law and (D) the most recent actuarial report and audited financial statements for each Company Benefit Plan, as applicable, and the most recent determination letter for each Company Pension Plan.

(ii) All Company Pension Plans that are intended to be qualified for United States Federal Income Tax purposes have received determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are so qualified and exempt from United States Federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked and, to the Knowledge of the Company, nothing has occurred, whether by action or inaction, that would reasonably be expected to cause the loss of such qualification.

(iii) None of the Company Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries or any other Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code has (i) at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or multiple employer plan or (ii) incurred any withdrawal liability (as defined in Part I of Subtitle E of Title IV of ERISA) that has not been satisfied in full. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have not incurred any liability under Title IV of ERISA.

(iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, none of the Company, any of its ERISA Affiliates or any officer of the Company or any such ERISA Affiliate has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that could subject the Company or any of its Subsidiaries to the Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under applicable Law. With respect to each Company Pension Plan, no “reportable event” (as such term is defined in Section 4043 of ERISA) or no “accumulated funding deficiency” (as such term is defined in Section 412(a) of the Code) as of the date of the most recent actuarial report for such Company Pension Plan has occurred, which in either such case would be reasonably expected to result in a Material Adverse Effect.

(v) No Company Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of his or her beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(vi) None of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay exceeding $50,000 per individual or $1 million in the aggregate, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, (C) limit, or restrict the right to terminate, any Company Benefit Plan or Company Benefit Agreement, or (D) result in any payments that would not be deductible under Code Section 280G.

(vii) Each Company Benefit Plan and Company Benefit Agreement covering employees located outside of the United States (a Foreign Plan or Foreign Agreement) has been established, maintained and administered in material compliance with its terms and applicable Laws.

(n) Taxes.  (i) Except as would not have a Material Adverse Effect: (A) Each of the Company and its Subsidiaries has filed, or has caused to be filed, all material Tax Returns required to be filed by it, and all such returns are complete and accurate in all material respects. Each of the Company and its Subsidiaries has either timely paid, or timely caused to be paid in full, all Taxes due and payable, or, where payment is not yet due, has made adequate provision for all Taxes in the most recent financial statements in accordance with GAAP.

(B) No material deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy with respect to Taxes (other than Taxes that are not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and that have been adequately provided for in accordance with GAAP) have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid. All assessments for material Taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid in full. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending, or having the effect of extending, the period of assessment or collection of any material Taxes.

(C) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(D) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any United States Federal, state, local or foreign Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all material Taxes required to be so withheld and paid over under applicable Laws.

(E) Neither the Company nor any of its Subsidiaries (x) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or a Subsidiary) filing a consolidated federal income Tax Return or (y) has any liability for Taxes of any person (other than a group the common parent of which is the Company or a Subsidiary) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(F) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement. No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(G) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its

Subsidiaries has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(ii) The term “Tax” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, customs, duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, escheat and other similar taxes, withholdings, duties, levies, imposts, license and registration fees and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies, custom duties or other assessments, and interest thereon) imposed by or on behalf of any Governmental Entity. The term “Tax Return” means any return, statement, report, form, filing, customs entry, customs reconciliation and any other entry or reconciliation, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Entity or with respect to Taxes of the Company or its Subsidiaries.

(o) Title to Properties.  (i) Except as, individually or in the aggregate, would not have a Material Adverse Effect, each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all of its real property and personal property except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business. All such real property and personal property are free and clear of all Liens, except for (A) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or any of its Subsidiaries, (B) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that are being contested in good faith through appropriate proceedings that have been adequately provided for if required in accordance with GAAP, (C) easements, covenants, rights-of-way and other encumbrances or restrictions and other imperfections in title that, individually or in the aggregate, would not reasonably be expected to impair the continued use and operation of the assets to which they relate as currently conducted, (D) zoning, building and other similar codes and regulations, (E) Liens that have been placed by any developer, landlord or other third party on any real property in which the Company or any of its Subsidiaries has a leasehold interest and subordination or similar agreements relating thereto, (F) any conditions that may be shown by a current, accurate survey or physical inspection of any real property and (G) Liens that, individually or in the aggregate, would not have a Material Adverse Effect (collectively, “Permitted Liens”).

(ii) Section 3.01(o)(ii)(A) of the Company Disclosure Letter contains a list of all material real property owned by the Company or any Subsidiary of the Company, and Section 3.01(o)(ii)(B) of the Company Disclosure Letter contains a list of all material real property leased or subleased by the Company or any Subsidiary of the Company. Each of the leases or subleases of the real property set forth in Section 3.01(o)(ii)(B) of the Company Disclosure Letter (each a “Real Property Lease”) is in full force and effect, except for such failures to be in full force and effect that, individually or in the aggregate, would not have a Material Adverse Effect. None of the Company or any Subsidiary of the Company has received written notice of default under any Real Property Lease by the Company or any of its Subsidiaries and, to the Knowledge of the Company, there is no default by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party, in each case except as, individually or in the aggregate, would not have a Material Adverse Effect.

(p) Intellectual Property.  Except as, individually or in the aggregate, would not have a Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use the patents, trademarks, trade names, service marks, copyrights and trade secrets (collectively, “Intellectual Property Rights”) used in the conduct of the Company’s and its Subsidiaries’ business as currently conducted. No written Actions are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual

Property Right, which Actions, individually or in the aggregate, would have a Material Adverse Effect. All patents, registrations and applications for Intellectual Property Rights owned by the Company or any of its Subsidiaries and used in the operation of their businesses as currently conducted is subsisting and unexpired, has not been abandoned or cancelled, and to the Knowledge of the Company, is valid and enforceable, and the Company and its Subsidiaries take all reasonable actions to protect their Intellectual Property Rights (including trade secrets and confidential information) used in the operation of their business as currently conducted, except, in each case as, would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company as of the date of this Agreement, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right owned by the Company or its Subsidiaries, in a manner which, individually or in the aggregate, would have a Material Adverse Effect.

(q) Insurance.  The Company and its Subsidiaries own or hold policies of insurance that provide coverage in the amounts and against the risks required to comply with applicable Law. With respect to each material insurance policy owned or held by the Company or any of its Subsidiaries, except as, individually or in the aggregate, would not have a Material Adverse Effect: (i) such policy is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company as of the date of this Agreement, each other party thereto, and, except for any policy that has expired in accordance with its terms, is in full force and effect, (ii) none of the Company or any Subsidiary of the Company has received written notice of default under any such policy by the Company or any of its Subsidiaries and, to the Knowledge of the Company as of the date of this Agreement, there is no default by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company as of the date of this Agreement, by any other party thereto, (iii) to the Knowledge of the Company as of the date of this Agreement, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (iv) to the Knowledge of the Company as of the date of this Agreement, no notice of cancellation or termination has been received other than in connection with ordinary renewals.

(r) Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to employees of the Company or any of its Subsidiaries, nor to the Knowledge of the Company as of the date of this Agreement, are there any formal activities or proceedings of any labor union to organize any such employees. Except as, individually or in the aggregate, would not have a Material Adverse Effect, as of the date of this Agreement, there are no unfair labor practice complaints pending or, to the Knowledge of the Company, overtly threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity or any strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, overtly threatened by or with respect to any employees of the Company or any of its Subsidiaries.

(s) Voting Requirements.  Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 3.02(g), the affirmative vote of a majority of the votes cast by all shareholders of Company Common Stock entitled to vote thereon at the Shareholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

(t) State Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 3.02(g), the approval by the Company Board of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Subchapters D (Section 2538), E and F of Chapter 25 of the PBCL to the extent, if any, such Subchapters would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

(u) No Dissenters Rights.  The Merger will not entitle any holder of Company Common Stock to any “dissenters rights” pursuant to Section 1930 of the PBCL.

(v) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided to Parent prior to the date hereof a true and complete copy of its engagement letter with Lazard Frères & Co. LLC and there are no amounts payable to Lazard Frères & Co. LLC in connection with Merger and the other transactions contemplated by this Agreement other than as set forth in such engagement letter.

(w) Opinion of Financial Advisor.  Lazard Frères & Co. LLC has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock, a complete copy of which has been provided to Parent, and, as of the date of this Agreement, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.

(x) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.01, each of Parent and Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Subsidiary has relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Sub in connection with the transactions contemplated by this Agreement.

Section 3.02.  Representations and Warranties of Parent and Sub.  Parent and Sub jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power.  Each of Parent and Sub is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(b) Authority; Noncontravention.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and no other corporate proceedings (including any shareholder action) on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement, including the Financing, and compliance with the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the certificate of incorporation or by-laws of Parent or the articles of incorporation or by-laws of Sub or (ii) subject to the filings and other matters referred to in the following sentence, (A) any Contract or Permit to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (B) any Law or Judgment, in each case applicable to Parent or Sub or their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Parent Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement except for (i) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (ii) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Sub is organized or qualified to do business and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Information Supplied.  None of the information supplied or to be supplied by, or on behalf of, Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, shareholders of the Company or the Company for inclusion or incorporation by reference in the Proxy Statement.

(d) Financial Capability.  Parent has cash available or capital commitments in place which together are sufficient to deliver the Merger Consideration on the terms and conditions contained in this Agreement pursuant to the commitment letter of Bank of America, N.A., Banc of America Securities LLC, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. addressed to Parent and dated as of the date hereof (the “Commitment Letter”). A true and correct copy of the Commitment Letter has been provided to the Company. As of the date of this Agreement, the Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. The Commitment Letter, in the forms so delivered, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. As of the date of this Agreement, there are no other agreements, side letters or arrangements relating to the Commitment Letter that could affect the availability of the financing provided for therein. Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date of this Agreement. The Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the financing described therein available to Parent on the terms therein.

(e) Capitalization of Sub; Operations.  The authorized share capital of Sub consists of 100 shares of common stock, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Sub is, and immediately prior to the Effective Time will be, owned by Parent. Sub has not conducted any business prior to the date of this Agreement and Sub has no, and prior to the Effective Time will not have, assets, liabilities or obligations of any nature other than those incident to their formation and pursuant to or in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person, other than Banc of America Securities LLC, the fees and expenses of which will be paid by the Parent or Sub, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Sub.

(g) PBCL Section 2538.  Other than by reason of this Agreement or the transactions contemplated hereby, neither Parent nor Sub is an “interested shareholder” (as defined in Section 2538 of the PBCL) of the Company.

(h) Ownership of Company Common Stock.  Neither Parent nor Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is, or will prior to the Closing Date become, a party to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

(i) Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(j) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.02, the Company acknowledges that none of Parent, Sub or any other Person on behalf of Parent or Sub makes, and the Company is not relying upon, any other express or implied representation or warranty with respect to Parent or Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Covenants Relating to Conduct of Business

Section 4.01.  Conduct of Business.

(a) Except as set forth in Section 4.01 of the Company Disclosure Letter, contemplated or permitted by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with the past practice and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organization, to keep available the services of its current officers and employees and to preserve its relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having business dealings with it.

(b) Except as set forth in Section 4.01 of the Company Disclosure Letter, contemplated or permitted by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock or property) with respect to, any of its capital stock, other than regular quarterly cash dividends on Company Common Stock consistent with past practice and not to exceed $0.21 per share of Company Common Stock and dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire (1) any shares of its capital stock or other voting securities or (2) any options, warrants, calls or rights to acquire, or any securities convertible into or exchangeable for, any such shares or voting securities (except upon the exercise of options, warrants, calls or rights disclosed in the Company Disclosure Letter to the extent net exercises are provided for in the plans or agreements governing such options, warrants, calls or rights);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other voting securities or any options, warrants, calls or rights to acquire any such shares, other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock units, deferred stock units or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options);

(iii) amend the Company Articles or the Company By-laws or other comparable charter or organizational documents of any of its Subsidiaries;

(iv) merge or consolidate with, or purchase an equity interest in all or substantially all of the assets of, any Person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $5,000,000;

(v) sell, lease or otherwise dispose of any of its real or personal properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than sales of inventory and other assets in the ordinary course of business consistent with past practice;

(vi) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities (collectively, “Indebtedness”) of the Company or any of its Subsidiaries or guarantee Indebtedness of another Person, other than (1) Indebtedness incurred or otherwise assumed or entered into in the ordinary course of business under the Company’s or its Subsidiaries’ existing revolving credit facilities, trade letters of credit or other existing arrangements, (2) Indebtedness incurred to finance capital expenditures permitted by clause (vii) below and mergers, consolidations or purchases permitted by clause (iv) above and (3) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into pursuant to this clause (vi) or (B) make any loans or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(vii) make any capital expenditures, other than (A) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (B) otherwise in an aggregate amount for all such capital expenditures not to exceed $12,000,000;

(viii) enter into any Contract that is or would be a Material Contract, or modify, amend, elect not to renew or terminate or waive, release or assign any material rights under any Material Contract to which the Company or any of its Subsidiaries is a party which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) have a Material Adverse Effect or (B) impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted;

(ix) (A) grant any material increase in compensation to any executive officer or director of the Company or any of its Subsidiaries, except (1) for increases in the ordinary course of business, (2) as required under the terms of a Company Benefit Agreement or Company Benefit Plan as in effect on the date of this Agreement or (3) for employment arrangements for, or grants of compensatory awards to, promoted or newly hired employees, (B) grant to any director or executive officer of the Company or its Subsidiaries the right to receive any severance or termination pay not provided for under any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement, (C) enter into or materially amend any Company Benefit Agreement with any executive officer or director of the Company or any of its Subsidiaries or (D) adopt or amend in any material respect any Company Benefit Plan, except as required to comply with the terms of any Company Benefit Plan;

(x) make any material change in accounting methods, principles or practices that would materially affect the consolidated assets, liabilities or results of operations of the Company, except insofar (A) as may have been required by a change in GAAP, (B) as may be required by a change in Law or (C) as required by a Governmental Entity or quasi-governmental entity (including the Financial Accounting Standards Board or any similar organization);

(xi) change any material method of Tax accounting, make or change any material Tax election, file any amended material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xii) except as required by Law or any judgment by a court of competent jurisdiction, pay, discharge, settle or satisfy any material Actions, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business and (B) which do not seek injunctive or other equitable relief that would restrict the conduct of the Company or any of its Subsidiaries in any material respect; provided, that if, after a request from the Company, Parent prohibits the Company from making any such payment, discharge, settlement or satisfaction proposed by the Company, or directs the Company to take an action with respect to any such Actions, liabilities or obligations, then any adverse development with respect to such subject Action, liabilities or obligation shall not be considered in determining the satisfaction of the conditions set forth in Article VI of this Agreement.

(xiii) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and/or its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice or otherwise not in excess of $5,000,000; or

(xiv) authorize any of, or commit or agree in writing to take any of, the foregoing actions.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 4.02.  No Solicitation.  (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors or officers or employees, and shall not authorize any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to and shall use its reasonable best efforts to cause such Representatives not to, (i) solicit, initiate or knowingly encourage or take any other action designed to knowingly facilitate the submission of any Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any Person (other than Parent or its Representatives or the Company’s Representatives) any confidential information with respect to, or otherwise actively cooperate in any way with, any Takeover Proposal or (iii) waive, terminate or modify any provision of any contractual “standstill” or similar obligation of any person other than Parent. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Shareholder Approval, the Company may, in response to a bona fide written Takeover Proposal that the Company Board determines (after consultation with its outside legal counsel and financial advisor) is or is reasonably likely to lead to a Superior Proposal and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), and subject to compliance with Section 4.02(c), (i) furnish confidential information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which shall permit the Company to comply with the terms of Section 4.02(c)) not less restrictive to such Person than the provisions of the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person and (ii) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any third party relating to any direct or indirect acquisition by such third party (or in the case of a direct merger between such third party and the Company, the equity holders of such third party), including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) assets that constitute or represent 15% or more of the total revenue or assets of the Company and its Subsidiaries, taken as a whole or (ii) 15% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets referred to in clause (i) above, in each case other than the transactions contemplated by this Agreement.

(b) The Company Board shall not (i) (A) withdraw, modify or qualify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation by the Company Board of this Agreement or the Merger or resolve or agree to take any such action or (B) adopt or recommend, or propose publicly to adopt or recommend, any Takeover Proposal (any such action, resolution or agreement being referred to herein as an “Adverse Recommendation Change”), unless the Company Board determines (after consultation with its outside legal counsel and financial advisor) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) recommend, adopt, approve or enter into any Takeover Proposal, or propose publicly to recommend, adopt, approve or enter into any Takeover Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to any Takeover Proposal (other than a confidentiality agreement). Notwithstanding this Section 4.02(b) or anything else in this Agreement to the contrary, at any time prior to obtaining the Shareholder Approval, the Company Board may, in response to a Superior Proposal, cause the Company to enter into a definitive agreement with respect to a Superior Proposal and terminate this Agreement pursuant to Section 7.01(f); provided, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.01(f) or make an Adverse Recommendation Change with respect to a Takeover Proposal until after (i) the period of five calendar days following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal, identifying the Person making such Superior Proposal, stating that the Company Board intends to take such action and specifying the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any material amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice of a Superior Proposal and a new five calendar day period), (ii) during such five calendar day period, if requested by Parent, the Company has engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (iii) a determination by the Company Board that the Takeover Proposal described in such written notice constitutes a Superior Proposal after taking into account any changes to this Agreement proposed and irrevocably committed to by Parent during such five calendar day period, as a result of the negotiations required by clause (ii) or otherwise.

The term “Superior Proposal” means any bona fide written offer made by a third party which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) to be more favorable to the shareholders of the Company than the Merger (taking into account all of the terms and conditions of such proposal and this Agreement, including all financial, legal and regulatory terms and conditions and the likelihood and timing of consummation thereof (including any changes to the financial terms of this Agreement proposed and irrevocably committed to by Parent in response to such offer or otherwise)).

(c) In addition to the obligations of the Company set forth in Sections 4.02(a) and 4.02(b), the Company shall as promptly as reasonably practicable advise Parent orally and in writing of the receipt of any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal and the identity of the Person making any such Takeover Proposal. The Company shall keep Parent reasonably informed of the material details of any such Takeover Proposal (including any material changes thereto) and provide Parent with any documents describing or evidencing any such Takeover Proposal as promptly as reasonably practicable.

(d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in the good faith judgment of the Company Board (after consultation with its outside legal counsel and financial advisor), failure to so disclose would reasonably be expected to violate its obligations under applicable Law or is otherwise required under applicable Law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act), which would otherwise constitute an Adverse Recommendation Change, shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms the recommendation by the Company Board of this Agreement and the Merger at least two business days prior to the Shareholders’ Meeting (after giving effect to any postponement or adjournment thereof) if Parent has delivered to the Company a written request to so reaffirm at least 48 hours (or if 48 hours is impracticable, as far in advance as is practicable) prior to the time such reaffirmation is to be made.

ARTICLE V

Additional Agreements

Section 5.01.  Preparation of the Proxy Statement; Shareholders’ Meeting.  (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments referred to below. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable following the date of this Agreement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response.

(b) The Company shall, as promptly as reasonably practicable following the date of this Agreement and the date on which the Proxy Statement is cleared by the SEC for mailing in definitive form to shareholders of the Company, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) for the purpose of obtaining the Shareholder Approval. Subject to the ability of the Company Board to make an Adverse Recommendation Change pursuant to Section 4.02(b), the Company shall, through the Company Board, recommend to its shareholders the approval of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or an Adverse Recommendation Change.

Section 5.02.  Access to Information; Confidentiality.  The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books, personnel and records, and during such period, the Company shall furnish as promptly as reasonably practicable to Parent all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (which shall not include any environmental testing or sampling). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Law or any Contract to which the Company or any of its Subsidiaries is a party. Except for disclosures expressly permitted by the terms of the confidentiality letter agreement, dated as of May 18, 2007, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its partners, members, directors, officers, employees, agents, advisors (including financial and legal advisors, consultants and accountants), controlling Persons, financing sources and other Representatives to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

Section 5.03.  Reasonable Best Efforts.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as reasonably practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent, Sub and the Company shall as promptly as reasonably practicable duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement.

(b) Each of Parent and the Company shall (i) respond as promptly as reasonably practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from either Governmental Entity, (ii) not extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Parent and the Company shall, from the date of this Agreement until the Outside Date, use their respective reasonable best efforts to avoid the entry of, or to have lifted, vacated or terminated, any injunction or Judgment that would restrain, prevent or delay the Closing.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.03(a) and (b), if any objections are asserted or if any suit is instituted (or threatened to be instituted) by the FTC, the Antitrust Division or any other applicable Governmental Entity or any private party with respect to any of the transactions contemplated hereby that would prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby, each of Parent, Sub and the Company shall use its reasonable best efforts, and cause their Affiliates to use their reasonable best efforts, to resolve any such objections or suits so as to permit consummation of the transactions contemplated hereby, including by selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits, agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits; provided that any such action with respect to the Company or its Subsidiaries shall be conditioned upon the consummation of the Merger.

(d) Each of the Company, Parent and Sub agrees that, between the date of this Agreement and the Closing Date, except as permitted by Section 4.02, they shall not, and shall cause their Affiliates not to, directly or indirectly, take any action that, individually or in the aggregate, would, or would reasonably be expected to, prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 5.04.  Employee Matters.  (a) Parent covenants and agrees that, from and after the Effective Time, Parent shall or shall cause the Surviving Corporation to, honor in accordance with its terms, each Company Benefit Agreement and Company Benefit Plan and all obligations thereunder, subject to any and all retained and reserved rights to amend or terminate any such Company Benefit Plan or Company Benefit Agreement under the terms thereof, including any obligations arising as a result of the consummation of the transactions contemplated hereby, and Parent acknowledges that the consummation of the Merger constitutes a change in control or change of control, as the case may be, for all purposes under the Company Benefit Plans and Company Benefit Agreements.

(b) Subject and in addition to any applicable collective bargaining agreements, for a period of not less than one year following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide (i) base salary to each Person who is an active employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) that is no less favorable than that in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the Effective Time, and (iii) employee benefit plans and arrangements (including bonus opportunities) to each Continuing Employee that are no less favorable in the aggregate than those provided to each Continuing Employee immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are no less favorable in the aggregate. The provisions of this Section 5.04 are solely for the benefit of the parties to the Agreement, and no employee or former employee of the Company or any of its Subsidiaries or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement as a result of this Section 5.04. Nothing herein shall require Parent or the Surviving Corporation to continue to sponsor any particular benefit plan or arrangement or to continue to provide for accrual of defined benefit pension benefits.

(c) From and after the Effective Time, Parent shall give or cause to be given to each Continuing Employee full credit for purposes of eligibility to participate, early retirement eligibility and early retirement subsidies, vesting and level of benefits but not benefit accrual other than for vacation and severance under any employee benefit plans and arrangements provided, maintained or contributed to by Parent, the Surviving Corporation or any of their respective Subsidiaries, for such Continuing Employee’s most recent continuous period of service with the Company or any of its Subsidiaries, to the same extent recognized by the Company or any of its Subsidiaries immediately prior to the Effective Time, except to the extent such credit would result in duplication of benefits for the same period of service.

(d) With respect to any employee welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents and beneficiaries under such plan to the extent waived under the applicable corresponding Company Benefit Plan immediately prior to the Effective Time and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit under such plan for any co-payments and deductibles paid under corresponding Company Benefit Plans prior to the Effective Time in the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums).

(e) Prior to the Effective Time, the Company shall be entitled to amend, modify or terminate any Company Benefit Agreement or Company Benefit Plan or to adopt or enter into replacement Company Benefit Agreements or Company Benefit Plans and to establish trusts to fund the Company’s obligations under any Company Benefit Agreement or Company Benefit Plan, in each case, as the Company determines necessary or desirable to comply with Section 409A of the Code or any regulation or other authority promulgated thereunder, provided that such actions shall not materially increase the Company’s liabilities or obligations under the Company Benefit Agreements and Company Benefit Plans.

Section 5.05.  Indemnification, Exculpation and Insurance.  (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company as provided in the Company Articles, the Company By-laws or any indemnification agreement between such directors, officers or employees and the Company (in each case, as in effect on the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) The articles of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were directors, officers or employees prior to the Effective Time than are presently set forth in the Company Articles and the Company By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) From and after the Effective Time, in the event of any pending, threatened or actual claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors, Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual claim, action, suit, proceeding or investigation for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. Parent’s and the Surviving Corporation’s obligations under this Section 5.05(c) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation asserted or made prior to the Effective Time or within such period shall continue until the final disposition of such claim, action, suit, proceeding or investigation.

(d) For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and correct copy of which has been heretofore delivered to Parent), on terms, including with respect to coverage and amount, no less favorable to such directors and officers in any material respect than those of such policy in effect on the date of this Agreement; provided, however, that Parent may substitute therefor policies of Parent containing terms, including with respect to coverage and amount, no less favorable to such directors and officers; provided further however, that in no event shall the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided further however, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person, then, and in each such case, Parent or the Surviving Corporation, as applicable, shall cause proper provision to be made so that such successors and assigns shall expressly assume the obligations set forth in this Section 5.05.

(f) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have from the Company or any other Person by contract or otherwise.

Section 5.06.  Public Announcements.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules or regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 4.02.

Section 5.07.  Fees and Expenses.  (a) Except as provided below, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.01(f), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(e) if at the time of the relevant Adverse Recommendation Change a Takeover Proposal shall not have been made to the Company, made directly to the shareholders of the Company or become publicly known, or (iii) (A) after the date of this Agreement, a Takeover Proposal shall have been publicly made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known, (B) thereafter, this Agreement is terminated by (I) either Parent or the Company pursuant to Section 7.01(b)(iii) or (II) by the Company pursuant to Section 7.01(b)(i) and (C) within twelve months after such termination, the Company enters into a definitive agreement to consummate (which transaction is consummated within 15 months after such termination) any Takeover Proposal (regardless of whether such Takeover Proposal is made before or after termination of this Agreement), then the Company shall pay Parent a fee equal to $69 million (the “Company Termination Fee”), less the amount of any Parent Expenses previously paid to Parent (if any), by wire transfer of same-day funds (1) in the case of a payment required by clause (i) above, on the date of termination of this Agreement, (2) in the case of a payment required by clause (ii) above, within three business days of the date of termination of this Agreement and (3) in the case of a payment required by clause (iii) above, on the date of consummation of the transaction referred to in clause (iii)(C). For purposes of clauses (ii) and (iii) of the immediately preceding sentence only, the term “Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(a) except that all references to “15%” therein shall be deemed to be references to “50%”.

(c) In the event of a termination of this Agreement by either party pursuant to Section 7.01(b)(iii), the Company shall promptly, but in no event later than three business days after such termination and receipt of an invoice from Parent, pay Parent all of the reasonable and documented out-of-pocket expenses incurred by Parent or Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5 million (“Parent Expenses”), by wire transfer of same day funds.

(d) The fees and expenses related to any filing made pursuant to the HSR Act or any competition, merger control, antitrust or similar Law shall be paid by Parent.

Section 5.08.  Resignation of Directors.  At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and, as specifically requested by Parent reasonably in advance of Closing, the directors of any Subsidiary of the Company, in each case, effective at the Effective Time.

ARTICLE VI

Conditions Precedent

Section 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval.  The Shareholder Approval shall have been obtained.

(b) HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any Federal or state court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger.

Section 6.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company contained Sections 3.01(c) (to the extent such representations and warranties relate to the equity capitalization of the Company), 3.01(s), 3.01(u) and 3.01(v) of this Agreement that are qualified as to materiality or by reference to Material Adverse Effect shall be true and correct, and such representations and warranties of the Company that are not so qualified shall be true and correct in all materials respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates without giving effect to any qualification and limitations as to “materiality” or “Material Adverse Effect” set forth therein, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have in all material respects performed all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date except, with respect to the covenants and agreements contained in Sections 4.01(a), 4.02, 5.01, 5.02, 5.03, 5.04, 5.05, 5.06 and 5.07, where the failure of the Company to have performed would not have a Material Adverse Effect.

(c) Closing Certificate.  Parent shall have received a certificate of an executive officer of the Company certifying that the conditions set forth in Sections 6.02(a) and (b) have been satisfied.

(d) Material Adverse Effect.  Since the date of this Agreement, except as set forth in the Company Disclosure Letter, there shall have been no change, effect, event or occurrence or state of facts that, individually or in the aggregate, has had or would have a Material Adverse Effect.

Section 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates without giving effect to any qualification and limitations as to “materiality” or “Parent Material Adverse Effect” set forth therein, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Sub.  Each of Parent and Sub shall have in all material respects performed all material obligations required to be performed by it under this Agreement on or prior to the Closing Date, except, with respect to the covenants and agreements contained in Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.06 and 5.07, where the failure of the Parent or Sub to have performed would not have a Material Adverse Effect.

(c) Closing Certificate.  The Company shall have received a certificate of an executive officer of Parent certifying that the conditions set forth in Sections 6.03(a) and (b) have been satisfied.

Section 6.04.  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before January 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party (or in the case of Parent, Sub) to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement as required by and subject to Section 5.03, has been the cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint as required by Section 5.03; or

(iii) if, upon a vote taken thereon at the Shareholders’ Meeting or any postponement or adjournment thereof, the Shareholder Approval shall not have been obtained;

(c) by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured by the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(d) by the Company, if Parent or Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured by the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(e) by Parent, in the event that an Adverse Recommendation Change shall have occurred; or

(f) by the Company, in accordance with the terms and subject to the conditions of Section 4.02(b).

Section 7.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 5.02, Section 5.07, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that nothing herein shall relieve the Company, Parent or Sub from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Shareholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that is prohibited by applicable Law, including Section 1922 of the PBCL. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

General Provisions

Section 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile (with confirmation) at the facsimile telephone number specified in this Section 8.02 prior to 5:00 p.m. (New York time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile (with confirmation) at the facsimile telephone number specified in this Section 8.02 later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service (providing proof of delivery) or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communication shall be as follows:

if to Parent, Sub or the Surviving Corporation, to:

Teleflex Incorporated
155 South Limerick Road
Limerick, PA 19468

Facsimile: (610) 948-2858
Attention: Laurence G. Miller

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Facsimile: (212) 455-2502
Attention: Mario A. Ponce, Esq.

if to the Company, to:

Arrow International, Inc.
2400 Bernville Road
Reading, PA 19605

Facsimile: (610) 478-3177
Attention: Frederick J. Hirt

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104

Facsimile: (215) 994-2222 Attention:	Barton J. Winokur, Esq. Henry N. Nassau, Esq.

Section 8.03.  Definitions.  For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “business day” means any day on which banks are not required or authorized to be closed in the City of New York;

(c) “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) “Knowledge” of any Person means, with respect to any matter in question, the actual knowledge of such Person’s executive officers;

(e) “Material Adverse Effect” means any change, effect, event or occurrence or state of facts that, when considered individually or in the aggregate, is or would reasonably be expected to (i) be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, other than any change, effect, event or occurrence or state of facts relating to (A) economic, financial market or geographical conditions in general and that do not materially, disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries participate, (B) changes in Law or applicable accounting regulations or principles after the date hereof, (C) the industry in which the Company and its Subsidiaries operate generally and that do not materially, disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in such industry, (D) any change, in and of itself, in the Company’s stock price or trading volume, or any failure, in and of itself, by the Company to meet revenue or earnings projections (it being understood that the facts giving rise or contributing to any such change or failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect) or (E) the announcement of this Agreement and the transactions expressly contemplated hereby and performance of and compliance with the terms of this Agreement;

(f) “Parent Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, when considered individually or in the aggregate, is or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Sub of the Merger or the other transactions contemplated by this Agreement;

(g) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(h) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person.

Section 8.04.  Interpretation.  When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article of, section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.05.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.06.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and (b) except for the provisions of Article II following the Effective Time, the recovery from Parent, prior to the Effective Time and solely through an action brought by the Company, of damages suffered by any Person in the event of a failure by Parent to effect the Merger as required by this Agreement, and Section 5.05, are not intended to confer upon any Person other than the parties any legal or equitable rights or remedies.

Section 8.07.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 8.08.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.09.  Specific Enforcement; Consent to Jurisdiction.  Notwithstanding anything in this Agreement to the contrary, the parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the Eastern District of the Commonwealth of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the Eastern District of the Commonwealth of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the Eastern District of the Commonwealth of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

Section 8.10.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TELEFLEX INCORPORATED

by

/s/ Jeffrey P. Black
Name: Jeffrey P. Black

Title:	Chairman and Chief Executive Officer

AM SUB INC.

by

/s/ John J. Sickler
Name: John J. Sickler

Title:	President

ARROW INTERNATIONAL, INC.

by

/s/ Philip B. Fleck
Name: Philip B. Fleck

Title:	President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ARROW INTERNATIONAL, INC.

(A Pennsylvania Business Corporation)

1. The name of the Corporation is: Arrow International, Inc. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law.

2. The location and post office address of its registered office in this Commonwealth is 2400 Bernville Road, Reading, PA 19605.

3. The purpose of the Corporation is to exercise any lawful purpose or power and to engage in any lawful act or activity for which a Corporation may be organized under the Pennsylvania Business Corporation Law.

4. The Corporation shall have authority to issue an aggregate of 1,000 shares, all of which shares are designated Common Stock, par value $0.01 per share. The board of directors shall have the full authority permitted by law to divide the authorized and unissued shares into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series.

(a) Dividends.  Holders of Common Stock shall be entitled to receive such dividends as may be declared by the board of directors, except that the Corporation will not declare, pay or set apart for payment any dividend on shares of Common Stock, or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if at the time of such action the terms of any other outstanding shares prohibit the Corporation from taking such action.

(b) Distribution of Assets.  In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall be entitled to receive pro rata all of the assets of the Corporation remaining available for distribution to its shareholders after all preferential distributions, if any, to which the holders of any other outstanding shares may be entitled by the terms of such shares have been paid or set aside in cash for payment.

(c) Voting Rights.  Except as otherwise required by law or by the terms of any other outstanding shares, the holders of Common Stock shall have the exclusive right to vote in the election of directors and for all other purposes, each such holder being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

5. The duration of the Corporation is to be perpetual.

6. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by ballot unless the Bylaws provide.

(b) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(c) The directors shall have the power to make, alter or repeal by the Bylaws of the Corporation.

(d) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the Statutes of Pennsylvania, of these Articles, and of any Bylaws from time to time adopted by the stockholders; provided, however, that no Bylaws so adopted shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

7. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for any transaction from which the director derived an improper personal benefit.

8. (a) Subject to clause (c) below, the Corporation shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise or entity, whether or not for profit, whether domestic or foreign, including service with respect to an employee benefit plan, its participants or beneficiaries, against all liability, loss and expense (including attorneys’ fees and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding, whether or not the indemnified liability arises or arose from any Proceeding by or in the right of the Corporation.

(b) Subject to clause (c) below, expenses incurred by a director or officer in defending (or acting as a witness in) a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, subject to the provisions of applicable law, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under applicable law.

(c) To determine whether any indemnification or advance of expenses under this Article 8 is permissible, the board of directors by a majority vote of a quorum consisting of directors who are not parties to such Proceeding may, and on request of any person seeking indemnification or advance of expenses shall, determine in each case whether the standards under applicable law have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any independent legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Corporation.

(d) The obligations of the Corporation to indemnify a director or officer under this Article 8, including, if applicable, the duty to advance expenses, shall be considered a contract between the Corporation and such director or officer, and no modification or repeal of any provision of this Article 8 shall affect, to the detriment of the director or officer, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

(e) The indemnification and advancement of expenses provided by this Article 8 shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, agreement, vote of shareholders or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, legal representatives and estate of any such person.

(f) The board of directors shall have the power to (a) authorize the Corporation to purchase and maintain, at the Corporation’s expense, insurance on behalf of the Corporation and on behalf of others to the extent that power to do so has not been prohibited by statute, (b) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (c) give other indemnification to the extent permitted by statute.

9. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ANNEX B

July 20, 2007
The Board of Directors
Arrow International, Inc.
2400 Bernville Road
Reading, PA 19605

Dear Members of the Board:

We understand that Teleflex Incorporated, a Delaware corporation (“Parent”), AM Sub Inc., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Sub”), and Arrow International, Inc., a Pennsylvania corporation (the “Company”) propose to enter into an Agreement and Plan of Merger to be dated as of the date hereof (the “Agreement”), pursuant to which, among other things, Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger and a wholly-owned subsidiary of Parent (the “Merger”). Pursuant to the Merger, each share of common stock, no par value, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than any shares of Company Common Stock (i) directly owned by Parent, Sub or any Subsidiary of the Company or (ii) held by the Company as treasury shares) shall be automatically converted into the right to receive $45.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are set out more fully in the Agreement. Capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the Agreement.

You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to the holders of Company Common Stock, of the Merger Consideration to be paid to such holders in the Merger. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of the latest draft of the Agreement;

(ii) Analyzed certain publicly available historical business and financial information relating to the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the management of the Company relating to its business;

(iv) Held discussions with members of the senior management, the board of directors and other representatives and advisors of the Company with respect to the business and prospects of the Company;

(v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company;

(vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company and in other industries generally;

(vii) Reviewed the historical stock prices and trading volumes of the Company Common Stock; and

(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

PARIS  LONDON  NEW YORK  AMSTERDAM  ATLANTA  BERLIN  BOMBAY  CHICAGO  FRANKFURT    HAMBURG  HONG KONG HOUSTON
LOS ANGELES  MADRID  MILAN  MONTREAL  NEW DELHI  ROME  SAN FRANCISCO  SEQUL  SINGAPORE  STOCKHOLM  SYDNEY  TOKYO  TORONTO

B-1

We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency or fair value of the Company, and have not been furnished with any such valuation or appraisal. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such financial forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In rendering our opinion, we have assumed that the final terms of the Agreement will not vary in any material respect from those set forth in the latest draft reviewed by us, and that the Merger will be consummated on the terms described in the latest draft of the Agreement, without any waiver or modification of any material terms or conditions of the Agreement by the Company. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Merger.

Lazard Freres & Co. LLC (“Lazard”) is acting as investment banker to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for its services, a portion of which we will receive upon rendering this opinion, and another portion of which is payable upon consummation of the Merger. Also, we may have from time to time in the past provided, and may currently or in the future provide, investment banking services to the Company, Parent or their respective affiliates, for which we have received or may receive customary fees. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of the Company and Parent for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our engagement and the opinion expressed herein are for the benefit of the Company’s Board of Directors in connection with its consideration of the Merger. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the underlying business decision by the Company to engage in the Merger, and is not intended to and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Merger or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Rajesh J, Alva

Rajesh J. Alva
Managing Director

B-2

ARROW INTERNATIONAL, INC. REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THIS ANNUAL MEETING OF SHAREHOLDERS ON SEPTEMBER 20, 2007 The undersigned hereby appoints Frederick J. Hirt, Carl W. Staples and Philip B. Fleck, and each or any of them, his/her Proxies, each with full power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated hereon, all shares of common stock of ARROW INTERNATIONAL, INC. (the “Company”) held of record by the undersigned on August 7, 2007 at the 2007 Annual Meeting of Shareholders to be held on September 20, 2007, at 2:00 p.m. EDT at the Philadelphia Marriott Downtown, 1201 Market Street, Philadelphia, PA, and any adjournments thereof, and hereby further authorizes each of them, in their discretion, to vote upon any other business that may properly come before the meeting. THIS PROXY WILL REVOKE ANY PREVIOUSLY EXECUTED PROXY WITH RESPECT TO ALL PROPOSALS. (Continued and to be signed on the reverse side) SEE REVERSE SIDE TO VOTE BY MAIL, PLEASE DETACH HERE

Please mark THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 5, AND “AGAINST” PROPOSAL 4. This proxy, when vote as indicated in X properly executed, will be voted in the manner directed by this shareholder. If no direction is given, this proxy will be voted “FOR” proposals this example 1, 2, 3 and 5, and “AGAINST” proposal 4. 1. Adoption of the Agreement and Plan of Merger, dated as FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN of July 20, 2007, among TeleFlex Incorporated, 3. Ratification of appointment of AM Sub Inc. and Arrow International, Inc. PricewaterhouseCoopers LLP as registered independent accounting firm. 2. Election of seven directors for terms expiring upon the earlier of the consummation of the merger or until their respective FOR FOR AGAINST ABSTAIN successors are duly elected and qualified: all nominees 4. A shareholder proposal to amend the listed to the left WITHHOLD AUTHORITY Company’s By-laws to provide an age Nominees: (1) John H. Broadbent, Jr. (2) John E. Gurski (except as marked to to vote for all nominees limit for directors of the Company. the contrary below) listed to the left. (3) T. Jerome Holleran (4) R. James Macaleer (5) Marlin Miller, Jr. (6) Raymond Neag (7) Anna M. Seal FOR AGAINST ABSTAIN 5. A proposal to adjourn or postpone the meeting, if necessary or appropriate, to To withhold authority to vote for any individual nominee, write permit further solicitation of proxies. that nominee’s name or number on the line below. Date: , 2007 Signature (Please sign exactly as your name appears to the left) Additional Signature (if held jointly) Title of Authority Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE ACT PROMPTLY. THIS PROXY WILL REVOKE ANY PREVIOUSLY EXECUTED PROXY WITH RESPECT TO ALL PROPOSALS. PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE TODAY. TO VOTE BY MAIL, PLEASE DETACH HERE